AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1998


                                                     REGISTRATION NO. 333-58223

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------



                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        DIAMOND BRANDS OPERATING CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3999                    411905675
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                              1800 CLOQUET AVENUE
                         CLOQUET, MINNESOTA 55720-2141
                                (218) 879-6700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              EMPIRE CANDLE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          KANSAS                     3999                    742812720
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                              1800 CLOQUET AVENUE
                         CLOQUET, MINNESOTA 55720-2141
                                (218) 879-6700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 FORSTER INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MAINE                      3089                    010473635
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                              1800 CLOQUET AVENUE
                         CLOQUET, MINNESOTA 55720-2141
                                (218) 879-6700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               THOMAS W. KNUESEL
             VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER
                        DIAMOND BRANDS OPERATING CORP.
                              1800 CLOQUET AVENUE
                         CLOQUET, MINNESOTA 55720-2141
                                (218) 879-6700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         COPIES OF CORRESPONDENCE TO:

                              PAUL J. SHIM, ESQ.
                      CLEARY, GOTTLIEB, STEEN & HAMILTON
                               ONE LIBERTY PLAZA
                           NEW YORK, NEW YORK 10006

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]


                                ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                         DIAMOND BRANDS OPERATING CORP.

                       REGISTRATION STATEMENT ON FORM S-4
  (CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K)


ITEM                                            LOCATION IN PROSPECTUS
----                                            ----------------------

 1. Forepart of the Registration Statement
   and Outside Front Cover Page of
   Prospectus...............................  Facing Page of the Registration
                                              Statement; Cross Reference
                                              Sheet; Outside Front Cover Page
                                              of Prospectus

 2. Inside Front and Outside Back Cover
   Pages of Prospectus......................  Available Information;
                                              Incorporation of Certain
                                              Documents by Reference; Outside
                                              Back Cover Page of Prospectus

 3. Risk Factors, Ratio of Earnings to
   Fixed Charges and Other Information......  Prospectus Summary; Risk
                                              Factors; Selected Historical and
                                              Pro Forma Consolidated Financial
                                              Data

 4. Terms of the Transaction................  Prospectus Summary; Risk
                                              Factors; The Exchange Offer;
                                              Description of the New Notes;
                                              Plan of Distribution; Certain
                                              United States Federal Income Tax
                                              Considerations

 5. Pro Forma Financial Information.........  Capitalization; Unaudited Pro
                                              Forma Consolidated Financial
                                              Data

 6. Material Contracts With the Company
   Being Acquired...........................  Not Applicable

 7. Additional Information Required for
   Reoffering by Persons and Parties Deemed
   to be Underwriters.......................  Not Applicable

 8. Interests of Named Experts and
   Counsel..................................  Not Applicable

 9. Disclosure of Commission Position on
   Indemnification for Securities Act
   Liabilities..............................  Not Applicable

10. Information with Respect to S-3
   Registrants..............................  Not Applicable

11. Incorporation of Certain Information by
   Reference................................  Not Applicable


12. Information with Respect to S-2 or S-3
   Registrants..............................  Not Applicable

13. Incorporation of Certain Information by
   Reference................................  Not Applicable

14. Information with Respect to Registrants
   Other Than S-3 or S-2 Registrants........  Outside Front Cover of
                                              Prospectus; Prospectus Summary;
                                              Selected Historical and Pro
                                              Forma Consolidated Financial
                                              Data; Management's Discussion
                                              and Analysis of Financial
                                              Condition and Results of
                                              Operations; Business;
                                              Consolidated Financial
                                              Statements

15. Information with Respect to S-3
   Companies................................  Not Applicable

16. Information with Respect to S-2 or S-3
   Companies................................  Not Applicable

17. Information with Respect to Companies
   Other Than S-3 or S-2 Companies..........  Not Applicable

18. Information if Proxies, Consents or
   Authorizations Are to be Solicited.......  Not Applicable

19. Information if Proxies, Consents or
   Authorizations Are Not to be Solicited
   or in an Exchange Offer..................  Prospectus Summary; Management;
                                              Capital Stock of Holdings and
                                              the Issuer; Certain
                                              Relationships and Related
                                              Transactions

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1998


PROSPECTUS

                         DIAMOND BRANDS OPERATING CORP.

     OFFER TO EXCHANGE SERIES B 10 1/8% SENIOR SUBORDINATED NOTES DUE 2008, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
FOR ANY AND ALL OUTSTANDING SERIES A 10 1/8% SENIOR SUBORDINATED NOTES DUE 2008

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                   , 1998, UNLESS EXTENDED.

  Diamond Brands Operating Corp., a Delaware corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and such offer being the "Exchange Offer"), to exchange Series B 10 1/8% Senior Subordinated Notes due 2008 of the Issuer (the "New Notes"), which are guaranteed by the Issuer's subsidiaries (the "Guarantors") and which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-4 together with all amendments and exhibits, the "Registration Statement") of which this Prospectus is a part, for an equal principal amount of outstanding Series A 10 1/8% Senior Subordinated Notes due 2008 of the Issuer (the "Old Notes"), which are jointly and severally guaranteed, fully and unconditionally, by the Guarantors and of which $100,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

  Any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires, which will be , 1998 (30 calendar days following the commencement of the Exchange Offer, which will occur on the date of effectiveness of the Registration Statement) unless the Exchange Offer is extended (such date, including as extended, the "Expiration Date"), will be accepted for exchange. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Issuer, and to the terms of the Registration Rights Agreement, dated as of April 21, 1998, by and among the Issuer, the Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated (the "Initial Purchasers") (the "Registration Rights Agreement"). Old Notes may only be tendered in integral multiples of $1,000. See "The Exchange Offer."

  The New Notes will be entitled to the benefits of the same Indenture (as defined herein under "Available Information") that governs the Old Notes and that will govern the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "The Exchange Offer" and "Description of the New Notes."

  The New Notes will be represented by permanent global notes in fully registered form and will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in the permanent global notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Issuer and the Guarantors believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer and the Guarantors that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer;
(iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as
                                                        (continued on next page)
                                  ----------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS.
                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                The date of this Prospectus is           , 1998

(continued from cover page)

it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Issuer and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

  Neither the Issuer nor the Guarantors will receive any proceeds from this offering. The Issuer has agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

  The Old Notes have been designated as eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. Neither the Issuer nor any of the Guarantors intends to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchasers have previously made a market in the Old Notes, and the Issuer and the Guarantors have been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market-making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected. See "Risk Factors--Risk Factors Relating to the Notes-- Absence of Public Market."

                              ---------------

                             AVAILABLE INFORMATION

  Neither the Issuer nor any of the Guarantors is currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Issuer will become subject to such requirements upon the effectiveness of the Registration Statement. Pursuant to the Indenture by and among the Issuer, the Guarantors and State Street Bank and Trust Company (as trustee), dated as of April 21, 1998 (the "Indenture"), the Issuer has agreed to file with the Commission and provide to the holders of the Old Notes annual reports and the information, documents and other reports which are required to be delivered pursuant to Sections 13 and 15(d) of the Exchange Act.

  This Prospectus constitutes a part of the Registration Statement filed by the Issuer and the Guarantors with the Commission, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), under the Securities Act, with respect to the New Notes offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Issuer and the securities offered hereby. Although statements concerning and summaries of certain documents are included herein, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission. Copies of such materials may also be obtained from the Web site that the Commission maintains at http://www.sec.gov.

                               ---------------

  The Guarantors are the subsidiaries guaranteeing the Issuer's obligations under the Notes and are each wholly-owned subsidiaries of the Issuer. The guarantee of each Guarantor is full and unconditional, and joint and several with guarantees of each other Guarantor. Separate financial statements of the Guarantors are not set forth in this Prospectus as the Issuer has determined that they would not be material to investors.

                               PROSPECTUS SUMMARY

  Prior to the Recapitalization (as defined herein under "--The Recapitalization"), Diamond Brands Incorporated ("Holdings") and its direct subsidiaries carried on the business described herein. In connection with the Recapitalization, Holdings organized the Issuer and immediately prior to the consummation of the Recapitalization, Holdings transferred substantially all of its assets and liabilities to the Issuer. Holdings' current operations are, and future operations are expected to be, limited to owning the stock of the Issuer. Unless the context otherwise requires, the "Company" or "Diamond Brands" refers to Holdings, the Issuer, and its direct and indirect subsidiaries. The financial statements and other financial data herein are, for the periods prior to the consummation of the Recapitalization, those of Holdings. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the audited and unaudited consolidated financial statements of the Company and the Unaudited Pro Forma Consolidated Financial Data (as defined herein under "Unaudited Pro Forma Consolidated Financial Data") of the Company included elsewhere in this Prospectus. Market data used throughout this Prospectus were obtained from Information Resources, Inc. ("IRI") as of March 1, 1998 (which data include only sales reported by grocery stores, drug stores and mass merchandisers), internal company surveys or industry publications. Although the Company believes that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified. Except as otherwise set forth herein, references to "pro forma" statement of operations data of the Company and the Issuer for the year ended December 31, 1997 are to such data that give effect to the Recapitalization, including the issuance of the Notes and the incurrence of indebtedness under the Bank Facilities (as defined herein under "--The Recapitalization"), and the Empire Acquisition (as defined herein under "--Corporate Information") as if they had occurred on January 1, 1997; references to "pro forma" statement of operations data of the Company and the Issuer for the six months ended June 30, 1998 are to such data that give effect to the Recapitalization as if it had occurred on January 1, 1997.

                                  THE COMPANY

OVERVIEW

  Diamond Brands is a leading manufacturer and marketer of a broad range of branded consumer products, including wooden matches and fire starters ("Wooden Lights"), plastic cutlery and straws ("Cutlery"), scented, citronella and holiday candles ("Candles"), and toothpicks, clothespins and wooden crafts ("Woodenware"). The Company's products are marketed primarily under the Diamond, Forster and Empire brand names, which have been in existence since 1881, 1887 and 1950, respectively. The Company believes it has the leading domestic retail market share in the wooden match, plastic cutlery, toothpick, clothespin and wooden craft product categories. In each of these product categories, which in the aggregate represented approximately 63% of 1997 pro forma gross sales, the Company believes it has achieved a domestic retail market share of more than double that of its nearest branded competitor. For the year ended December 31, 1997, the Company generated pro forma net sales of $120.7 million and pro forma EBITDA (as defined herein under "--Summary Historical and Pro Forma Consolidated Financial Data") of $31.6 million, which represented a pro forma EBITDA margin (as defined herein under "--Summary Historical and Pro Forma Consolidated Financial Data") of 26.2%. For the six months ended June 30, 1998, the Company generated net sales of $58.6 million and EBITDA of $11.9 million, which represented an EBITDA margin of 20.4%.

  The Company believes it has achieved its leading market shares and strong profitability by: (i) capitalizing on the Company's strong brand name recognition, high quality products and category management strategy to secure and maintain retail shelf space; (ii) expanding its product offerings through strategic acquisitions, including the Forster Acquisition (as defined herein under "--Corporate Information") in 1995 and the Empire Acquisition in 1997;
(iii) achieving significant cost savings through the integration of the Forster and Empire businesses, including headcount reductions and facilities consolidations; and (iv) focusing on reducing manufacturing and administrative costs.

  The Company's products are sold in substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. Diamond Brands also sells certain of its products to institutional and other customers such as food service and food processing companies and redistributors ("Institutional/Other"). The Company sells its products through a nationwide sales network consisting primarily of independent broker organizations and also sells products directly to selected mass merchandisers and warehouse clubs, including

Wal-Mart and Price Costco. In order to strengthen relationships with its customers, the Company employs a category management strategy, which includes a corporate rebate program that provides incentives to grocery retailers to buy multiple products from the Company.

  Diamond Brands produces its products at four automated manufacturing facilities located in Cloquet, Minnesota, East Wilton, Maine, Strong, Maine, and Kansas City, Kansas. The Company believes it is a low-cost manufacturer in most of its product categories. In the United States, Diamond Brands believes it is the sole manufacturer of wooden matches and the largest manufacturer of toothpicks and clothespins.

COMPETITIVE STRENGTHS

  The Company believes that its stable and diverse product portfolio, strong brand names, national distribution and cost-efficient manufacturing have resulted in strong financial performance and provide an attractive platform for growth. In particular, the Company believes it is distinguished by the following competitive strengths:

  . DIVERSE PRODUCT PORTFOLIO WITH ATTRACTIVE SALES MIX. The Company has a diverse product portfolio with its 1997 pro forma gross sales consisting of Wooden Lights (15.9%), Cutlery (26.9%), Candles (21.5%), Woodenware (23.0%) and Institutional/Other (12.7%). This product portfolio allows the Company to offer retailers a broad product offering without relying on any one product category for profitability. Diamond Brands' product mix includes stable and well-established categories (such as Wooden Lights and Woodenware), as well as higher-growth categories (such as Cutlery and Candles). In addition, the Company believes its product mix is attractive because its product categories tend to be less reliant on new product introductions than are other consumer product categories. Approximately 98% of the Company's 1997 pro forma gross sales consisted of products introduced prior to 1994. The Company also believes that its products are not significantly impacted by changes in overall economic conditions.

  . STRONG BRAND NAMES WITH LEADING MARKET SHARES. The Company's three primary brand names--Diamond, Forster and Empire--have been in existence since 1881, 1887 and 1950, respectively. The Company believes that strong brand name recognition and high quality products have contributed to its leading domestic retail market shares in the wooden match, plastic cutlery, toothpick, clothespin and wooden craft product categories. In each of these product categories, which in the aggregate represented approximately 63% of 1997 pro forma gross sales, the Company believes it has achieved a domestic retail market share of more than double that of its nearest branded competitor. The Company believes its strong brand names and leading market shares provide a competitive advantage in selling its products to retailers.

  . WELL-ESTABLISHED NATIONAL RETAIL DISTRIBUTION. Diamond Brands' products are sold in substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. The Company has established relationships with many of the largest retailers in the United States such as Wal-Mart, Price Costco, Target, Publix and Kroger. The Company sells its products through a nationwide sales network consisting primarily of independent broker organizations and also sells products directly to selected mass merchandisers and warehouse clubs. The Company employs a category management strategy which includes a corporate rebate program that provides incentives to grocery retailers to buy multiple products from the Company.

  . COST-EFFICIENT MANUFACTURING. The Company believes that its four automated manufacturing facilities position it as a low-cost manufacturer in most of its product categories. The Company continues to invest in automation equipment in order to reduce headcount and increase efficiency.

  . STRONG CASH FLOW WITH LIMITED MAINTENANCE CAPITAL EXPENDITURES. The
   Company's strong EBITDA and EBITDA margin, together with limited maintenance capital expenditure requirements, provide the Company with significant cash flow to reduce indebtedness and implement its business strategy. Over 90% of the Company's capital expenditures in the five years ended December 31, 1997 have related to productivity improvements and capacity expansions. The Company currently expects its capital expenditures for 1998 to be approximately $2.5 million, of which approximately $1.3 million had been expended in the six months ended
   June 30, 1998.

  . EXPERIENCED MANAGEMENT TEAM. The Company's existing senior management team possesses extensive industry and product knowledge and has an average tenure of seven years with the Company. In addition, in connection with the Recapitalization, Naresh K. Nakra became President, Chief Executive Officer ("CEO") and a director of Diamond Brands. Dr. Nakra has more than 25 years of experience in the branded consumer products and food industries, including five years as President and CEO of Gruma Corporation, whose subsidiaries include Mission Foods Corporation, a leading manufacturer and marketer of tortilla products, and Azteca Milling, a leading manufacturer and marketer of corn flour. Based on IRI data, Gruma Corporation achieved significant increases in sales and market share during Dr. Nakra's tenure. Dr. Nakra and the Company's existing senior management team have experience in identifying, consummating and integrating strategic acquisitions. See "New Chief Executive Officer."

BUSINESS STRATEGY

  The Company's business strategy, which is designed to enhance its strong market positions and increase sales and EBITDA, includes the following elements:

  . CONTINUE TO PRODUCE HIGH QUALITY PRODUCTS. The Company believes that product quality has been a key factor in its success and intends to continue manufacturing high quality products in a cost-efficient manner in each of its product categories. The Company believes that its products are of superior or equivalent quality compared to those of its competitors, and that its brand names and "Made in the USA" label distinguish the Company's products from those of its competitors.

  . EXPAND CATEGORY MANAGEMENT STRATEGY TO INCREASE RETAIL SHELF
   SPACE. Diamond Brands utilizes a category management strategy to maintain and increase shelf space for its products at retail outlets. A central element of this strategy is the Company's corporate rebate program, which provides incentives to grocery retailers to buy multiple products from the Company. The Company intends to expand its corporate rebate program to include additional grocery retailers. The category management strategy also includes consolidated invoicing and shipping across the Company's product lines, which allows retailers to lower buying costs and reduce their number of suppliers.


  . ENTER NEW DISTRIBUTION CHANNELS. The Company's products are sold primarily through grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. While the Company has been successful in these distribution channels, management believes there is potential to increase sales and EBITDA by: (i) penetrating additional retail outlets including gift stores and party supply stores; (ii) increasing sales efforts in the food service industry; and (iii) entering international markets. The Company has taken initial steps to explore potential international opportunities by establishing contacts with potential local distributors in Canada and the Caribbean. The Company expects to explore such potential opportunities further in the future. The Company intends to utilize its strong brand names, diverse product portfolio and cost-efficient manufacturing to facilitate its entry into new distribution channels.


  . CAPITALIZE ON STRONG BRAND NAMES AND NATIONAL DISTRIBUTION TO INTRODUCE
   NEW PRODUCTS. The Company intends to continue developing new products and product line extensions designed to capitalize on the Company's strong brand names and existing distribution and manufacturing capabilities. The Company intends to use its category management strategy and existing relationships with retailers to secure retail shelf space for these new products.

  . PURSUE ATTRACTIVE ACQUISITION OPPORTUNITIES. The Company has successfully completed and integrated three strategic acquisitions in the last seven years. In 1991, the Company purchased certain assets of Universal Match.
   In 1995, the Company strengthened its position in the Woodenware and Cutlery product categories through the Forster Acquisition and in February 1997, the Company added candles to its product portfolio through the Empire Acquisition. The Company believes there are additional opportunities to generate incremental sales and EBITDA through strategic acquisitions. Although the Company does not currently have any particular strategic acquisition opportunities identified, it intends to consider regularly and to pursue strategic acquisitions that: (i) add to or complement its product portfolio; (ii) leverage its existing distribution and manufacturing capabilities; or (iii) provide access to new distribution channels for its products.

                              THE RECAPITALIZATION


  Holdings, its then existing stockholders (the "Stockholders"), Seaver Kent-TPG Partners, L.P., an investment partnership jointly formed by Seaver Kent & Company, LLC ("Seaver Kent") and Texas Pacific Group ("TPG"), and Seaver Kent I Parallel, L.P. (collectively, the "Sponsors") entered into a Recapitalization Agreement dated as of March 3, 1998 (the "Recapitalization Agreement"), which provided for the recapitalization of Holdings (the "Recapitalization"). Pursuant to the Recapitalization Agreement, the Sponsors and other investors purchased from Holdings, for an aggregate purchase price of $47.0 million, shares of pay-in-kind preferred stock of Holdings ("Holdings Preferred Stock"), together with warrants (the "Warrants") to purchase shares of common stock of Holdings ("Holdings Common Stock"). The Warrants provide the holders with the right to subscribe and purchase from Holdings Holdings Common Stock at the purchase price at $0.01 per share at any time prior to their expiration date in April 2008. The values assigned to the Warrants and Holdings Preferred Stock were $12.3 million and $34.7 million, respectively, based upon the sale prices of comparable preferred stock instruments in the marketplace.Dividends in respect of Holdings Preferred Stock accumulate at 12% per annum (representing a 15% per annum effective yield) to its mandatory redemption value of $47.0 million on the mandatory redemption date on October 15, 2009. Holdings has the option, at any time, to redeem Holdings, Preferred Stock at a price equal to the Liquidation Preference (as defined herein under "Capital Stock of Holdings and the Issuer") plus all accumulated and unpaid dividends. The shares of Holdings Common Stock issuable upon the full exercise of the Warrants would represent 77.5% of the outstanding shares of Holdings Common Stock after giving effect to such issuance. In addition, Holdings purchased (the "Equity Repurchase") for $211.4 million, subject to certain working capital adjustments, from the Stockholders, all outstanding shares of Holdings' capital stock other than shares (the "Retained Shares") of Holdings Common Stock having an implied value (based solely on the $13.98 per share price to be paid in the Equity Repurchase) of $15.0 million (the "Implied Value"), which continue to be held by certain of the Stockholders. The Equity Repurchase price of $13.98 per share was determined based upon a competitive process with potential investors managed by Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the Company. The Retained Shares would represent 22.5% of the outstanding shares of Holdings Common Stock after giving effect to the full exercise of the Warrants. Holdings, the Sponsors and the holders of the Retained Shares also entered into a Stockholders Agreement pursuant to which, among other things, the Sponsors have the ability to direct the voting of outstanding shares of Holdings Common Stock in proportion to their ownership of such shares as if the Warrants were exercised in full. Accordingly, the Sponsors have voting control of Holdings.


  In connection with the Recapitalization, Holdings organized the Issuer and, immediately prior to the consummation of the Recapitalization, Holdings transferred substantially all of its assets and liabilities to the Issuer. Holdings' current operations are, and future operations are expected to be, limited to owning the stock of the Issuer. The Issuer repaid substantially all of the Company's funded debt obligations existing immediately before the consummation of the Recapitalization (the "Debt Retirement")in the amount of $51.8 million.

  Funding requirements for the Recapitalization (which was consummated on April 21, 1998) were $296.5 million (including the Implied Value of the Retained Shares) and were satisfied through the Retained Shares and the following: (i) the purchase by the Sponsors and other investors of Holdings Preferred Stock and the Warrants for $47.0 million ($45.8 million in cash and $1.2 million in officer notes receivables); (ii) $100.0 million of gross proceeds from the offering of the Old Notes (the "Offering"); (iii) $80.0 million of borrowings under senior secured term loan facilities (the "Term Loan Facilities") provided by a syndicate of lenders (collectively, the "Banks") led by DLJ Capital Funding, Inc. ("DLJ Capital Funding"), as Syndication Agent, Wells Fargo Bank, N.A. ("Wells Fargo"), as Administrative Agent, and Morgan Stanley Senior Funding, Inc. ("Morgan Stanley Senior Funding"), as Documentation Agent; (iv) $10.6 million of borrowings under a senior secured revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Bank Facilities") having availability of up to $25.0 million to be provided by the Banks, DLJ Capital Funding, Wells Fargo and Morgan Stanley Senior Funding; and (v) $45.1 million of gross proceeds from the sale by Holdings of 12 7/8% senior discount debentures due 2009 (the "Holdings Senior Discount Debentures") in a separate offering.

  The Equity Repurchase, the Debt Retirement, the issuance and sale by Holdings of Holdings Preferred Stock, the Warrants and the Holdings Senior Discount Debentures and the Offering and the borrowing by the Issuer of funds under the Bank Facilities (which proceeds were distributed to Holdings) were effected in connection with the Recapitalization. The Recapitalization was accounted for as a recapitalization transaction for accounting purposes.

  The following table sets forth the sources and uses of funds in connection with the Recapitalization:

                                                                  (IN THOUSANDS)
     SOURCES:
     Bank Facilities (1)........................................     $ 90,582
     Notes offered in the Offering..............................      100,000
     Holdings Senior Discount Debentures........................       45,105
     Holdings Preferred Stock (2)...............................       45,783
     Implied Value of the Retained Shares (3)...................       15,000
                                                                     --------
       Total sources of funds...................................     $296,470
                                                                     ========
     USES:
     Equity Repurchase..........................................     $211,421
     Debt Retirement............................................       51,834
     Implied Value of the Retained Shares (3)...................       15,000
     Transaction fees and expenses (4)..........................       18,215
                                                                     --------
       Total uses of funds......................................     $296,470
                                                                     ========

--------
(1) Represents (i) $10.6 million drawn under the $25.0 million Revolving Credit Facility, (ii) $30.0 million under the Term A Loan Facility (as defined herein) and (iii) $50.0 million under the Term B Loan Facility (as defined herein). See "Description of the Bank Facilities."
(2) Represents cash proceeds associated with the Holdings Preferred Stock and excluding the $1.2 million officer notes receivable.

(3) Based solely on the purchase price per share to be paid for shares of Holdings Common Stock in the Equity Repurchase, multiplied by the number of the Retained Shares. The Implied Value of the Retained Shares does not represent a purchase, sale or other change in such equity investment for accounting or tax purposes or any funds or proceeds paid to or used by the Company in the Recapitalization, and does not necessarily represent a market valuation for the Retained Shares. Due to significant changes in the capital structure of Holdings as a result of the Recapitalization, the Implied Value of the Retained Shares should not be used in comparison to the value assigned to the Warrants issued in connection with Holdings Preferred Stock.

(4) Includes deferred financing costs of $9.8 million, legal and advisory fees of $4.7 million, management bonus payments of $1.6 million, bridge financing fees of $1.0 million, compensation expense related to repurchase of common stock upon exercise of stock options of $0.6 million, and other recapitalization expenses of $0.5 million. All costs except for the deferred financing cost of $9.8 million and $1.3 million in legal and advisory fees have been expensed by the Company in the period which includes the date of the Recapitalization.

                         NEW CHIEF EXECUTIVE OFFICER

  In connection with the Recapitalization, Naresh K. Nakra became President, CEO and a director of Diamond Brands. Dr. Nakra, 52, has more than 25 years of experience in the branded consumer products and food industries. From 1993 to 1998, Dr. Nakra served as President and CEO of Gruma Corporation, a U.S. subsidiary of Gruma, S.A., a Mexico-based multinational company. Gruma Corporation's subsidiaries include Mission Foods Corporation, a leading manufacturer and marketer of tortilla products, and Azteca Milling, a leading manufacturer and marketer of corn flour. These businesses sell and distribute products manufactured in 14 facilities to retail and food service customers in the United States, Latin America, Europe and the Pacific Rim. Based on IRI data, Gruma Corporation achieved significant increases in sales and market share during Dr. Nakra's tenure.

                                 THE SPONSORS

SEAVER KENT & COMPANY, LLC

  Seaver Kent is a private equity firm located in Menlo Park, California, that specializes in private, control investments in middle-market companies. Seaver Kent was founded in October 1996 by Alexander M. Seaver and Bradley R. Kent, both of whom were formerly general partners of InterWest Partners, one of the nation's leading venture capital firms. The principals of Seaver Kent have successfully partnered with management to build businesses through both internal growth and strategic acquisitions, and in particular have extensive experience investing in consumer and household products companies. Portfolio companies in which funds managed by the principals of Seaver Kent have made investments include AMX Corporation, Artco-Bell Holding, Bojangles', Cafe Valley, Favorite Brands International, Heidi's Fine Desserts and MidWest Folding Products.

TEXAS PACIFIC GROUP

  TPG was founded by David Bonderman, James G. Coulter and William S. Price, III in 1992 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures, restructurings and strategic public securities investments. The principals of TPG manage TPG Partners, L.P. and TPG Partners II, L.P., both Delaware limited partnerships, with aggregate committed capital of over $3.2 billion. Among TPG's other investments are branded consumer products companies Beringer Wine Estates, Del Monte Foods Company, Ducati Motor, Favorite Brands International and J. Crew. Other TPG portfolio companies include America West Airlines, Belden & Blake Corporation, Denbury Resources, Genesis ElderCare, Paradyne, Virgin Entertainment and Vivra Specialty Partners. In addition, the principals of TPG led the $9 billion reorganization of Continental Airlines in 1993.

                             CORPORATE INFORMATION

  The Company's predecessor, Diamond Match, was formed in 1881 following the consolidation of 12 match companies. Holdings was incorporated under the laws of Minnesota in 1986 when the stockholder group previous to the Recapitalization purchased certain assets of Diamond Match. In 1991, Diamond Brands purchased certain assets of Universal Match. In March 1995, Diamond Brands acquired (the "Forster Acquisition") Forster Holdings, Inc. ("Forster") and in February 1997, the Company acquired (the "Empire Acquisition") the business of Empire Manufacturing Company ("Empire"). The Issuer is a wholly-owned subsidiary of Holdings and was incorporated under the laws of the State of Delaware in April 1998 as part of the Recapitalization. The principal executive offices of the Company are located at 1800 Cloquet Avenue, Cloquet, Minnesota 55720, and its telephone number is (218) 879-6700.

                               THE EXCHANGE OFFER

Registration Rights           The Old Notes were issued on April 21, 1998 (the
Agreement...................  "Issue Date") to the Initial Purchasers. The
                              Initial Purchasers placed the Old Notes with institutional investors. In connection therewith, the Issuer, the Guarantors and the Initial
                              Purchasers entered into the Registration Rights
                              Agreement, providing, among other things, for the Exchange Offer. See "The Exchange Offer."

The Exchange Offer..........  New Notes are being offered in exchange for an equal principal amount of Old Notes. As of the date hereof, $ 100,000,000 aggregate principal amount of Old Notes is outstanding. Old Notes may be tendered only in integral multiples of $1,000.

Resale of New Notes.........  Based on interpretations by the staff of the
                              Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Issuer and the Guarantors believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Issuer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer and the Guarantors that:
                              (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it were acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Issuer and the Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit consummation of the Exchange Offer.

Consequences of Failure to
 Exchange Old Notes.........  Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to
                              do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Risk Factors Relating to the Notes-- Consequences of Failure to Exchange" and "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date.............  5:00 p.m., New York City time, on       , 1998
                              (30 calendar days following the commencement of the Exchange Offer, which will occur on the date of effectiveness of the Registration Statement), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the New Notes...  The New Notes will accrue interest at the applicable per annum rate set forth on the cover page of this Prospectus, from (i) the later of
                              (A) the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or (B) if the Old Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (ii) if no interest has been paid on the Old Notes, from the Issue Date of such Old Notes. Interest on the New Notes is payable on October 15 and April 15 of each year, commencing October 15, 1998.

Conditions to the Exchange
Offer.......................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may, under certain circumstances, be waived by the Issuer and the Guarantors. See "The Exchange Offer--Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Issuer or the Guarantors in connection with the Exchange Offer.

Procedures for Tendering
Old Notes...................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer--Procedures for Tendering" and "-- Book-Entry Transfer."

Guaranteed Delivery
Procedures..................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
 Delivery of New Notes......  Subject to certain conditions, any and all Old
                              Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."


Certain Tax Considerations..  The exchange of New Notes for Old Notes should not be considered a sale or exchange or otherwise a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Exchange Agent..............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Fees and Expenses...........  All expenses incident to consummation of the
                              Exchange Offer and compliance with the
                              Registration Rights Agreement will be borne by the Issuer. See "The Exchange Offer--Fees and Expenses."

Use of Proceeds.............  There will be no cash proceeds payable to the
                              Issuer or the Guarantors from the issuance of the New Notes pursuant to the Exchange Offer. See "Use of Proceeds."

                         SUMMARY OF TERMS OF NEW NOTES

  The Exchange Offer relates to the exchange of up to $100,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be entitled to the benefits of the same Indenture that governs the Old Notes and that will govern the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

Maturity Date...............  April 15, 2008.

Interest Rate and Payment     The New Notes will bear interest at a rate of 10
Dates.......................  1/8% per annum. Interest will be payable semi-
                              annually in arrears on each October 15 and April
                              15, commencing October 15, 1998.

Guarantee...................  The Issuer's payment obligations under the New
                              Notes are jointly and severally guaranteed, fully and unconditionally, by the Guarantors.

Optional Redemption.........  The New Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein under "Description of the New Notes--Registration Rights; Liquidated Damages"), if any, thereon to the redemption date. In addition, at any time prior to April 15, 2001, the Issuer may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the New Notes originally issued at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined herein under "Description of the New Notes--Certain Definitions"); provided that at least 65% of the original aggregate principal amount of the New Notes remains outstanding immediately after each such redemption. See "Description of the New Notes--Optional Redemption."

Subsidiary Guarantees.......  The New Notes will be guaranteed, jointly and severally, by all of the Issuer's Restricted
                              Subsidiaries (as defined herein under
                              "Description of the New Notes--Certain
                              Definitions") (other than Restricted Subsidiaries that do not guarantee any indebtedness of the Issuer or any other Restricted Subsidiary). The Subsidiary Guarantees (as defined herein under "Description of the New Notes--Guarantees") may be released under certain circumstances. See "Description of the New Notes--Guarantees."

Ranking.....................  The New Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein under "Description of the New Notes -- Certain Definitions") of the Issuer, including borrowings under the Bank Facilities. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Senior Debt of the Guarantors, including guarantees of the
                              Bank Facilities. As of June 30, 1998, the
                              Issuer and the Guarantors had approximately
                              $86.1 million of Senior Debt. The Indenture permits the Issuer and the Guarantors to incur additional indebtedness, including Senior Debt, subject to certain limitations. The Indenture prohibits the incurrence of any indebtedness by the Issuer and the Guarantors that is senior to the New Notes and the Subsidiary Guarantees, as the case may be, and subordinated to Senior Debt of the Issuer and the Guarantors, as the case may be. See "Description of the New Notes--Subordination" and "--Certain Covenants--Limitation on Layering Debt."

Repurchase at the Option of
Holders.....................  Upon the occurrence of a Change of Control (as defined herein under "Description of Holdings Indebtedness") each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon. In addition, if the Issuer or any of its Restricted Subsidiaries consummates an Asset Sale (as defined herein under "Description of the New Notes -- Certain Definitions"), which is permitted in limited circumstances, and the Issuer or its Restricted Subsidiaries has Excess Proceeds (as defined herein under "Description of the New Notes -- Repurchase at the Option of Holders -- Asset Sales"), from such Asset Sale in an amount exceeding $7.5 million, the Issuer will be required to make an offer to all holders of New Notes and, to the extent required by the terms of any debt which ranks pari passu with the New Notes ("Pari Passu Indebtedness") to purchase the maximum principal amount of New Notes and any such Pari Passu Indebtedness, that may be purchased out of the Excess Proceeds, at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, in accordance with the procedures set forth in the Indenture or such Pari Passu Indebtedness, as applicable. See "Description of the New Notes--Repurchase at the Option of Holders."

Restrictive Covenants.......  The Indenture under which the New Notes will be issued contains certain covenants that limit the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the New Notes, incur liens, impose restrictions on the ability of a Restricted Subsidiary to guarantee the payment of any indebtedness of the Issuer or any indebtedness of any other Restricted Subsidiary, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer. See "Description of the New Notes--Certain Covenants."

                                USE OF PROCEEDS

  There will be no cash proceeds payable to the Issuer or the Guarantors from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used to fund the Recapitalization. See "Use of Proceeds" and "The Recapitalization."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in participating in the Exchange Offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth summary historical financial data of the Company for each of the years in the five-year period ended December 31, 1997, which have been audited by Arthur Andersen LLP, independent public accountants, and for the unaudited six months ended June 30, 1997 and 1998. The summary historical consolidated financial data for the years ended December 31, 1995, 1996 and 1997 are derived from and should be read in conjunction with the audited consolidated financial statements of Holdings and the related notes thereto included elsewhere in this Prospectus. The summary historical financial data for the years ended December 31, 1993 and 1994 are derived from audited financial statements of Holdings that are not included in this Prospectus. The summary historical financial data for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements for such periods included elsewhere in this Prospectus.

  The unaudited pro forma consolidated statement of operations data of the Issuer for the year ended December 31, 1997 gives effect to the Recapitalization and the Empire Acquisition as if they had occurred on January 1, 1997. The unaudited pro forma consolidated statement of operations data of the Issuer for the six months ended June 30, 1998 gives effect to the Recapitalization as if it had occurred on January 1, 1997. The unaudited pro forma consolidated financial data do not purport to represent what the Issuer's or the Company's financial condition or results of operations would actually have been had the Recapitalization and the Empire Acquisition in fact occurred on the assumed dates, nor do they project the Issuer's and/or the Company's financial condition or results of operations for any future period or date.

  The financial data set forth below should be read in conjunction with the audited consolidated financial statements and the related notes thereto, the unaudited consolidated financial statements and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                                                                                     SIX MONTHS
                                 YEAR ENDED DECEMBER 31,                PRO FORMA   ENDED JUNE 30,   PRO FORMA
                         --------------------------------------------  DECEMBER 31, ----------------  JUNE 30,
                          1993     1994     1995     1996      1997        1997      1997     1998      1998
                         -------  -------  -------  -------  --------  ------------ -------  -------  ---------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $33,538  $31,289  $77,659  $90,201  $118,072    $120,714   $54,675  $58,558   $58,558
Gross profit............  10,730    8,223   21,169   27,169    39,490      40,186    17,045   17,210    17,210
Operating income........   6,423    4,070   10,417   17,301    26,555      26,781    11,031    9,829     9,829
Net income (1)..........   3,957    3,578    4,102    7,636    20,629       5,151     7,495    4,468       514
Other Data:
Depreciation and
 amortization (2)....... $ 1,207  $ 1,250  $ 3,761  $ 4,204  $  4,668    $  4,856   $ 2,225  $ 2,105   $ 1,032
Cash flows from
 operating activities ..   4,881    4,371    4,453   13,847    21,313         --      7,831    4,473       --
Cash flows used in
 investing activities ..    (836)    (585) (44,539)  (1,979)  (28,746)        --    (25,946)  (1,273)      --
Cash flows from (used in)
 financing activities ..  (1,710)  (3,082)  36,652  (11,868)    7,433         --     18,115   (3,200)      --
EBITDA (3)..............   7,630    5,320   14,178   21,505    31,223      31,637    13,286   11,934    11,934
EBITDA margin (4).......    22.8%    17.0%    18.3%    23.8%     26.4%       26.2%     24.3%    20.4%     20.4%
Capital expenditures.... $   836  $   585  $ 1,926  $ 1,979  $  4,050    $  4,050   $ 1,250   $1,273    $1,273
CREDIT DATA:
Cash interest expense............................................        $ 16,934       --       --     $8,467
Ratio of EBITDA to cash interest expense.........................             1.9x      --       --        1.4x
Ratio of total debt to EBITDA....................................             6.8x      --       --        N/A
Ratio of earnings to fixed charges (5)...........................             1.5x      --       --        1.1x

                                    AS OF DECEMBER 31,                     AS OF JUNE 30,
                                    ------------------                     ---------------
                           1993      1994    1995    1996     1997               1998
                           ----      ----    ----    ----     ----               ----
                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....... $ 5,325   $ 6,483  $ 6,989  $ 5,409 $ 13,247 $         $ 27,313
Total assets..........  16,720    17,328   69,630   66,503   94,550            106,874
Total debt, including
 current maturities...   7,629     7,347   46,713   34,845   49,497            186,125
Stockholders' equity
 (deficit)............   5,246     6,024   10,118   17,754   27,930            (96,547)

--------
(1) For the years ended December 31, 1993, 1995 and 1996 and the period from April 21, 1998 to June 30, 1998, the Company was a Subchapter C corporation for federal income tax purposes. For the years ended December 31, 1994 and 1997, the six months ended June 30, 1997 and the period from January 1, 1998 to April 20, 1998, the Company was a Subchapter S corporation for federal income tax purposes. See "Selected Historical and Pro Forma Consolidated Financial Data" for unaudited pro forma income tax data.
(2)  Excludes amortization of deferred financing costs.
(3) EBITDA represents operating income plus depreciation and amortization (excluding amortization of deferred financing costs). The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Holders tendering Old Notes in the Exchange Offer should consider the following factors in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Issuer's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Issuer's operating performance or measures of its liquidity. Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies.
(4) EBITDA margin represents EBITDA as a percentage of net sales.
(5) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one-third of operating lease payments (the portion deemed to be representative of the interest factor).

                                 RISK FACTORS

  Prospective holders of the New Notes should carefully review the information contained and incorporated by reference in this Prospectus and should particularly consider the following matters:

RISK FACTORS RELATING TO THE COMPANY

  SUBSTANTIAL LEVERAGE; LIQUIDITY; STOCKHOLDERS' DEFICIT

  In connection with the Recapitalization, the Company incurred a significant amount of additional indebtedness, the debt service obligations of which could, under certain circumstances, have material consequences to security holders of the Issuer, including holders of the New Notes. As of June 30, 1998, the Issuer and its Guarantors had outstanding approximately $186.1 million of total indebtedness (including approximately $86.1 million of Senior
Debt) and stockholders' deficit of approximately $96.5 million. On April 15, 2003, Holdings will be required to redeem Holdings Senior Discount Debentures with an aggregate principal amount at maturity equal to (i) $33.2 million multiplied by (ii) the quotient obtained by dividing (x) the aggregate principal amount at maturity of the Holdings Senior Discount Debentures then outstanding by (y) $84.0 million at a redemption price equal to 100% of the principal amount at maturity of the Holdings Senior Discount Debentures so redeemed (the "Mandatory Debenture Redemption"). Commencing October 15, 2003, Holdings will be required to make semi-annual cash payments of interest on the Holdings Senior Discount Debentures. Subject to the restrictions in the Bank Facilities and the Indenture, the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Bank Facilities and the Indenture restrict, but do not prohibit, the payment of dividends by the Issuer to Holdings to finance the Mandatory Debenture Redemption and the payment of interest on the Holdings Senior Discount Debentures. See "Description of Holdings Indebtedness," "Description of the Bank Facilities" and "Description of the New Notes." There can be no assurance that the Issuer will be entitled under the terms of the Bank Facilities and the Indenture to dividend sufficient funds to Holdings to fund the Mandatory Debenture Redemption or the payments of cash interest on the Holdings Senior Discount Debentures. Holdings' failure to consummate the Mandatory Debenture Redemption or to make interest payments on the Holdings Senior Discount Debentures would cause an Event of Default (as defined therein) under the Holdings Senior Discount Debentures. See "Description of Holdings Indebtedness."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a significant portion of the Issuer's cash flow from operations must be dedicated to the payment of principal and interest on the Company's indebtedness (including its current quarterly principal debt service requirement of $125,000 under the Bank Facilities), thereby reducing the funds available to the Issuer for its operations; (iii) significant amounts of the Company's borrowings will bear interest at variable rates, which could result in higher interest expense in the event of increases in interest rates;
(iv) the Indenture and the Bank Facilities contain financial and restrictive covenants, the failure to comply with which may result in an Event of Default which, if not cured or waived, could have a material adverse effect on the Company; (v) the indebtedness outstanding under the Bank Facilities is secured and matures prior to the maturity of the Notes; (vi) the Company may be substantially more leveraged than certain of its competitors, which may place the Issuer at a competitive disadvantage; and (vii) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Holdings Indebtedness," "Description of the Bank Facilities" and "Description of the New Notes."

  The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance its indebtedness (including the Notes), or to fund planned capital or other expenditures, will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. There can be no assurance that the Issuer's operating results, cash flow and capital resources will be sufficient for payment of the Company's indebtedness in the future. In the absence of such operating results and resources, the Issuer could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Issuer could realize therefrom. If the Issuer is unable to service its indebtedness, it may take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all, and the failure to take these actions successfully could have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  COMPETITION; MARKET DATA

  The markets for certain of the Company's products are highly competitive. The Company competes, particularly with respect to its Candles and Cutlery products, with a number of domestic manufacturers which are larger and have significantly greater resources than the Company. In addition, the Company competes with foreign manufacturers, particularly those located in Sweden, Chile, Brazil, Japan, China and Korea, which may have lower manufacturing costs than those of the Company. Diamond Brands believes that the barriers to entry into the Company's business are relatively low, and there can be no assurance that the Company will not face greater competition from existing or additional manufacturers in the future. Diamond Brands cannot predict the pricing or promotional activities of its competitors or their effects on the Company's ability to market and sell its products. Attempts by existing or new competitors seeking to gain or retain market share by reducing prices or through other promotional activities could have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that the Company's sales volume or market shares would not be adversely affected by consumer reaction to higher prices or that industry manufacturing capacity will not change so as to create an imbalance of supply and demand in future periods. See "Business--Competition."

  Market data used throughout this Prospectus were obtained from IRI (which data include only sales reported by grocery stores, drug stores and mass merchandisers), internal company surveys or industry publications. Although the Company believes that such sources are reliable, the accuracy and completeness of such information has not been independently verified. In particular, the Company is not aware of the availability of statistics relating specifically to Wooden Lights, Candles and Woodenware products. Therefore, management's estimates with respect to such products are based only on the limited data in the public domain and the Company's participation in the branded consumer products industry. Accordingly, prospective holders of the New Notes should not place undue emphasis on the market data and predictions of future trends contained in the Prospectus.

  RELIANCE ON MAJOR CUSTOMERS

  The Company derives its revenue primarily from the sale of its products to substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. During the year ended December 31, 1997, sales to the Company's top 10 customers accounted for approximately 39% of the Company's pro forma gross sales, with one customer, Wal-Mart and its subsidiary, Sam's Club, accounting for approximately 19% of pro forma gross sales. The loss of Wal-Mart or other significant customers or a significant reduction in their purchases from the Company, could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Customers."

  DEPENDENCE ON RAW MATERIAL AVAILABILITY; PRICING

  The primary raw materials used by Diamond Brands are generally available from multiple suppliers, and the Company has not experienced any significant interruption in the availability of such materials. However, the price of polystyrene resin, the key raw material from which the Company's Cutlery products is produced, can be volatile. The polystyrene resin used by the Company is produced from petrochemical intermediates which are, in turn, derived from petroleum. Polystyrene resin prices may fluctuate as a result of, among other things, worldwide changes in natural gas and crude oil prices and supply, as well as changes in supply and demand for polystyrene resin and petrochemical intermediates from which it is produced. Among other industries, the automotive and housing industries are significant users of polystyrene resin. As a result, significant changes in worldwide capacity and demand in these and other industries may cause significant fluctuations in the prices of polystyrene resin. Although the Company has generally passed on these price changes to customers on a delayed basis, there can be no assurance that the Company will be able to purchase polystyrene resin at prices that can be adequately passed on to customers. Although the Company in January 1997 entered into a three-year supply contract with a major supplier of polystyrene resin, under which the Company believes it receives the lowest price available to any customer purchasing similar volume, and receives short-term price protection during periods of rising prices, there can be no assurance that this transaction would reduce the impact on the Company of changes in polystyrene resin prices.

  Other primary raw materials required by Diamond Brands in its business include glass and metal containers, wax and fragrances to produce the Company's Candles products, birch and maple wood to produce the Company's Woodenware products, and aspen wood and commodity chemicals to produce the Company's Wooden Lights products. Other major raw materials include paperboard and corrugated cardboard. Significant increases in the prices of such raw materials could have a material adverse effect on the Company's business, financial condition and operating results. Although the Company believes that sources of its principal raw materials will continue to be adequate to meet requirements and that alternative sources are available, there can be no assurance that severe shortages of raw materials will not occur in the future that could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Raw Materials."

  DEPENDENCE ON NEW MANAGEMENT AND KEY PERSONNEL

  In connection with the Recapitalization, Naresh K. Nakra became President, CEO and a director of Diamond Brands. Although Dr. Nakra has significant experience in the branded consumer products and food industries, there can be no assurance that this management transition will not adversely affect the Company's business, financial condition and operating results. In addition, while the Company believes that it has developed depth and experience among its key personnel, there can be no assurance that the Company's business would not be adversely affected if one or more of these key individuals left the Company. The Company does not maintain any key-man or similar insurance policy in respect of Dr. Nakra or any of its other senior management or key personnel. See "Management."

  RISKS RELATING TO THE COMPANY'S ACQUISITION STRATEGY

  As part of its business strategy, Diamond Brands intends to pursue strategic acquisitions. The Company regularly considers the acquisition of other companies engaged in the manufacture and sale of related products. Future acquisitions by the Company could result in the incurrence of additional indebtedness and contingent liabilities, which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. There is no assurance that the Company will be able to identify desirable acquisition candidates or will be successful in entering into definitive agreements with respect to desirable acquisitions. Moreover, even if definitive agreements are entered into, there can be no assurance that any future acquisition will thereafter be completed or, if completed, that the anticipated benefits of the acquisition will be realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  ENVIRONMENTAL REGULATIONS

  The Company's operations are subject to a wide range of general and industry specific federal, state and local environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous waste. Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous substances on such property. Although management believes that the Company is in substantial compliance with all applicable environmental laws and regulations, unforeseen expenditures to remain in such compliance, or unforeseen environmental liabilities, could have a material adverse effect on the Company's business, financial condition and operating results. Additionally, there can be no assurance that changes in environmental laws and regulations or their application will not require further expenditures by the Company. See "Business--General--Legal and Regulatory Matters."

  CONTROL OF THE COMPANY

  The Sponsors and their affiliates, through their ownership of securities and through contractual arrangements, control the Company and have the power to elect a majority of directors of the Company, approve all amendments to the Company's charter documents and effect fundamental corporate transactions such as mergers and asset sales. See "The Recapitalization."

  CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  The information contained herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to the following: the competitive environment in the Company's business in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the ability to control inventory levels; the significant indebtedness of the Company; labor disturbances; the ability to negotiate agreements with suppliers on favorable terms; changes in the Company's capital expenditure plan; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Forward-looking statements regarding sales and EBITDA are particularly subject to a variety of assumptions, some or all of which may not be realized. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective holders of New Notes are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any of these factors or to announce publicly the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS RELATING TO THE NOTES

  SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

  The Notes are subordinated in right of payment to all existing and future Senior Debt of the Issuer, including the Bank Facilities. By reason of such subordination, in the event of bankruptcy, liquidation, reorganization or other winding-up of the Issuer or upon a default in payment with respect to, or the acceleration of, any Senior Debt of the Issuer, the assets of the Issuer will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances, no payments may be made with respect to principal of or interest on the Notes if a default exists with respect to Senior Debt. If the Issuer incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer. This may have the effect of reducing the amount of proceeds paid to holders of the Notes. In addition, no cash payments may be made with respect to the Notes during the continuance of a payment default with respect to the Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) on the Notes for a period of up to 179 days if a nonpayment default exists with respect to Senior Debt. The Subsidiary Guarantees are subordinated to the Guarantor Senior Debt of each Guarantor (which includes the Guarantors' guarantees under the Bank Facilities) to the same extent that the Notes are subordinated to Senior Debt of the Issuer, and the ability to collect under the Subsidiary Guarantees may therefore be similarly limited. See "Description of the New Notes." In addition, indebtedness outstanding under the Bank Facilities are secured by substantially all of the assets of the Issuer. As of June 30, 1998, the Issuer had outstanding approximately $86.1 million of Senior Debt (all of which was secured borrowings) and the Issuer had approximately $18.8 million of additional revolving borrowing availability under the Revolving Credit Facility. See "--Restrictive Debt Covenants," "Description of the Bank Facilities" and "Description of the New Notes."

RISKS OF INCREASED LEVERAGE; ADDITIONAL SENIOR DEBT

  The Indenture and the Bank Facilities, subject to certain significant restrictive debt covenants contained therein, allow the Issuer to incur additional Senior Debt from time to time. A highly leveraged transaction in which the Company incurs significant additional Senior Debt could adversely affect the holders of the New Notes. Holders of Senior Debt of the Issuer will be entitled to receive payment in full of all obligations due in respect of such Senior Debt before holders of the New Notes will be entitled to receive any payment or distribution of any kind with respect to the New Notes and until all obligations with respect to Senior Debt are paid in full, any payment or distribution to which holders of New Notes would be entitled will be made to holders of Senior Debt. See "--Restrictive Debt Covenants" and "Description of the New Notes."

  RESTRICTIVE DEBT COVENANTS

  The Indenture and the Bank Facilities contain a number of significant covenants that, among other things, restrict the ability of the Issuer and its subsidiaries to dispose of assets, incur additional indebtedness, prepay indebtedness (including the Notes) or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Issuer or its subsidiaries, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Bank Facilities, the Issuer is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, leverage ratios and fixed charge coverage ratios below a specified maximum. See "Description of the Bank Facilities" and "Description of the New Notes."

  The Issuer's ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the Bank Facilities and/or the Indenture, which would permit the senior lenders, or holders of Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest and Liquidated Damages, if any thereon, and the commitments of the senior lenders to make further extensions of credit under the Bank Facilities could be terminated. If the Issuer were unable to repay its indebtedness to its senior lenders, those lenders could proceed against the collateral securing the indebtedness as described under "Description of the Bank Facilities." See "--Subordination of Notes; Asset Encumbrance."

  POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

  The Bank Facilities prohibit the Issuer from purchasing any Notes (except in certain limited amounts) and also provide that certain change of control events with respect to the Issuer will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain that consent or repay those borrowings, the Issuer will remain prohibited from purchasing the Notes by the relevant Senior Debt. In that case, the Issuer's failure to purchase the tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Facilities and could constitute a default under other Senior Debt. In those circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. Furthermore, no assurance can be given that the Issuer will have sufficient resources to satisfy its repurchase obligation with respect to the Notes following an occurrence of a Change of Control. See "Description of the Bank Facilities" and "Description of the New Notes."

  FRAUDULENT TRANSFER STATUTES

  Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes and Subsidiary Guarantees were issued, the Issuer or a Guarantor, as the case may be, (i) issued the Notes or a Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes or a Subsidiary Guarantee, and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Notes or such Subsidiary Guarantee,
(2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Issuer's or a Guarantor's obligations to holders of the Notes, subordinate the Issuer's or a Guarantor's obligations to holders of the Notes to other existing and future indebtedness of the Issuer or such Guarantor, as the case may be, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes, and take other action detrimental to holders of the Notes, including in certain circumstances, invalidating the Notes. In that event, there would be no assurance that any repayment on the Notes or under the Subsidiary Guarantees would ever be recovered by holders of the Notes.

  The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Issuer or a Guarantor generally would be considered insolvent at the time it incurs the indebtedness constituting the Notes or a Subsidiary Guarantee, as the case may be, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Issuer or a Guarantor was "insolvent" as of the date the Notes and Subsidiary Guarantees were issued, or that, regardless of the method of valuation, a court would not determine that the Issuer or a Guarantor was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Issuer or a Guarantor was insolvent on the date the Notes and Subsidiary Guarantees were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Notes are used to repay indebtedness under the Bank Facilities, or to make a distribution to a stockholder on account of the ownership of capital stock, a court may find that the Issuer or a Guarantor did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes or a Subsidiary Guarantee, as the case may be.

  To the extent any Subsidiary Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Issuer and any Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of holders of the Notes against the issuer of an invalid Subsidiary Guarantee would effectively be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of the Notes relating to any voided portions of any of the Subsidiary Guarantees.

  Based upon financial and other information currently available to it, management of the Issuer and each Guarantor believes that the Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith and that the Issuer and each Guarantor (i) is solvent and will continue to be solvent after issuing the

Notes or its Subsidiary Guarantees, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance, and (iii) will be able to pay its debts as they mature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In addition, if a court were to avoid the Subsidiary Guarantees under fraudulent conveyance laws or other legal principles, or, by the terms of such Subsidiary Guarantees, the obligations thereunder were reduced as necessary to prevent such avoidance, or the Subsidiary Guarantees were released, the claims of other creditors of the Guarantors, including trade creditors, would to such extent have priority as to the assets of such Guarantors over the claims of holders of Notes. The Subsidiary Guarantees of the Notes by any Guarantor will be released upon the sale of such Guarantor or upon the release by the lenders under the Bank Facilities of such Guarantor's Subsidiary Guarantee of the Issuer's obligation under the Bank Facilities. The Indenture limits the ability of the Issuer and its Restricted Subsidiaries to incur additional indebtedness and to enter into agreements that would restrict the ability of any subsidiary to make distributions, loans or other payments to the Issuer. However, these limitations are subject to certain exceptions. See "Description of the New Notes."

  CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offers, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will no longer be entitled to registration rights and will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer--Terms of the Exchange Offer."

  ABSENCE OF PUBLIC MARKET

  The Old Notes have been designated as eligible for trading in the PORTAL market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. Neither the Issuer nor any of the Guarantors intends to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchasers have previously made a market in the Old Notes, and the Issuer and the Guarantors have been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market-making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected.

                             THE RECAPITALIZATION


  Holdings, the Stockholders and the Sponsors entered into the Recapitalization Agreement, which provided for the Recapitalization of Holdings. Pursuant to the Recapitalization Agreement, the Sponsors and other investors purchased from Holdings, for an aggregate purchase price of $47.0 million, Holdings Preferred Stock together with the Warrants to purchase shares of Holdings Common Stock. The Warrants provide the holders with the right to subscribe and purchase from Holdings Holdings Common Stock at the purchase price at $0.01 per share at any time prior to their expiration date in April 2008. The values assigned to the Warrants and Holdings Preferred Stock were $12.3 million and $34.7 million, respectively, based upon the sale prices of comparable preferred stock instruments in the marketplace. Dividends in respect of Holdings Preferred Stock accumulate at 12% per annum (representing a 15% per annum effective yield) to its mandatory redemption value of $47.0 million on the mandatory redemption date of October 15, 2009. Holdings has the option, at any time, to redeem Holdings Preferred Stock at a price equal to the Liquidation Preference plus all accumulated and unpaid dividends. The shares of Holdings Common Stock issuable upon the full exercise of the Warrants would represent 77.5% of the outstanding shares of Holdings Common Stock after giving effect to such issuance. In addition, Holdings purchased for $211.4 million, subject to certain working capital and debt adjustments, from the Stockholders all outstanding shares of Holdings' capital stock, other than the Retained Shares. The Retained Shares would represent 22.5% of the outstanding shares of Holdings Common Stock after giving effect to the full exercise of the Warrants, having the Implied Value of $15.0 million. The Equity Repurchase price of $13.98 per share was determined based upon a competitive process with potential investors managed by Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the Company. Holdings, the Sponsors and the holders of the Retained Shares also entered into a Stockholders Agreement pursuant to which, among other things, the Sponsors have the ability to direct the voting of outstanding shares of Holdings Common Stock in proportion to their ownership of such shares as if the Warrants were exercised in full. Accordingly, the Sponsors have voting control of Holdings.


  In connection with the Recapitalization, Holdings organized the Issuer and, immediately prior to the consummation of the Recapitalization, Holdings transferred substantially all of its assets and liabilities to the Issuer. Holdings' current operation are, and future operations are expected to be, limited to owning the stock of the Issuer. The Issuer repaid substantially all of the Company's funded debt obligations existing immediately before the consummation of the Recapitalization in the amount of $51.8 million.

  Funding requirements for the Recapitalization (which was consummated on April 21, 1998) were $296.5 million (including the Implied Value of the Retained Shares) and were satisfied through the Retained Shares and the following: (i) the purchase by the Sponsors and other investors of Holdings Preferred Stock and the Warrants for $47.0 million ($45.8 million in cash and $1.2 million in officer notes receivables); (ii) $100.0 million of gross proceeds from the Offering; (iii) $80.0 million of borrowings under the Term Loan Facilities; (iv) $10.6 million of borrowings under the Revolving Credit Facility; and (v) $45.1 million of gross proceeds from the sale by Holdings of the Holdings Senior Discount Debentures in a separate offering.

  The Equity Repurchase, the Debt Retirement, the issuance and sale by Holdings of Holdings Preferred Stock, the Warrants and the Holdings Senior Discount Debentures and the Offering and the borrowing by the Issuer of funds under the Bank Facilities (which proceeds were distributed to Holdings) were effected in connection with the Recapitalization. The Recapitalization was accounted for as a recapitalization transaction for accounting purposes.

  The following table sets forth the sources and uses of funds in connection with the Recapitalization:

                                                                         (IN
                                                                      THOUSANDS)
                                                                      ----------
     SOURCES:
     Bank Facilities (1).............................................  $ 90,582
     Notes offered in the Offering...................................   100,000
     Holdings Senior Discount Debentures.............................    45,105
     Holdings Preferred Stock (2)....................................    45,783
     Implied Value of the Retained Shares (3)........................    15,000
                                                                       --------
       Total sources of funds........................................  $296,470
                                                                       ========
     USES:
     Equity Repurchase...............................................  $211,421
     Debt Retirement.................................................    51,834
     Implied Value of the Retained Shares (3)........................    15,000
     Transaction fees and expenses (4)...............................    18,215
                                                                       --------
       Total uses of funds...........................................  $296,470
                                                                       ========

--------
(1) Represents (i) $10.6 million drawn under the $25.0 million Revolving Credit Facility, (ii) $30.0 million under the Term A Loan Facility and (iii)
    $50.0 million under the Term B Loan Facility. See "Description of the Bank Facilities."
(2) Represents cash proceeds associated with the Holdings Preferred Stock, excluding the officer notes receivable of $1.2 million.

(3) Based solely on the purchase price per share to be paid for shares of Holdings Common Stock in the Equity Repurchase, multiplied by the number of the Retained Shares. The Implied Value of the Retained Shares does not represent a purchase, sale or other change in such equity investment for accounting or tax purposes or any funds or proceeds paid to or used by the Company in the Recapitalization, and does not necessarily represent a market valuation for the Retained Shares. Due to significant changes in the capital structure of Holdings as a result of the Recapitalization, the Implied Value of the Retained Shares should not be used in comparison to the value assigned to the Warrants issued in connection with Holdings Preferred Stock.

(4) Includes deferred financing costs of $9.8 million, legal and advisory fees of $4.7 million, management bonus payments of $1.6 million, bridge financing fees of $1.0 million, compensation expense related to repurchase of common stock upon exercise of stock options of $0.6 million, and other recapitalization expenses of $0.5 million. All costs except for the deferred financing cost of $9.8 million and $1.3 million in legal and advisory fees have been expensed by the Company in the period which includes the date of the Recapitalization.

                          NEW CHIEF EXECUTIVE OFFICER

  In connection with the Recapitalization, Naresh K. Nakra became President, CEO and a director of Diamond Brands. Dr. Nakra, 52, has more than 25 years of experience in the branded consumer products and food industries. From 1993 to 1998, Dr. Nakra served as President and CEO of Gruma Corporation, a U.S. subsidiary of Gruma, S.A., a Mexico-based multinational company. Gruma Corporation's subsidiaries include Mission Foods Corporation, a leading manufacturer and marketer of tortilla products, and Azteca Milling, a leading manufacturer and marketer of corn flour. These businesses sell and distribute products manufactured in 14 facilities to retail and food service customers in the United States, Latin America, Europe and the Pacific Rim. Based on IRI data, Gruma Corporation achieved significant increases in sales and market share during Dr. Nakra's tenure.

                                 THE SPONSORS

SEAVER KENT & COMPANY, LLC

  Seaver Kent is a private equity firm located in Menlo Park, California, that specializes in private, control investments in middle-market companies. Seaver Kent was founded in October 1996 by Alexander M. Seaver and Bradley R. Kent, both of whom were formerly general partners of InterWest Partners, one of the nation's leading venture capital firms. The principals of Seaver Kent have successfully partnered with management to build businesses through both internal growth and strategic acquisitions, and in particular have extensive experience investing in consumer and household products companies. Portfolio companies in which funds managed by the principals of Seaver Kent have made investments include AMX Corporation, Artco-Bell Holding, Bojangles', Cafe Valley, Favorite Brands International, Heidi's Fine Desserts and MidWest Folding Products.

TEXAS PACIFIC GROUP

  TPG was founded by David Bonderman, James G. Coulter and William S. Price, III in 1992 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures, restructurings and strategic public securities investments. The principals of TPG manage TPG Partners, L.P. and TPG Partners II, L.P., both Delaware limited partnerships, with aggregate committed capital of over $3.2 billion. Among TPG's other investments are branded consumer products companies Beringer Wine Estates, Del Monte Foods Company, Ducati Motor, Favorite Brands International and J. Crew. Other TPG portfolio companies include America West Airlines, Belden & Blake Corporation, Denbury Resources, Genesis ElderCare, Paradyne, Virgin Entertainment and Vivra Specialty Partners. In addition, the principals of TPG led the $9 billion reorganization of Continental Airlines in 1993.

                                USE OF PROCEEDS

  There will be no cash proceeds payable to the Issuer or the Guarantors from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used for the retirement of debt, to consummate the other components of the Recapitalization and to pay related fees and expenses.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1998 the actual capitalization of the Issuer. See "The Recapitalization," "Use of Proceeds," "Description of the Bank Facilities" and "Description of the New Notes." This table should be read in conjunction with the "Selected Historical and Pro Forma Consolidated Financial Data" included elsewhere in this Prospectus.

                                                               AS OF June 30,
                                                                    1998
                                                              -----------------
                                                               (IN THOUSANDS)

Debt (including current maturities):
  Revolving Credit Facility (1)..............................  $  6,250
  Term Loan Facilities (2)...................................    79,875
  Notes offered in the Offering..............................   100,000
                                                               --------
    Total debt...............................................   186,125
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 50,000 shares
  authorized; 1 share issued and outstanding.................         1
  Additional paid in capital.................................         -
  Accumulated deficit........................................   (96,548)
                                                               --------
    Total stockholders' deficit..............................   (96,547)
                                                               --------
       Total capitalization..................................  $ 89,578
                                                               ========

--------
(1) Represents the portion drawn under the $25.0 million Revolving Credit Facility. Future borrowing under the Revolving Credit Facility will be available for general corporate purposes. See "Description of the Bank Facilities."
(2) The Term Loan Facilities have an aggregate capacity of $80.0 million and are comprised of a $30.0 million Term A Loan Facility and a $50.0 million Term B Loan Facility. See "Description of the Bank Facilities."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated financial data of the Issuer (the "Unaudited Pro Forma Consolidated Financial Data") include the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 and for the six months ended June 30, 1998 (the "Unaudited Pro Forma Consolidated Statements of Operations").

  The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 is based on the audited consolidated statement of operations of Holdings, and is adjusted to give effect to the Recapitalization and the Empire Acquisition as if they had occurred on January 1, 1997. The Unaudited Pro Forma Consolidated Statement of Operations data for the six months ended June 30, 1998 is based on the unaudited consolidated statement of operations of Holdings, and is adjusted to give effect to the Recapitalization as if it had occurred on January 1, 1997. Pro forma adjustments as applied to the respective historical consolidated financial information of Holdings reflect and account for the Recapitalization as a recapitalization. Accordingly, the historical basis of Holdings' assets and liabilities has not been impacted by the Recapitalization. The Recapitalization and the Empire Acquisition and their related adjustments are described in the accompanying notes. The pro forma adjustments are based upon certain assumptions that management of the Issuer believes are reasonable in the circumstances. The pro forma adjustments are preliminary in nature. The Equity Repurchase price is subject to adjustment based upon the amount of working capital, as defined, as of April 21, 1998. The final determination of the working capital adjustment is contingent upon the resolution of a dispute between the Stockholders and Sponsors in the amount of $1.4 million. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

  The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the notes included herewith, Holdings' audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

  The Unaudited Pro Forma Consolidated Financial Data do not purport to represent what the Issuer's results of operations or financial position would have been had the Recapitalization and the Empire Acquisition occurred on the assumed dates, or to project the Issuer's results of operations or financial position for any future period or date. The Unaudited Pro Forma Consolidated Statements of Operations do not give effect to non-recurring charges directly attributable to the Recapitalization.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                               HISTORICAL             PRO FORMA ADJUSTMENTS
                         ----------------------- ---------------------------------
                                                   EMPIRE
                         HOLDINGS (1) EMPIRE (2) ACQUISITION  RECAPITALIZATION     PRO FORMA
                         ------------ ---------- -----------  -------------------- ---------
                                                   (IN THOUSANDS)
Net sales...............   $118,072     $2,642      $ --            $    --        $120,714
Cost of sales...........     78,582      1,946        --                 --          80,528
                           --------     ------      -----           --------       --------
  Gross profit..........     39,490        696        --                 --          40,186
Selling, general and
 administrative
 expenses...............     11,414        310        --                 --          11,724
Goodwill amortization...      1,521        --         160 (3)            --           1,681
                           --------     ------      -----           --------       --------
  Operating income
   (loss)...............     26,555        386       (160)               --          26,781
Interest expense........      4,550         64        270 (4)         12,946 (5)     17,830
                           --------     ------      -----           --------       --------
  Income (loss) before
   income taxes.........     22,005        322       (430)           (12,946)         8,951
Provision for income
 taxes..................      1,376        --         --               2,424 (6)      3,800
                           --------     ------      -----           --------       --------
  Income (loss)
  from continuing
  operations before
  nonrecurring charges
  directly atrributable
  to the Recapitali-
  zation................   $ 20,629     $  322      $(430)          $(15,370)      $  5,151
                           ========     ======      =====           ========       ========

                   FOR THE SIX MONTHS ENDED JUNE 30, 1998


                                      HISTORICAL RECAPITALIZATION     PRO FORMA
                                      ---------- ----------------     ---------
                                                  (IN THOUSANDS)
Net sales.............................  $58,558       $   --          $58,558
Cost of sales.........................   41,348           --           41,348
                                        -------       -------         -------
  Gross profit........................   17,210           --           17,210
Selling, general and administrative
 expenses.............................    6,540           --            6,540
Goodwill amortization.................      841           --              841
                                        -------       -------         -------
  Operating income....................    9,829           --            9,829
Interest expense......................    6,155         2,760 (5)       8,915
                                        -------       -------         -------
  Income (loss) before income taxes...    3,674        (2,760)            914
Provision (benefit) for income taxes..     (794)        1,194 (6)         400
                                        -------       -------         -------
  Income (loss)
  from continuing
  operations before
  nonrecurring charges
  directly atrributable
  to the Recapitalization.............  $ 4,468      $ (3,954)         $  514
                                        =======      ========          ======


    See accompanying notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Includes results of operations of Empire for the period from March 1, 1997 to December 31, 1997.

(2) Represents the results of operations of Empire for the period from January 1, 1997 to February 28, 1997.

(3) Reflects the additional amortization of goodwill related to the Empire Acquisition for the period from January 1, 1997 to February 28, 1997.

(4) Reflects two months of interest expense related to the Empire Acquisition for the period from January 1, 1997 to February 28, 1997 based on borrowings of $24.7 million at an annualized interest rate of 8.125% less the actual interest expense of $0.1 million.

(5) Gives effect to the increase in estimated cash and non-cash interest expense from the use of borrowings to finance the Recapitalization:

                                                                   FOR THE SIX
                                                   FOR THE YEAR    MONTHS ENDED
                                                ENDED DECEMBER 31,   JUNE 30,
                                                       1997            1998
                                                ------------------ -------------
                                                         (IN THOUSANDS)
     Interest on the Notes (a)................       $10,125          $5,062
     Interest on the Bank Facilities:
       Revolving Credit Facility (b)..........           484             242
       Term A Loan Facility (b)...............         2,325           1,163
       Term B Loan Facility (c)...............         4,000           2,000
                                                       -----           -----
         Total cash interest
          expense.............................        16,934           8,467
     Amortization of deferred financing costs.           896             448
                                                       -----           -----
         Total pro forma interest expense.....        17,830           8,915
     Less: amount in historical statements of
      operations
      (Holdings and Empire)...................         4,614           6,155
     Less: pro forma interest expense
      adjustment for Empire...................           270             --
                                                     -------          ------
     Adjustment to interest expense...........       $12,946          $2,760
                                                     =======          ======

  --------
  (a) Interest is calculated at an effective interest rate of 10.125%.
  (b) Interest is calculated at an effective interest rate of 7.75%.
  (c) Interest is calculated at an effective interest rate of 8.00%.

  A 1/8% variance in the effective interest rate would have increased/decreased interest expense by $0.2 million for the year ended December 31, 1997 and $0.1 million for the six months ended June 30, 1998.

(6) Estimated income tax effects of (i) the Company's election to change its status from a Subchapter S corporation to a Subchapter C corporation as of January 1, 1997, in conjunction with the Recapitalization and (ii) pro forma interest expense and goodwill amortization adjustments.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected consolidated historical financial data of the Company, for each of the years in the five-year period ended December 31, 1997, which have been audited by Arthur Andersen LLP, independent public accountants, and for the unaudited six months ended June 30, 1997 and 1998. The selected historical consolidated financial data for the years ended December 31, 1995, 1996 and 1997 are derived from and should be read in conjunction with the audited consolidated financial statements of Holdings and the related notes thereto included elsewhere in this Prospectus. The selected historical consolidated financial data for the years ended December 31, 1993 and 1994 are derived from audited financial statements of Holdings that are not included in this Prospectus. The selected historical consolidated financial data for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements for such periods included elsewhere in this Prospectus.

  The unaudited pro forma consolidated statement of operations data of the Issuer for the year ended December 31, 1997 gives effect to the Recapitalization and the Empire Acquisition as if they had occurred on January 1, 1997. The unaudited pro forma consolidated statement of operations data of the Issuer for the six months ended June 30, 1998 gives effect to the Recapitalization as if it had occurred on January 1, 1997. The unaudited pro forma consolidated financial data do not purport to represent what the Issuer's or the Company's financial condition or results of operations would actually have been had the Recapitalization and the Empire Acquisition in fact occurred on the assumed dates, nor do they project the Issuer's and/or the Company's financial condition or results of operations for any future period or date.

  The financial data set forth below should be read in conjunction with the audited consolidated financial statements and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                                                                                      SIX MONTHS
                                 YEAR ENDED DECEMBER 31,                PRO FORMA    ENDED JUNE 30,   PRO FORMA
                         --------------------------------------------  DECEMBER 31, ----------------  JUNE 30,
                          1993     1994     1995     1996      1997        1997      1997     1998      1998
                         -------  -------  -------  -------  --------  ------------ -------  -------  ---------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $33,538  $31,289  $77,659  $90,201  $118,072    $120,714   $54,675  $58,558   $58,558
Cost of sales...........  22,808   23,066   56,490   63,032    78,582      80,528    37,630   41,348    41,348
                         -------  -------  -------  -------  --------    --------   -------  -------   -------
 Gross profit...........  10,730    8,223   21,169   27,169    39,490      40,186    17,045   17,210    17,210
Selling, general and
 administrative
 expenses...............   4,307    4,153   10,152    9,148    11,414      11,724     5,334    6,540     6,540
Goodwill amortization...     --       --       600      720     1,521       1,681       680      841       841
                         -------  -------  -------  -------  --------    --------   -------  -------   -------
 Operating income.......   6,423    4,070   10,417   17,301    26,555      26,781    11,031    9,829     9,829
Interest expense........     639      492    3,963    3,858     4,550      17,830     2,160    6,155     8,915
                         -------  -------  -------  -------  --------    --------   -------  -------   -------
 Income before provision
  for income taxes......   5,784    3,578    6,454   13,443    22,005       8,951     8,871    3,674       914
Provision for income
 taxes..................   1,827      --     2,352    5,807     1,376       3,800     1,376     (794)      400
                         -------  -------  -------  -------  --------    --------   -------  -------   -------
 Net income............. $ 3,957  $ 3,578  $ 4,102  $ 7,636  $ 20,629    $  5,151   $ 7,495  $ 4,468   $   514
                         =======  =======  =======  =======  ========    ========   =======  =======   =======
UNAUDITED PRO FORMA
 INCOME TAX DATA:
Income before income
 taxes.................. $ 5,784  $ 3,578  $ 6,454  $13,443  $ 22,005    $  8,951   $ 8,871  $ 3,674   $   914
Provision for income
 taxes(1)...............   2,140    1,324    2,700    5,807     9,000       3,800     3,500    1,500       400
                         -------  -------  -------  -------  --------    --------   -------  -------   -------
Pro forma net income.... $ 3,644  $ 2,254  $ 3,754  $ 7,636  $ 13,005    $  5,151   $ 5,371  $ 2,174   $   514
                         =======  =======  =======  =======  ========    ========   =======  =======   =======
OTHER DATA:
Depreciation and
 amortization (2)....... $ 1,207  $ 1,250  $ 3,761  $ 4,204  $  4,668    $  4,856   $ 2,255  $ 2,105   $ 2,105
Cash flows from
 operating activities ..   4,881    4,371    4,453   13,847    21,313         --      7,831    4,473       --
Cash flows used in
 investing activities ..    (836)    (585) (44,539)  (1,979)  (28,746)        --    (25,946)  (1,273)      --
Cash flows from (used in)
 financing activities ..  (1,710)  (3,082)  36,652  (11,868)    7,433         --     18,115   (3,200)      --
EBITDA (3)..............   7,630    5,320   14,178   21,505    31,223      31,637    13,286   11,934    11,934
EBITDA margin (4).......    22.8%    17.0%    18.3%    23.8%     26.4%       26.2%     24.3%    20.4%     20.4%
Capital expenditures.... $   836  $   585  $ 1,926  $ 1,979  $  4,050    $  4,050   $  1,250  $1,273   $ 1,273

                                      28

CREDIT DATA:
                                                                         Pro Forma                     Pro Forma
                                                                        December 31,                    June 30,
                                                                            1997                          1998
                                                                        ------------                   ---------
Cash interest expense............................................        $ 16,934       --       --    $ 8,467
Ratio of EBITDA to cash interest expense.........................             1.9x      --       --        1.4x
Ratio of total debt to EBITDA....................................             5.8x      --       --        N/A
Ratio of earnings to fixed charges (5)...........................             1.5x      --       --        1.1x


                                                                                       As of
                                             As of December 31,                       June 30
                            ----------------------------------------------------      -------
                            1993        1994        1995       1996         1997        1998
                            ----        ----        ----       ----         ----        ----
                                                     (in thousands)
Balance Sheet Data:
Working capital ........  $ 5,325     $ 6,483     $ 6,989     $ 5,409     $13,247    $ 27,313
Total assets ...........   16,720      17,328      69,630      66,503      94,550     106,874
Total debt, including
  current maturities ...    7,629       7,347      46,713      34,845      49,497     186,125
Stockholders' equity
  (deficit) ............    5,246       6,024      10,118      17,754      27,930     (96,547)

--------
(1) For the years ended December 31, 1993, 1995 and 1996 and the period from April 21, 1998 to June 30, 1998, the Company was a Subchapter C corporation for federal income tax purposes. For the years ended December 31, 1994 and 1997, the six months ended June 30, 1997 and the period from January 1, 1998 to April 20, 1998, the Company was a Subchapter S corporation for federal income tax purposes. See "Selected Historical and Pro Forma Consolidated Financial Data" for unaudited pro forma income tax data.
(2)  Excludes amortization of deferred financing costs.
(3) EBITDA represents operating income plus depreciation and amortization (excluding amortization of deferred financing costs). The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Holders tendering Old Notes in the Exchange Offer should consider the following factors in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Issuer's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Issuer's operating performance or measures of its liquidity. Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies.
(4) EBITDA margin represents EBITDA as a percentage of net sales.
(5) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one-third of operating lease payments (the portion deemed to be representative of the interest factor).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, "Selected Historical and Pro Forma Consolidated Financial Data," the audited consolidated financial statements of Holdings for the three-year period ended December 31, 1997 and the notes thereto, and the unaudited consolidated financial statements of Holdings for the six months ended June 30, 1997 and 1998 and the notes thereto included elsewhere in this Prospectus.

GENERAL

  The Company is a leading manufacturer and marketer of a broad range of consumer products, including Wooden Lights, Cutlery, Candles and Woodenware. The Company's products are marketed primarily under the nationally recognized Diamond, Forster and Empire brand names, which have been in existence since 1881, 1887 and 1950, respectively.

  The Company derives its revenue primarily from the sale of its products to substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. During the year ended December 31, 1997, sales to the Company's top 10 customers accounted for approximately 39% of the Company's pro forma gross sales, with one customer, Wal-Mart and its subsidiary, Sam's Club, accounting for approximately 19% of the Company's pro forma gross sales. The Company's ability to maintain and increase its sales depends on a variety of factors including its competitive position in such areas as price, quality, brand identity, distribution and customer service. See "Risk Factors." The Company's products are manufactured at its four automated manufacturing facilities located in Cloquet, Minnesota, East Wilton, Maine, Strong, Maine, and Kansas City, Kansas.

  Net sales, as calculated by the Company, are determined by subtracting discounts and allowances from gross sales. Discounts and allowances consist of price promotions, cash discounts, corporate rebates, slotting fees, consumer coupons, co-op advertising and unsaleables. The Company's cost of sales and its resulting gross margin (defined as gross profit as a percentage of net sales) are principally determined by the cost of raw materials, the cost of the labor to manufacture its products, the overhead expenses of its manufacturing facilities, warehouse costs and freight expenses to its customers. In recent years, the Company has focused on improving its gross margin by seeking to: (i) consolidate manufacturing operations; (ii) reduce headcount and expenses in manufacturing; and (iii) increase operating efficiencies through capital projects with rapid returns on investment.

  Polystyrene resin, a commodity whose market price fluctuates with supply and demand, is a significant component of cost of sales in the Company's Cutlery products. In order to mitigate the impact of changing polystyrene resin prices, the Company in January 1997 entered into a three-year supply contract with a major supplier of polystyrene resin, under which the Company believes it receives the lowest price available to any customer purchasing similar volume, and receives short-term price protection during periods of rising prices. During periods of rising prices, the Company generally has been able to pass through the majority of the polystyrene resin price increases to its customers on a delayed basis. During periods of declining polystyrene resin prices, the Company generally has reduced prices to its customers.

  Selling, general and administrative expenses consist primarily of selling expenses, broker commissions and administrative costs. Broker commissions and certain selling expenses generally vary with sales volume while administrative costs are relatively fixed in nature.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, gross sales and gross sales as a percentage of the Company's aggregate net sales for the Company's major product groups, as well as the Company's aggregate net sales, EBITDA and EBITDA margin.

                                YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                          -----------------------------------------   ---------------------------
                             1995          1996           1997             1997         1998
                          ------------  ------------  -------------   -----------   -------------
                                                (DOLLARS IN MILLIONS)

Wooden Lights...........  $17.6   22.6% $19.8   22.0% $ 20.9   17.7%  $  9.6  17.6% $  9.8   16.7%
Cutlery.................   27.9   35.9   32.6   36.1    35.4   30.0     18.7  34.2    20.3   34.6
Candles.................     --     --     --     --    25.5   21.6      6.7  12.3    11.1   18.9
Woodenware..............   25.7   33.1   28.7   31.8    30.2   25.6     15.6  28.6    15.8   27.0
Institutional/Other.....   13.8   17.8   17.5   19.4    16.7   14.1      9.0  16.3     8.3   14.2
                          -----  -----  -----  -----  ------  -----     ----  ----    ----   ----
 Total gross sales......   85.0  109.4   98.6  109.3   128.7  109.0     59.6 109.0    65.3  111.4
Discounts and allow-
 ances..................   (7.3)  (9.4)  (8.4)  (9.3)  (10.6)  (9.0)    (4.9)  9.0    (6.7) (11.4)
                          -----  -----  -----  -----  ------  -----     ----  ----    ----   ----
 Net sales..............  $77.7  100.0% $90.2  100.0% $118.1  100.0%  $ 54.7 100.0% $ 58.6   100%
                          =====  =====  =====  =====  ======  =====     ====  ====    ====   ====
EBITDA (1)..............  $14.2   18.3% $21.5   23.8% $ 31.2   26.4%  $ 13.4  24.5% $  5.8   9.9%
                          =====  =====  =====  =====  ====== ======
Adjusted EBITDA (2) ....                                              $ 13.4  24.5% $ 11.9  20.3%
                                                                        ====  ====    ====  ====

--------
(1) EBITDA represents operating income plus depreciation and amortization (excluding amortization of deferred financing costs). The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Holders tendering Old Notes in the Exchange Offer should consider the following factors in evaluating such measures: EBITDA and related measures
  (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Issuer's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Issuer's operating performance or measures of its liquidity. Additionally, because all companies do not calculate EBITDA and related measures in a uniform fashion, the calculations presented in this Prospectus may not be comparable to other similarly titled measures of other companies.
(2) Represents EBITDA excluding Recapitalization Expenses.


  The following table sets forth, for the periods indicated, certain historical statement of operations data and such data as a percentage of net sales for the Company.

                                                                        SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                      JUNE 30,
                         ---------------------------------------    ---------------------------
                            1995          1996          1997           1997            1998
                         -----------  ------------  ------------    -----------     -----------
                                             (DOLLARS IN MILLIONS)
Net sales............... $77.7 100.0% $ 90.2 100.0% $118.1 100.0%   $54.7  100.0%  $58.6  100.0%
Cost of sales...........  56.5  72.7    63.0  69.8    78.6  66.6     37.7   68.9    41.4   70.6%
                         ----- -----  ------ -----  ------ -----    -----  -----   -----  -----
Gross profit............  21.2  27.3    27.2  30.2    39.5  33.4     17.0   31.1    17.2   29.4
Selling, general and
 administra-
 tive expenses..........  10.1  13.0     9.2  10.2    11.4   9.6      5.3    9.7     6.5   11.1
Goodwill amortization...   0.6   0.8     0.7   0.8     1.5   1.3      0.7    1.3     0.8    1.4
                         ----- -----  ------ -----  ------ -----     ----- -----   -----  -----
Operating income(loss)..  10.5  13.5    17.3  19.2    26.6  22.5     11.0   20.1     9.8   16.7
Interest expense........   4.0   5.1     3.9   4.3     4.6   3.9      2.2    4.0     6.2   10.6
                         ----- -----  ------ -----  ------ -----    -----  -----   -----  -----
Income (loss)
 before provision
 for income taxes....... $ 6.5  8.4%  $ 13.4 14.9%  $ 22.0 18.6%    $ 8.8   16.1%  $(3.7)  (6.3%)
                         ===== =====  ====== =====  ====== =====    =====  =====   =====  =====

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  NET SALES. Net sales for the six months ended June 30, 1998, increased 7.1% to $58.6 million from $54.7 million for the six months ended June 30 1997, primarily due to the Empire Acquisition which added net sales of $3.0 million. The remaining increase in 1998 net sales resulted from the continued growth in Cutlery, and the introduction of Reflections candles into the grocery trade, which added $2.0 million in gross sales. The increase in gross sales was offset somewhat by increased promotional and slotting allowance spending of $1.8 million, primarily for Cutlery and Candles, including $0.3 million of Candle allowances. Gross sales of Cutlery products increased from 8.6% to $20.3 million, primarily as a result of growth in both branded and private label products.

  GROSS PROFIT. Gross profit increased $0.2 million to $17.2 million for the six months ended June 30, 1998 from the six months ended June 30, 1997, while gross margin declined from 31.1% to 29.4%. The increased gross profit reflects the impact of the Empire Acquisition ($0.8 million) and the increased volume of sales reflected above, offset by certain inventory and production problems incurred with the candle product line. The Company has made a claim against the former shareholders under the Recapitalization Agreement to recover these costs. Management believes these inventory problems were one time and nonrecurring in nature and that the production problems are being addressed. In addition, the Company incurred a devaluation of inventory to actual cost in its Maine facilities of $0.5 million. Excluding the effects of these factors, gross margin would have been 31.9%

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of net sales increased to 11.1% for the six months ended June 30, 1998 from 9.7% in the six months ended June 30, 1997. The Company had non-recurring costs relating to the severance of the Chief Operating Officer of the Candle division ($0.1 million), the write-off of receivables as a result of the Venture Stores bankruptcy ($0.1 million) and expensing of recruiting and relocation costs ($0.2 million) to strengthen the management team. In addition, the Company incurred higher expenses to support the introduction of Reflections candles into the grocery trade.

  GOODWILL AMORTIZATION. Goodwill amortization in the six months ended June 30, 1998 increased to $0.8 million, from $0.7 million in the six months ended June 30, 1997 as the result of the Empire Acquisition.

  INTEREST EXPENSE. Interest expense for the six months ending June 30, 1998 increased to $6.2 million from $2.2 million for the six months ended June 30, 1997. This increase is the result of increased debt load and deferred financing costs associated with the Recapitalization.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  NET SALES. Net sales in 1997 increased 30.9% to $118.1 million from $90.2 million in 1996. This increase primarily reflected the impact of the Empire Acquisition in February 1997, which contributed net sales of $24.0 million. Without giving effect to the Empire Acquisition, net sales in 1997 increased 4.3% to $94.1 million. The remaining increase in 1997 net sales principally resulted from continued growth in gross sales of Wooden Lights, Cutlery and Woodenware products, partially offset by a slight decline in gross sales of Institutional/Other products (reflecting a $0.9 million one-time order of advertising matches in 1996) and increased discounts and allowances resulting from additional sales volume. Gross sales of Cutlery products increased 8.6% to $35.4 million, primarily as a result of growth in private label sales. Gross sales of Woodenware and Wooden Lights increased 5.2% and 5.6% to $30.2 million and $20.9 million, respectively, principally as a result of adding new customers.

  GROSS PROFIT. Gross profit in 1997 increased 45.2% to $39.5 million from $27.2 million in 1996. Gross margin increased to 33.4% in 1997 from 30.2% in 1996. The increase in gross profit primarily reflected the impact of the Empire Acquisition, which contributed gross profit of $6.2 million. Without giving effect to the Empire Acquisition, gross profit increased 22.4% to $33.3 million, and gross margin increased to 35.4%. Gross margin was significantly impacted by: (i) reduced clothespin manufacturing costs as a result of lower headcount and raw material costs and higher manufacturing yields; (ii) reduced Cutlery manufacturing costs as a result of lower polystyrene resin prices;
(iii) operating efficiencies achieved through capital projects with rapid returns on investment; (iv) increased sales volume in the Company's Wooden Lights, Cutlery and Woodenware products; and (v) the lower gross margins associated with the Candles operations of Empire.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of net sales decreased to 9.6% in 1997 from 10.2% in 1996. The decrease in selling, general and administrative expenses as a percentage of net sales resulted primarily from spreading certain fixed and semi-fixed costs over a larger sales base, and a continued emphasis by the Company on reducing administrative costs. Excluding the Empire Acquisition, selling, general and administrative expenses decreased to 9.9% of net sales in 1997.

  GOODWILL AMORTIZATION. Goodwill amortization in 1997 increased to $1.5 million from $0.7 million in 1996 as a result of the Empire Acquisition.

  INTEREST EXPENSE. Interest expense in 1997 increased to $4.6 million from $3.9 million in 1996. The increase was due primarily to additional borrowings under the Company's existing bank credit facilities in connection with the Empire Acquisition in February 1997.

  PROVISION FOR INCOME TAXES. As of January 1, 1997, the Company changed its status from a Subchapter C corporation to a Subchapter S corporation for federal income tax purposes. As a Subchapter S corporation, the Company's stockholders were primarily responsible for income taxes with respect to the Company's income. The effective income tax rate of 6.2% for the year ended December 31, 1997 resulted from the removal of the deferred tax assets and liabilities as of December 31, 1996 due to the election of Subchapter S corporation status. The effective income tax rate of 43.2% for the year ended December 31, 1996 varied from the federal statutory rate primarily as a result of non-deductible goodwill amortization and state income taxes.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  NET SALES. Net sales in 1996 increased 16.1% to $90.2 million from $77.7 million in 1995. This increase primarily reflected: (i) a full year of Forster operations in 1996 as compared to approximately 10 months in 1995; (ii) continued growth in the sales volume of Cutlery products; (iii) increased sales of Wooden Lights products as a result of increases in unit volumes and prices; (iv) a 3% unit price increase in toothpick products; and (v) a $0.9 million one-time order of advertising matches.

  GROSS PROFIT. Gross profit in 1996 increased 28.3% to $27.2 million from $21.2 million in 1995. Gross margin increased to 30.2% in 1996 from 27.3% in 1995. The increases in gross profit and gross margin principally resulted from: (i) increased sales volume achieved in connection with the Forster Acquisition; (ii) cost savings achieved in connection with the consolidation of the manufacturing of the toothpick and clothespin products into a single facility; (iii) increased sales volume of higher-margin Wooden Lights products; (iv) declining polystyrene resin prices; and (v) reduced Cutlery manufacturing costs through investments in automated equipment that lowered headcount and increased efficiency.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of net sales decreased to 10.2% in 1996 from 13.0% in 1995. The decrease in selling, general and administrative expenses was due primarily to cost savings achieved in connection with the Forster Acquisition, as well as spreading certain fixed and semi-fixed costs over a larger sales base and a continued emphasis by the Company on reducing administrative costs.

  GOODWILL AMORTIZATION. Goodwill amortization in 1996 increased to $0.7 million from $0.6 million in 1995 as a result of a full year of goodwill amortization in connection with the Forster Acquisition.

  INTEREST EXPENSE. Interest expense in 1996 decreased to $3.9 million from $4.0 million in 1995. This decrease was due primarily to the Company's payments on indebtedness incurred in the Forster Acquisition in March 1995 and lower variable interest rates associated with the Company's term note and revolving line of credit during 1996 compared to 1995.

  PROVISION FOR INCOME TAXES. The effective income tax rate increased to 43.2% for the year ended December 31, 1996 from 36.4% for the year ended December 31, 1995. The 1995 effective tax rate decreased due to the recognition of a net deferred tax asset of $0.3 million as a result of the Company's election to change its status from a Subchapter S corporation to a Subchapter C corporation for federal income tax purposes effective January 1, 1995. The 1995 and 1996 effective income tax rates varied from the federal statutory rate primarily as a result of non-deductible goodwill amortization and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  HISTORICAL

  Cash provided by operating activities was $7.8 million and $4.5 million for the six months ended June 30, 1997 and 1998, respectively. Cash provided by operating activities was $4.5 million, $13.8 million and $21.3 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's primary cash requirements have been to fund working capital, maintenance capital expenditures and acquisitions. The

Company has generally used internally generated funds and amounts available under its existing revolving credit facility as its primary sources of liquidity, with borrowings being utilized principally to fund acquisitions. In 1997, the Company invested $24.7 million in the Empire Acquisition, and in 1995 the Company invested $42.4 million in the Forster Acquisition. These acquisitions were funded from borrowings under senior bank credit facilities.

  Capital expenditures (excluding acquisition costs) for the six months ended June 30, 1997 and 1998 were $1.3 million. Capital expenditures (excluding acquisition costs) for the year ended December 31, 1997 were $4.1 million compared to $2.0 million for the year ended December 31, 1996 and $1.9 million for the year ended December 31, 1995. This higher level of capital spending in 1997 was primarily attributed to facility consolidation and investments in new candle lines at the Company's Kansas City facility. The Company's historical capital expenditures have been primarily used to expand capacity and improve manufacturing efficiencies. The Company currently expects its capital expenditures for 1998 to be approximately $2.5 million.

  AFTER THE RECAPITALIZATION

  Holdings, the Stockholders and the Sponsors entered into the Recapitalization Agreement, which provided for the Recapitalization of Holdings. Pursuant to the Recapitalization Agreement, the Sponsors and other investors purchased from Holdings, for an aggregate purchase price of $47.0 million, Holdings Preferred Stock together with the Warrants. In addition, Holdings purchased for $211.4 million, subject to certain working capital and debt adjustments, from the Stockholders, all outstanding shares of Holdings capital stock other than the Retained Shares.

  As a result of the Recapitalization, the Company's capital structure changed substantially. As of June 30, 1998, the Company's capital structure consisted of $100.0 million of Old Notes; $80.0 million of Term Loan Facilities; the Revolving Credit Facility, of which approximately $10.6 million was used to consummate the Recapitalization and of which approximately $6.3 million was drawn as of such date; and $84.0 million Holdings Senior Discount Debentures, of which $45.1 million was received in gross proceeds and $47.0 million of Holdings Preferrred Stock. In April 2003, the Company will be required to redeem a certain amount of Holdings Senior Discount Debentures equal to (i) $33.2 million multiplied by (ii) the quotient obtained by dividing (x) the aggregate principal amount at maturity of Holdings Senior Discount Debentures then outstanding by (y) $84.0 million, at a redemption price equal to 100% of the principal amount of Holdings Senior Discount Debentures so redeemed. Commencing October 15, 2003, the Company will be required to make semi-annual cash payments of interest on the Holdings Senior Discount Debentures.

  The Company's ability to make scheduled payments of the principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including Holdings Senior Discount Debentures), or to fund planned capital or other expenditures will depend on its future financial or operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, many of which are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available borrowings under the Revolving Credit Facility will be adequate to meet the Company's anticipated future requirements for working capital, budgeted capital and other expenditures and scheduled payments of principal and interest on its indebtedness, including Holdings Senior Discount Debentures, for the next several years. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Revolving Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including Holdings Senior Discount Debentures, or to make anticipated capital and other expenditures.

  Following the Recapitalization, the Company's primary sources of liquidity are cash flow from operations and borrowing under the Revolving Credit Facility. The Company's primary uses of cash are debt service requirements, capital expenditures and working capital. The Company expects that continuing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under the Revolving Credit Facility.

RECENTLY ISSUED ACCOUNTING STANDARDS

  Financial Accounting Standards Board Statement ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information," issued in June 1997 and effective for fiscal years beginning after December 15, 1997, redefines how operating segments are determined and requires expanded quantitative and qualitative disclosures relating to a company's operating segments. The Company believes that the effect on it of adopting SFAS No. 131 will not be significant.

INFLATION AND ECONOMIC TRENDS

  Although its operations are affected by general economic trends, the Company does not believe that inflation has had a material impact on its results of operations.

YEAR 2000

  Many computer systems and software applications, including most of those used by the Company, identify dates using only the last two digits of the year. These systems are unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability (referred to as the "Year 2000" issue), if not addressed, could cause certain systems or applications to fail or provide incorrect information after December 31, 1999 or when using dates after December 31, 1999. This in turn, could have an adverse effect on the Company, due to the Company's direct dependence on its own system and applications and indirect dependence on those of other entities with which the Company must interact.

  The Company has implemented a process to either replace or modify all of the Company's current computer systems and software applications to become Year 2000 compliant. In connection with this process, the Company has retained two information technology consulting groups. The Company is dependent on these consulting groups to assess the impact of the Year 2000 issue and to recommend any necessary corrective action. The core of the new computer systems and software applications which are Year 2000 complaint have already been installed and by the end of the year 1998, these systems and applications are expected to be functioning, with only enhancing features to be added in 1999. The Company expects to complete the process by June 1999.

  The Company currently estimates that its costs incurred in 1997 and through the year 2000 to enhance its information systems may cost approximately $0.9 million. These costs include estimates for employee compensation on the project team, consultants, hardware and software. At June 30, 1998, the Comapny had spent approximately $168,000. The Company does not anticipate incurring any additional expenses in connection with the Year 2000 issue.

  As a result of the implementation of the new computer systems and software applications, the Company is not likely to initiate other major systems projects in connection with the Year 2000 issue. Although there can be no assurance that the Company will not experience cost overruns or delays in connection with its plan for replacing or modifying its information systems, the Company does not intend to develop contingency plans. In the event that the Company is unsuccessful in its efforts to enhance its computer systems and software applications to be Year 2000 compliant, it could experience cost overruns stemming from customer billing and collection problems. These problems are not likely, however, to have an adverse material effect on the Company's results of operations.

                                   BUSINESS

OVERVIEW

  Diamond Brands is a leading manufacturer and marketer of a broad range of branded consumer products, including Wooden Lights, Cutlery, Candles and Woodenware. The Company's products are marketed primarily under the Diamond, Forster and Empire brand names, which have been in existence since 1881, 1887 and 1950, respectively. The Company believes it has the leading domestic retail market share in the wooden match, plastic cutlery, toothpick, clothespin and wooden craft product categories. In each of these product categories, which in the aggregate represented approximately 63% of 1997 pro forma gross sales, the Company believes it has achieved a domestic retail market share of more than double that of its nearest branded competitor. For the year ended December 31, 1997, the Company generated pro forma net sales of $120.7 million and pro forma EBITDA of $31.6 million, which represented a pro forma EBITDA margin of 26.2%. For the six months ended June 30, 1998, the Company generated net sales of
$58.6 million and EBITDA of $11.9 million, which represented an EBITDA margin of 20.4%

  The Company believes it has achieved its leading market shares and strong profitability by: (i) capitalizing on the Company's strong brand name recognition, high quality products and category management strategy to secure and maintain retail shelf space; (ii) expanding its product offerings through strategic acquisitions, including the Forster Acquisition in 1995 and the Empire Acquisition in 1997; (iii) achieving significant cost savings through the integration of the Forster and Empire businesses, including headcount reductions and facilities consolidations; and (iv) focusing on reducing manufacturing and administrative costs.

  The Company's products are sold in substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. Diamond Brands also sells certain of its products to institutional and other customers such as food service and food processing companies and redistributors. The Company sells its products through a nationwide sales network consisting primarily of independent broker organizations and also sells products directly to selected mass merchandisers and warehouse clubs, including Wal-Mart and Price Costco. In order to strengthen relationships with its customers, the Company employs a category management strategy, which includes a corporate rebate program that provides incentives to grocery retailers to buy multiple products from the Company.

  Diamond Brands produces its products at four automated manufacturing facilities located in Cloquet, Minnesota, East Wilton, Maine, Strong, Maine, and Kansas City, Kansas. The Company believes it is a low-cost manufacturer in most of its product categories. In the United States, Diamond Brands believes it is the sole manufacturer of wooden matches and the largest manufacturer of toothpicks and clothespins.

COMPETITIVE STRENGTHS

The Company believes that its stable and diverse product portfolio, strong brand names, national distribution and cost-efficient manufacturing have resulted in strong financial performance and provide an attractive platform for growth. In particular, the Company believes it is distinguished by the following competitive strengths:

  . DIVERSE PRODUCT PORTFOLIO WITH ATTRACTIVE SALES MIX. The Company has a diverse product portfolio with its 1997 pro forma gross sales consisting of Wooden Lights (15.9%), Cutlery (26.9%), Candles (21.5%), Woodenware (23.0%) and Institutional/Other (12.7%). This product portfolio allows the Company to offer retailers a broad product offering without relying on any one product category for profitability. Diamond Brands' product mix includes stable and well-established categories (such as Wooden Lights and Woodenware), as well as higher-growth categories (such as Cutlery and Candles). In addition, the Company believes its product mix is attractive because its product categories tend to be less reliant on new product introductions than are other consumer product categories. Approximately 98% of the Company's 1997 pro forma gross sales consisted of products introduced prior to 1994. The Company also believes that its products are not significantly impacted by changes in overall economic conditions.

  . STRONG BRAND NAMES WITH LEADING MARKET SHARES. The Company's three primary brand names--Diamond, Forster and Empire--have been in existence since 1881, 1887 and 1950, respectively. The Company believes that strong brand name recognition and high quality products have contributed to its leading domestic retail market shares in the wooden match, plastic cutlery, toothpick, clothespin and wooden craft product categories. In each of these product categories, which in the aggregate represented approximately 63% of 1997 pro forma gross sales, the Company believes it has achieved a domestic retail market share of more than double that of its nearest branded competitor. The Company believes its strong brand names and leading market shares provide a competitive advantage in selling its products to retailers.

  . WELL-ESTABLISHED NATIONAL RETAIL DISTRIBUTION. Diamond Brands' products are sold in substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. The Company has established relationships with many of the largest retailers in the United States such as Wal-Mart, Price Costco, Target, Publix and Kroger. The Company sells its products through a nationwide sales network consisting primarily of independent broker organizations and also sells products directly to selected mass merchandisers and warehouse clubs. The Company employs a category management strategy which includes a corporate rebate program that provides incentives to grocery retailers to buy multiple products from the Company.

  . COST-EFFICIENT MANUFACTURING. The Company believes that its four automated manufacturing facilities position it as a low-cost manufacturer in most of its product categories. The Company continues to invest in automation equipment in order to reduce headcount and increase efficiency.

  . STRONG CASH FLOW WITH LIMITED MAINTENANCE CAPITAL EXPENDITURES. The
     Company's strong EBITDA and EBITDA margin, together with limited maintenance capital expenditure requirements, provide the Company with significant cash flow to reduce indebtedness and implement its business strategy. Over 90% of the Company's capital expenditures in the five years ended December 31, 1997 have related to productivity improvements and capacity expansions. The Company currently expects its capital expenditures for 1998 to be approximately $2.5 million, of which approximately $1.3 million had been expended in the six months ended June 30, 1998.

  . EXPERIENCED MANAGEMENT TEAM. The Company's existing senior management team possesses extensive industry and product knowledge and has an average tenure of seven years with the Company. In addition, in connection with the Recapitalization, Naresh K. Nakra became President, CEO and a director of Diamond Brands. Dr. Nakra has more than 25 years of experience in the branded consumer products and food industries, including five years as President and CEO of Gruma Corporation, whose subsidiaries include Mission Foods Corporation, a leading manufacturer and marketer of tortilla products, and Azteca Milling, a leading manufacturer and marketer of corn flour. Based on IRI data, Gruma Corporation achieved significant increases in sales and market share during Dr. Nakra's tenure. Dr. Nakra and the Company's existing senior management team have experience in identifying, consummating and integrating strategic acquisitions. See "New Chief Executive Officer."

BUSINESS STRATEGY

  The Company's business strategy, which is designed to enhance its strong market positions and increase sales and EBITDA, includes the following elements:

  . CONTINUE TO PRODUCE HIGH QUALITY PRODUCTS. The Company believes that product quality has been a key factor in its success and intends to continue manufacturing high quality products in a cost-efficient manner in each of its product categories. The Company believes that its products are of superior or equivalent quality compared to those of its competitors, and that its brand names and "Made in the USA" label distinguish the Company's products from those of its competitors.

  . EXPAND CATEGORY MANAGEMENT STRATEGY TO INCREASE RETAIL SHELF
     SPACE. Diamond Brands utilizes a category management strategy to maintain and increase shelf space for its products at retail outlets. A central element of this strategy is the Company's corporate rebate program, which provides incentives to grocery retailers to buy multiple products from the Company. The Company intends to expand its corporate rebate program to include additional grocery retailers. The category management strategy also includes consolidated invoicing and shipping across the Company's product lines, which allows retailers to lower buying costs and reduce their number of suppliers.

  . ENTER NEW DISTRIBUTION CHANNELS. The Company's products are sold primarily through grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. While the Company has been successful in these distribution channels, management believes there is potential to increase sales and EBITDA by: (i) penetrating additional retail outlets including gift stores and party supply stores; (ii) increasing sales efforts in the food service industry; and (iii) entering international markets. The Company has taken initial steps to explore potential international opportunities by establishing contacts with potential local distributors in Canada and the Caribbean. The Company expects to explore such potential opportunities further in the future. The Company intends to utilize its strong brand names, diverse product portfolio and cost- efficient manufacturing to facilitate its entry into new distribution channels.


  . CAPITALIZE ON STRONG BRAND NAMES AND NATIONAL DISTRIBUTION TO INTRODUCE
     NEW PRODUCTS. The Company intends to continue developing new products and product line extensions designed to capitalize on the Company's strong brand names and existing distribution and manufacturing capabilities. The Company intends to use its category management strategy and existing relationships with retailers to secure retail shelf space for these new products.

  . PURSUE ATTRACTIVE ACQUISITION OPPORTUNITIES. The Company has successfully completed and integrated three strategic acquisitions in the last seven years. In 1991, the Company purchased certain assets of Universal Match. In 1995, the Company strengthened its position in the Woodenware and Cutlery product categories through the Forster Acquisition and in February 1997, the Company added candles to its product portfolio through the Empire Acquisition. The Company believes there are additional opportunities to generate incremental sales and EBITDA through strategic acquisitions. At any given time, the Company may be in various stages of considering such opportunities. Although the Company does not currently have any particular strategic acquisition opportunities identified, it intends to consider regularly and to pursue strategic acquisitions that:
     (i) add to or complement its product portfolio; (ii) leverage its existing distribution and manufacturing capabilities; or (iii) provide access to new distribution channels for its products.

PRODUCTS

  The following table sets forth the Company's gross sales and percentage of total gross sales by product category.

                                        GROSS SALES                       PERCENTAGE OF GROSS SALES
                         ------------------------------------------ -----------------------------------------
                                FISCAL YEAR           SIX MONTHS          FISCAL YEAR             SIX MONTHS
                             ENDED DECEMBER 31,      ENDED JUNE 30,    ENDED DECEMBER 31,         ENDED JUNE 30,
                         -------------------------- --------------- ---------------------------- -----------------
                                              PRO                                          PRO
                                             FORMA                                        FORMA
                         1995  1996   1997  1997(1)  1997    1998   1995   1996   1997   1997(1) 1997   1998
                         ----- ----- ------ ------- ------- ------- -----  -----  -----  ------- -----  -----
                                       (IN MILLIONS)
Wooden Lights........... $17.6 $19.8 $ 20.9 $ 20.9  $   9.6 $   9.8  20.7%  20.1%  16.2%   15.9%  16.2%  15.0%
Cutlery.................  27.9  32.6   35.4   35.4     18.7    20.3  32.8   33.1   27.5    26.9   31.3   31.3
Candles.................    --    --   25.5   28.3      6.7    11.1    --     --   19.8    21.5   11.3   17.0
Woodenware..............  25.7  28.7   30.2   30.2     15.6    15.8  30.2   29.1   23.5    23.0   26.2   24.2
Institutional/Other.....  13.8  17.5   16.7   16.7      9.0     8.3  16.3   17.7   13.0    12.7   15.0   12.7
                         ----- ----- ------ ------  ------- ------- -----  -----  -----   -----  -----  -----
   Total................ $85.0 $98.6 $128.7 $131.5  $  59.0 $  65.3 100.0% 100.0% 100.0%  100.0% 100.0% 100.0%
                         ===== ===== ====== ======  ======= ======= =====  =====  =====   =====  =====  =====

(1) The pro forma gross sales data for the year ended December 31, 1997 give effect to the Empire Acquisition as though it had occurred on January 1, 1997.

  WOODEN LIGHTS

  The Company's Wooden Lights products include kitchen matches, penny matches (smaller wooden matches), fireplace matches and fire starter products. The Company focuses on the retail consumer market, which it believes offers higher margins and less competition than the institutional market. The Company sells its wooden match products primarily under the Diamond, Ohio Blue Tip and Fire Chief names and its fire starter products under the SuperMatch and Superstart names. Diamond Brands' Wooden Lights products are primarily sold through grocery stores, drug stores and mass merchandisers. The Company manufactures its Wooden Lights products at its Cloquet, Minnesota facility.

  The Company believes it is the sole manufacturer of wooden matches in the United States and that it holds the leading domestic retail market share in the wooden match category with a market share of more than double that of its nearest branded competitor. The Company competes in the domestic retail wooden match market with foreign manufacturers, particularly from Sweden, Chile, China and Korea. The wooden match market is mature, and the Company has maintained relatively stable sales and attractive gross margins. Although the market for penny match and kitchen match products is affected by smoking patterns, the Company believes that its wooden match product mix makes it somewhat less dependent on smoking patterns than manufacturers of book matches and disposable lighters. The market for fire starter products, which are used by consumers in both household and camping applications, is growing in the United States, and the Company competes with First Brands, Duraflame and Pine Mountain, each of which the Company believes has a greater market share than that of the Company.

  Diamond Brands' kitchen match products are sold primarily in 250 count boxes in both the "strike anywhere" and "strike on box" format. Penny matches are sold in 32 and 40 count boxes in both strike formats. The Company's fireplace matches are imported. Retail prices for the Company's wooden matches generally range from $0.59 to $1.99. Retail prices for the Company's fire starter products generally range from $1.29 to $4.99.

  The Company's strategy in Wooden Lights focuses on maintaining and increasing retail shelf space. In addition, the Company plans to focus on increasing its presence in the fire starter category by expanding consumer and trade promotions.

  CUTLERY

  The Company offers a wide range of plastic cutlery and straws. The Company focuses on the retail consumer market which it believes offers higher margins and less competition than the institutional market. The Company significantly expanded its Cutlery business through the Forster Acquisition in March 1995. In 1997, Diamond Brands entered the retail plastic straw market to offer its customers a more complete product line. The Company's Cutlery products are sold under both the Diamond and Forster brand names. The Company is also a major supplier of private label plastic cutlery to retailers. Diamond Brands' Cutlery products are primarily sold through grocery stores, drug stores and mass merchandisers. The Company manufactures its Cutlery products at its East Wilton, Maine facility.

  The retail plastic cutlery market includes four major branded participants (Diamond Brands, OWD, Maryland Plastic and Envirodyne Inc.'s Clear Shield division) and a sizable private label component. The Company believes that it holds the leading domestic retail market share in the plastic cutlery category with a market share of more than double that of its nearest branded competitor. The Company also believes that private label sales will continue to represent an attractive growth area. Consumer demand for convenience and the growing popularity of prepared foods are positively impacting the Company's Cutlery product growth.

  The Company produces its plastic cutlery products in various weights (heavy duty, full size and lightweight), colors (including holiday themes) and packages (boxes and bags of 24, 48, 72, 100 and 288 pieces). The Company also manufactures seasonal products for Christmas and Halloween. Heavy duty cutlery is the Company's largest plastic cutlery product line, followed by full-size cutlery, which is marketed as dinnerware. Servingware consists of large plastic serving spoons and forks. Retail prices for the Company's Cutlery products generally range from $0.59 to $1.49.

  The Company's strategy in the Cutlery segment focuses on: (i) expanding on the Company's current category management strategy in grocery stores by emphasizing the corporate rebate program; (ii) providing consumer promotions such as coupon inserts and "buy one, get one free" promotions; (iii) increasing private label sales to better utilize the Company's manufacturing capabilities; and (iv) supporting newly introduced plastic straw products through cross-promotions with plastic cutlery.

  CANDLES

  The Company's candle products include scented candles, outdoor citronella candles, holiday candles, luminaries and related products. The Company entered the candle business through the Empire Acquisition in February 1997. The Company sells its Candles primarily under the Empire, Richly Scented Candle, Patty-O-Candle, Diamond Reflections and Concord names. The Company manufactures its candle products at its Kansas City, Kansas facility.

  The Company believes the U.S. candle market exceeds $1 billion in annual sales and is highly fragmented, with the majority of manufacturers generating annual sales of less than $15 million each. The candle market is divided into holiday products (approximately one-third) and non-holiday products (approximately two-thirds), with the fastest growing segment being scented candles. The Company's principal competitors in the candle business include Blyth Industries, Inc., the industry leader with a broad portfolio and extensive distribution, Dial Corporation, Lancaster Colony Corporation, S.C. Johnson, Lamplight Farms and The Yankee Candle Company. From time to time during the year-end holiday season, the Company experiences competition from foreign manufacturers of candles.

  The Company currently manufactures poured candles and imports holiday candles, tapers, pillars and votives. The Company offers its candle products in various containers, sizes (ranging from 4 ounces to 23 ounces) and fragrances. Citronella candles' popularity has grown in recent years due to their effectiveness as a natural insect repellent. The Company sells citronella candles in a variety of decorative container types, including pails, glass jars, pottery, terra cotta bowls and planters, and bamboo torches. Imported holiday candles are sold under the Concord name. Retail prices for the Company's candle products generally range from $0.99 to $9.99.

  The Company's Candles are sold primarily through mass merchandisers, warehouse clubs and grocery stores. Part of Diamond Brands' rationale for the Empire Acquisition was a plan to increase the Company's sales of candle products to grocery stores by capitalizing on the Company's network of independent broker organizations. As part of this strategy, the Company recently introduced Diamond Reflections to compete in grocery stores at a discount to the market leaders. The Company also intends to leverage its distribution capabilities and further enhance its product line by beginning to manufacture votive, pillar and taper candles over the next three years. In addition, the Company believes that the recently completed consolidation of its candle manufacturing facility in Kansas City, Kansas will further lower its candle manufacturing costs and improve product quality.

  WOODENWARE

  The Company's Woodenware products include toothpicks, clothespins, clothesline and wooden crafts (small wooden shapes). Diamond Brands strengthened its leadership position in these product lines with the Forster Acquisition in March 1995. The Company focuses on the retail consumer market, which it believes offers higher margins and less competition than the institutional market. Diamond Brands' Woodenware products, with the exception of wooden crafts, are sold through grocery stores, mass merchandisers, warehouse clubs and drug stores. Wooden crafts are sold primarily through Wal-Mart and craft retail stores. All of the Company's Woodenware products, with the exception of clothesline and wooden crafts, are sold both under the Diamond and Forster brand names. The Company manufactures its Woodenware products at its facilities in Cloquet, Minnesota (toothpicks), East Wilton, Maine (plastic clothespins), and Strong, Maine (toothpicks, clothespins and wooden crafts).

  The Company believes it holds the leading domestic retail market share in the clothespins, toothpick, and wooden craft categories with a market share of more than double that of its nearest branded competitor in each of these product categories. The toothpick market is a mature market and the Company faces competition from two domestic toothpick companies and imports from China, Brazil and Canada. The clothespin market is a mature market, and the Company faces competition from Magla/Seymour and imports from China.

  The Company sells a variety of toothpick stock-keeping units ("SKUs") under both the Diamond and Forster brand names. The majority of its square, round and flat toothpicks are sold in 250 count boxes, while specialty and colored toothpick SKUs are sold in 100, 120 or 250 count plastic containers. Retail prices on the Company's toothpicks generally range from $0.39 to $1.99. The Company also sells both wooden and plastic clothespins under the Diamond and Forster names. The Company sells clothespins in 18, 24, 36, 50 and 100 count bags. Retail prices for the Company's clothespins generally range from $0.99 to $3.49. The Company's wooden craft products are used for creative play and to build structures, including houses and figurines, and comprise a large number of SKUs. Retail prices for the Company's wooden craft products generally range from $0.39 to $1.99.

  The Company's Woodenware strategy focuses on maintaining and increasing shelf space. For both its toothpick and clothespin products, the Company utilizes a "Made in the USA" label on the package to differentiate its products from imports. The Company believes that Woodenware products manufactured in the

United States are regarded by consumers as having higher quality levels than foreign brands. Diamond Brands also cross-markets clothespins and clothesline.

  INSTITUTIONAL/OTHER

  The Company's Institutional/Other product group consists of institutional/food service products (such as wrapped toothpicks, heavy duty reusable plastic cutlery, bulk cutlery, coffee stirrers, skewers and steak markers) and industrial woodenware products (such as ice cream sticks and corn dog sticks), which are sold primarily to food service and food processing customers. The Company's Institutional/Other products also include resale book matches, which are sold primarily to retailers, and advertising matches, which are primarily sold to redistributors. Diamond Brands is the primary supplier of wooden advertising matches to the two leading redistributors of advertising matches in North America and is also the largest producer of corn dog sticks in North America. Advertising matches are penny matches packaged in boxes carrying an advertising logo and are principally utilized as promotional tools by restaurants, bars and hotels.

  The Company offers certain products in the institutional market, largely to utilize available production capabilities. Although the Company has not focused on competing generally in the institutional market, management believes there is potential to increase sales and EBITDA by increasing its presence in the institutional market.

SALES AND MARKETING

  The Company sells its products in substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. Diamond Brands also sells certain of its products to institutional and other customers such as food service and food processing companies and redistributors. The Company has established strong relationships with many of the largest retailers in the United States (such as Wal-Mart, Price Costco, Target, Publix and Kroger). The Company sells its products through a nationwide sales network consisting primarily of independent broker organizations and also sells products directly to selected mass merchandisers and warehouse clubs, including Wal-Mart and Price Costco.

  The Company utilizes a category management strategy designed to maintain and increase shelf space at retail outlets. A central element of this strategy is the Company's corporate rebate program, which provides incentives to grocery retailers to buy multiple products from the Company. The Company intends to expand its corporate rebate program to include additional grocery retailers. The category management strategy also includes consolidated invoicing and shipping across the Company's product lines, which allows retailers to lower buying costs and reduce their number of suppliers.

  The Company cross-markets its products through the use of product packaging which include coupons or promotional offers for other Company products. The Company offers price promotions and cash discounts to retailers as a means of increasing sales volume from time to time. In addition, the Company employs consumer promotion programs to increase sales, including coupon inserts, "buy one, get one free" promotions, bonus packs and shipper displays.

PRODUCT DEVELOPMENT

  The Company has an active program of product development, focusing on product line extensions (such as specialty toothpicks, fireplace matches and plastic servingware) and new products in related areas (such as plastic straws, SuperMatch and clothesline). The Company believes its products mix is attractive because its product categories tend to be less reliant on new product introductions than are other consumer product categories.

CUSTOMERS

  The Company derives its revenue primarily from the sale of its products to substantially all major grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. During the year ended December 31, 1997, sales to the Company's top 10 customers accounted for approximately 39% of the Company's pro forma gross sales, with one customer, Wal-Mart and its subsidiary, Sam's Club, accounting for approximately 19% of pro forma gross sales.

MANUFACTURING

  Diamond Brands operates four automated manufacturing facilities located in Cloquet, Minnesota (round and flat toothpicks, matches, ice cream and corn dog sticks), East Wilton, Maine (Cutlery and plastic clothespins), Strong, Maine (clothespins, square toothpicks and wooden crafts), and Kansas City, Kansas (Candles). The Company believes that its four automated manufacturing facilities position it as a low-cost manufacturer in most of its product categories. The Company has continued to invest in automation equipment in order to reduce headcount and increase efficiency. For example, Diamond Brands' automated cutlery operations consist of combination modules which include an injection molding machine, molds and robotic packaging machinery, which allows the Company to automatically package cutlery in boxes and bags suitable for retail distribution. The Company believes that these operations provide it with a competitive advantage over other retail plastic cutlery manufacturers. The Company believes it has sufficient manufacturing capacity to satisfy its foreseeable production requirements.

  Following the Empire Acquisition in February 1997, Diamond Brands consolidated its two Candles manufacturing facilities to one location in Kansas City, Kansas. In addition, the layout of the new facility has increased efficiencies and reduced handling significantly. The Company believes that the consolidation of its candle manufacturing facility will significantly reduce its candle manufacturing costs in 1998.

  The Company is currently outsourcing the production of certain products, including resale book and fireplace matches, specialty toothpicks, holiday candles and plastic straws. In the aggregate, sales of outsourced products amounted to less than 10% of the Company's 1997 pro forma gross sales.

COMPETITION

  The markets for certain of the Company's products are highly competitive. The Company competes, particularly with respect to its Candles and Cutlery products, with a number of domestic manufacturers which are larger and have significantly greater resources than the Company. In addition, the Company competes with foreign manufacturers, particularly those located in China, Sweden, Brazil, Chile, Japan and Korea. Although the barriers to entry into the Company's businesses are relatively low, the Company believes that it has a number of competitive advantages over potential new market entrants (including strong brand names, established national distribution and existing cost-efficient manufacturing operations) and that the relatively small market size for certain of the Company's products may make those markets economically less attractive to potential competitors.

RAW MATERIALS

  The primary raw materials used by Diamond Brands are generally available from multiple suppliers, and the Company has not experienced any significant interruption in the availability of such materials. However, the price of polystyrene resin, the key raw material from which the Company's Cutlery products is produced, can be volatile. The polystyrene resin used by the Company is produced from petrochemical intermediates which are, in turn, derived from petroleum. Polystyrene resin prices may fluctuate as a result of, among other things, worldwide changes in natural gas and crude oil prices and supply, as well as changes in supply and demand for polystyrene resin and petrochemical intermediates from which it is produced. Among other industries, the automotive and housing industries are significant users of polystyrene resin. As a result, significant changes in worldwide capacity and demand in these and other industries may cause significant fluctuations in the prices of polystyrene resin. In an attempt to mitigate the impact of changing polystyrene resin prices, the Company in January 1997 entered into a three-year supply contract with a major supplier of polystyrene resin, under which the Company believes it receives the lowest price available to any customer purchasing similar volume, and receives short-term price protection during periods of rising prices. During periods of rising prices, the Company generally has been able to pass through the majority of the polystyrene resin price increases to its customers on a delayed basis. During periods of declining polystyrene resin prices, the Company generally has reduced prices to its customers.

  Other primary raw materials required by Diamond Brands in its business include glass and metal containers, wax and fragrances to produce the Company's Candles products, birch and maple wood to produce the Company's Woodenware products, and aspen wood and commodity chemicals to produce the Company's Wooden Lights products. Other major raw materials include paperboard and corrugated cardboard.

GENERAL

  TRADEMARKS

  The Company owns over 30 United States trademark registrations with respect to certain of its products. All of the Company's United States trademark registrations can be maintained and renewed provided that the trademarks are still in use for the goods and services covered by such registrations. The Company regards its trademarks and tradenames as valuable assets.

  EMPLOYEES

  At June 30, 1998, the Company had 743 full-time employees of which 208 of the Company's employees are represented by the United Paper Workers International Union. In August 1997, the Company signed a six-year labor agreement with the United Paper Workers International Union, which included a 3.0% annual wage increase. Five of the Company's employees are represented by the International Union of Operating Engineers. In 1997, the Company extended its labor agreement with the International Union of Operating Engineers for six additional years. The Company has not had a work stoppage at any of its current facilities in the last 25 years and believes its relations with its employees are good.

  PROPERTIES

  The following table sets forth certain information regarding the Company's facilities:

                                                     SIZE
                                                    (SQUARE          LEASE
 LOCATION                    PRIMARY USE             FEET)  TITLE  EXPIRATION
 --------           -----------------------------   ------- ------ ----------
 Cloquet,
  Minnesota........ Manufacturing of matches,       290,000 Owned      --
                    toothpicks and ice cream and
                    corn dog sticks; warehouse;
                    administration
 Minneapolis,                                         5,000 Leased April 2000
  Minnesota........ Sales and marketing
 East Wilton,
  Maine............ Manufacturing of plastic         75,000 Owned      --
                    cutlery and plastic
                    clothespin; administration
 East Wilton,                                       150,000 Owned      --
  Maine............ Warehouse
 East Wilton,                                       240,000 Owned      --
  Maine............ Printing; warehouse
 Strong, Maine..... Manufacturing of toothpicks,     62,000 Owned      --
                    clothespins and wooden crafts
 Kansas City,
  Kansas........... Manufacturing of candles;       282,000 Leased July 2000(1)
                    warehouse; administration

--------
(1) Option to renew lease until July 2002.

  LEGAL AND REGULATORY MATTERS

  The Company is a defendant in several lawsuits, including product liability lawsuits, arising in the ordinary course of business. Although the amount of any liability that could arise with respect to any such lawsuit cannot be accurately predicted, in the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the financial position or results of operations of the Company. A predecessor to the Company and certain other match producers are parties to a 1946 consent decree under which the parties thereto are prohibited from engaging in anticompetitive acts or participating in specified commercial relationships with one another.

  The Company's operations are subject to a wide range of general and industry specific federal, state and local environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous waste. Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous substances on such property. Although management believes that the Company is in substantial compliance with all applicable environmental laws and regulations, unforeseen expenditures to remain in such compliance, or unforeseen environmental liabilities, could have a material adverse affect on its business and financial positions. Additionally, there can be no assurance that changes in environmental laws and regulations or their application will not require further expenditures by the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the name, age and position of individuals who are serving as the directors and executive officers of Holdings, the Issuer and the Guarantors. Each director of the Issuer or any of the Guarantors will hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Officers of the Issuer and each of the Guarantors are elected by their respective Boards of Directors and serve at the discretion of such Boards.

          NAME           AGE                       POSITION
------------------------ --- -----------------------------------------------------
Naresh K. Nakra......... 52  President, CEO and Director
Alexander M. Seaver..... 39  Director
Bradley R. Kent......... 34  Director
Alfred Aragona.......... 57  Director
Richard S. Campbell..... 45  Vice President of Supply Chain
Thomas W. Knuesel....... 50  Vice President of Finance and Chief Financial Officer
Christopher A. Mathews.. 43  Vice President of Manufacturing
John F. Young........... 56  Vice President of Sales and Marketing

NARESH K. NAKRA
 PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

  Dr. Nakra has been President, CEO and a director of Holdings, the Issuer and the Guarantors since April 1998. From January 1993 to March 1998, he served as President and CEO of Gruma Corporation, a U.S. subsidiary of Gruma, S.A.

ALEXANDER M. SEAVER
 DIRECTOR

  Mr. Seaver has been a director of Holdings, the Issuer and the Guarantors since April 1998. Mr. Seaver is a principal and founding member of Seaver Kent. Prior to forming Seaver Kent in October 1996, Mr. Seaver was with InterWest Partners from 1987 to 1996, where he was a general partner. At InterWest Partners, Mr. Seaver focused on non-technology acquisitions, recapitalizations and late-stage venture capital investments. Mr. Seaver has served on the board of directors of a variety of companies including Favorite Brands International, Bojangles', Cafe Valley, Heidi's Fine Desserts, Java City and Pacific Grain Products.

BRADLEY R. KENT
 DIRECTOR

  Mr. Kent has been a director of Holdings, the Issuer and the Guarantors since April 1998. Mr. Kent is a principal and founding member of Seaver Kent. Prior to forming Seaver Kent in October 1996, Mr. Kent was with InterWest Partners from 1993 to 1996, where he was a general partner. At InterWest, Mr. Kent focused on non-technology acquisitions, recapitalizations and late-stage venture capital investments. Mr. Kent has served on the board of directors of Cafe Valley, Artco-Bell Holding and MidWest Folding Products.

ALFRED ARAGONA
 DIRECTOR


  Mr. Aragona has been a director of Holdings, the Issuer and the Guarantors since July 1998. Since April 1998, Mr. Aragona has served as Chairman and CEO of Cafe Valley, a national baked goods company. Since 1996, Mr. Aragona also has served as Chairman of Pacific Grain Products, Inc., an international grain company. Mr. Aragona served as Chairman, CEO and President of Pacific Grain Products, Inc. from 1992 to 1996. From 1986 to 1992 Mr. Aragona served as President and CEO of Uncle Ben's, Inc.


RICHARD S. CAMPBELL
 VICE PRESIDENT OF SUPPLY CHAIN

  Mr. Campbell joined the Company in 1992 and served as the Vice President of Operations--Maine. In June 1998, Mr. Campbell was appointed Vice President of Supply Chain for all facilities. Prior to joining the Company, Mr. Campbell served as the Director of Engineering at Parker Brothers from 1984 to 1992.

THOMAS W. KNUESEL
 VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER

  Mr. Knuesel rejoined the Company in 1995 as the Vice President of Finance and Chief Financial Officer. Prior to rejoining the Company, Mr. Knuesel served as the Vice President of Finance of VEE Corporation from

1989 to 1995. He served as the Vice President and Corporate Controller of the Company from 1986 to 1989 and as the Vice President and Controller of Carter-Day Co. from 1984 to 1986.

CHRISTOPHER A. MATHEWS
 VICE PRESIDENT OF MANUFACTURING

  Mr. Mathews joined the Company in 1986 and served as the Vice President of Operations--Minnesota. In June 1998, Mr. Mathews was appointed Vice President of Manufacturing for all facilities. Prior to joining the Company, Mr. Mathews served as the General Manager of Northern Mining Equipment Corporation from 1981 to 1986 and as the Mill Engineer of United States Steel from 1979 to 1981.

JOHN F. YOUNG
 VICE PRESIDENT OF SALES AND MARKETING

  Mr. Young joined the Company in 1991 as the Vice President of Sales and Marketing. Prior to joining the Company, Mr. Young served as an Independent Master Broker/Sales Agent from 1989 to 1991 and as the Executive Vice President of Minnetonka, Inc. from 1979 to 1989.

BOARD COMMITTEES

  The Board of Directors of Holdings, the Issuer and the Guarantors have each approved the formation of an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). Mr. Seaver and Mr. Kent are the only members of each of the Audit and Compensation Committees. No other Audit and Compensation Committee members have been appointed, but the Board of Directors of Holdings, the Issuer and the Guarantors may appoint additional members in the future. The Audit Committee will recommend to the Board of Directors the accounting firm to be selected as independent auditors and reviews matters relating to public disclosure, corporate practices, regulatory and financial reporting, accounting procedures and policies, financial and accounting controls, and transactions involving conflicts of interest. The Audit Committee also will review the planned scope and results of audits, the annual reports of the stockholders, the proxy statement and will make recommendations regarding approval to the Board of Directors.

  The Compensation Committee of Holdings, the Issuer and the Guarantors will review and make recommendations to the Board of Directors from time to time regarding compensation of officers and non-employee directors. The Compensation Committee will also administer the Company's stock-based compensation and incentive plans and make decisions regarding the grant of stock options and other awards to officers and employees thereunder. Mr. Seaver also serves on the compensation committees of the boards of directors of Favorite Brands International, Inc., Java City and Pacific Grain Product.

Director Compensation

  Members of the Board of Directors of Holdings, the Issuer and the Guarantors are not currently compensated for their services as directors. Outside directors may in the future be compensated in a form and amount to be decided by the Compensation Committee and the Board of Directors of each of the respective companies.

EXECUTIVE COMPENSATION

  The following table sets forth compensation paid by the Company for fiscal year 1995, 1996 and 1997 to its CEO during fiscal 1997 and to each of the four other most highly compensated executive officers of the Company as of the end of fiscal 1997 (collectively, the "named executives").

                                                       NUMBER OF
   NAME AND PRINCIPAL                            SECURITIES UNDERLYING  ALL OTHER
        POSITION          YEAR  SALARY   BONUS          OPTIONS        COMPENSATION
------------------------  ---- -------- -------- --------------------- ------------
EDWARD A. MICHAEL.......  1997 $225,000 $118,102           --            $13,022(1)
Chief Executive Officer   1996  210,000  115,000           --             10,023(2)
 and President            1995  160,000   80,000           --             9. 915(3)

A. DRUMMOND CREWS.......  1997  214,113      --            --              8,542(4)
Chief Operating Officer,  1996      --       --            --
 Empire Candle, Inc.      1995      --       --            --

CHRISTOPHER A. MATHEWS..  1997  128,000   81,957        20,000            13,022(1)
Vice President of         1996  115,000   45,840           --             10,023(2)
 Operations--Minnesota    1995   97,781   40,000           --              7,699(5)

THOMAS W. KNUESEL.......  1997  128,000   72,728        20,000            13,022(1)
Vice President of         1996  120,000   44,904           --             52,084(7)
 Finance and Chief        1995   85,039   33,000           --              5,545(7)
 Financial Officer

RICHARD S. CAMPBELL.....  1997  123,000   66,900        20,000            12,275(8)
Vice President of         1996  115,000   40,365           --              8,015
 Operations--Minnesota    1995  105,000   20,000           --              7,370(10)

--------
 (1) This amount includes the Company's contribution of $4,750 to 401K and $8,272 to the profit sharing plan.
 (2) This amount includes the Company's contribution of $4,500 to 401K and $5,523 to the profit sharing plan.
 (3) This amount includes the Company's contribution of $4,500 to 401K and $5,415 to the profit sharing plan.
 (4) This amount includes the Company's contribution of $4,750 to 401K and $3,792 to the profit sharing plan.
 (5) This amount includes the Company's contribution of $3,494 to 401K and $4,205 to the profit sharing plan.
 (6) This amount includes the Company's contribution of $4,500 to 401K and $5,523 to the profit sharing plan and $42,061 of reimbursement for moving expenses.
 (7) This amount includes the Company's contribution of $2,475 to 401K and $3,070 to the profit sharing plan.
 (8) This amount includes the Company's contribution of $2,892 to 401K and $9,383 to the profit sharing plan.
 (9) This amount includes the Company's contribution of $1,350 to 401K and $6,665 to the profit sharing plan.
(10) This amount includes the Company's contribution of $1,283 to 401K and $6,087 to the profit sharing plan.

  The option grants in 1997 for the named executive officers are shown in the following table.

                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                       ASSUMED ANNUAL RATES OF
                                                                    STOCK PRICE APPRECIATION FOR
                             NUMBER OF                                       OPTION TERM
                            SECURITIES     EXERCISE OF              -----------------------------
   NAME AND PRINCIPAL    UNDERLYING OPTION BASE PRICE   EXPIRATION
        POSITION              GRANTED       ($/SHARE)      DATE           5%            10%
   ------------------    ----------------- ----------- ------------ -------------- ---------------
EDWARD A. MICHAEL.......         --            --               --  $          --  $          --
 Chief Executive Officer
  and President
A. DRUMMOND CREWS.......         --            --               --             --             --
 Chief Operating
  Officer, Empire
  Candle, Inc.
CHRISTOPHER A. MATHEWS..      20,000          7.50     December 31,        244,334        389.061
 Vice President of                                     2006
  Operations--Minnesota
THOMAS W. KNUESEL.......      20,000          7.50     December 31,        244,334        389,061
 Vice President of                                     2006
  Finance and Chief
  Finance Officer
RICHARD S. CAMPBELL.....      20,000          7.50     December 31,        244,334        389,061
 Vice President of                                     2006
  Operations--Maine

  The number of options held and their value at year end of fiscal 1997 for the named executive officers are shown on the following table.

                                                         NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                NUMBER OF               UNDERLYING UNEXERCISED     THE-MONEY OPTIONS AT
                             SHARES ACQUIRED  VALUE   OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END
NAME AND PRINCIPAL POSITION    ON EXERCISE   REALIZED EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
---------------------------  --------------- -------- -------------------------- -------------------------
EDWARD A. MICHAEL........          --          $--               --                   $          --
 Chief Executive Officer
  and President
A. DRUMMOND CREWS........          --           --               --                              --
 Chief Operating Officer,
  Empire Candle, Inc.
CHRISTOPHER A. MATHEWS...           0           0            6,667/13,333             72,204/144,396
 Vice President of
  Operations--Minnesota
THOMAS W. KNUESEL........           0           0            6,667/13,333             72,204/144,396
 Vice President of
  Finance and Chief
  Finance Officer
RICHARD S. CAMPBELL......           0           0            6,667/13,333             72,204/144,396
 Vice President of
  Operations--Maine

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

  The Company and Dr. Nakra entered into an employment agreement, dated April 21, 1998, which provides that in consideration for Dr. Nakra's service as President, CEO and a director of the Company, Dr. Nakra will receive an annual base salary of $375,000 and an annual target bonus based on certain performance objectives of the Company. Pursuant to the Transaction Advisory Agreement (as defined herein under "Certain Relationships and Related Transactions"), the Company paid Dr. Nakra a transaction advisory fee of $250,000, representing
10% of the aggregate fees paid to equity investors with respect to the Recapitalization, and will pay him bonuses equal to 10% of the aggregate fees paid to equity investors with respect to any subsequent acquisitions by the Company. Dr. Nakra is also entitled to various executive benefits and perquisites under the employment agreement. Dr. Nakra's employment agreement provides that in the event Dr. Nakra's employment is terminated by the Company without cause, or by Dr. Nakra for good reason, the Company will continue to pay Dr. Nakra his base salary for a one-year period.

  Upon consummation of the Recapitalization, Dr. Nakra, pursuant to his employment agreement, purchased $1.0 million of Holdings Preferred Stock with Warrants for a purchase price equal to the per share price that the Sponsors paid for Holdings Preferred Stock with Warrants in connection with the Recapitalization (the "Preferred Share Price"). Pursuant to his employment agreement, Dr. Nakra provided for $666,000 of such purchase price through a full-recourse five-year promissory note, which will be accelerated upon change of control of the Company, bearing an annual interest rate of 6.75%. The balance of the purchase price was paid by Dr. Nakra in cash.

  In addition, the Company provides Dr. Nakra a 10-year option to purchase additional shares of Holdings Common Stock which represent: (i) 6% of the total outstanding shares of Holdings Common Stock after giving effect to the full exercise of the Warrants at an exercise price equal to the Implied Value of Holdings Common Stock of $13.98 per share and (ii) 2% of the total outstanding shares of Holdings Common Stock after giving effect to the full exercise of the Warrants and other management options at the time of Recapitalization at an exercise price equal to two times the Implied Value of Holdings Common Stock. On the 180th day after the commencement of Dr. Nakra's employment, one-quarter of such options will vest and become exercisable, and on the first day of each of the subsequent 30 consecutive calendar months, one-thirtieth of the balance of such options will vest and become exercisable.

  In the event Holdings sells stock to provide funds for future acquisitions, Holdings will grant Dr. Nakra a 10-year option to purchase: (i) 4% of such newly issued stock at a price equal to that paid by other investors; and (ii) 1% of such newly issued stock at a price equal to two times that paid by other investors. Dr. Nakra's right to exercise these options will fully vest in 48 equal portions over the 48-month period following grant of such options.

  All non-vested options, however, will become fully-vested and exercisable in the event of the death or disability of Dr. Nakra or a change in control of the Issuer (except in connection with initial public offering). All non-vested options will be forfeited upon termination of Dr. Nakra's employment with the Issuer and all vested options will be exercisable for a period of 30 days following the termination date.

  The shares of Holdings Common Stock acquired by Dr. Nakra pursuant to the foregoing will be subject to a stockholders agreement providing for certain transfer restrictions and registration rights. Such shares are also subject to customary tag-along and bring- along provisions which give Dr. Nakra the right to sell an equal proportion of his shares of Holdings Common Stock in the event that the Sponsors sell more than 10% of their shares of Holdings Common Stock, and that require Dr. Nakra to sell (at the Sponsors' election) all of his shares of Holdings Common Stock in the event that the Sponsors receive a bona fide offer to sell all of their shares of Holdings Common Stock.

  Holdings also provides 10-year non-qualified stock options to Messrs. Campbell, Knuesel, Mathews and Young to purchase shares of Holdings Common Stock which represent up to an aggregate of 166,953 shares at an exercise price of $13.98 per share. On the first anniversary of the date of the Recapitalization, one-quarter of such options will vest and become exercisable, and at the end of each of the subsequent 36 consecutive calendar months, one thirty-sixth of the balance of such options will vest and become exercisable.

  Prior to the Recapitalization, Holdings was a party to certain 10-year non-qualified stock option agreements, dated January 1, 1997, with these executives and Mr. Beach that provided the right to purchase up to an aggregate of 90,000 shares of Holdings Common Stock at an exercise price of $7.50 per share. One-third of the options became exercisable immediately upon entering into such agreements, one-third vested and became exercisable on January 1, 1998, and the remainder were to vest and become exercisable on January 1, 1999. Upon consummation of the Recapitalization, the Company accelerated the exercisability of any part of such options which were not then exercisable. The cash-out payment for such compensation arrangement was $518,132. In addition, the Company made a severance payment to Mr. Crews in the amount of $125,000 upon consummation of the Recapitalization, to be paid over a six-month period.

  Upon consummation of the Recapitalization, the Company awarded bonus payments in an aggregate amount equal to approximately $1.2 million to Messrs. Campbell, Knuesel, Mathews, Young and Crews pursuant to their respective change of control agreements. The bonus payments were provided for by the Company from the proceeds payable to the Stockholders in the Equity Repurchase.

  The Company and Mr. Campbell are parties to an employment agreement, dated May 26, 1992, and amended April 27, 1994. Mr. Campbell's agreement provides for an initial two-year term and then renews automatically for successive one-year terms unless either party gives notice of its intent not to renew at least 90 days prior to expiration of the current term. In addition to a base salary, Mr. Campbell is also entitled to a performance bonus as described below. In the event that the employment of Mr. Campbell is terminated by the Company other than for cause, death, retirement or voluntary resignation, the Company will pay Mr. Campbell a severance payment in an amount equal to Mr. Campbell's then-current base salary.

  The Company has entered into change of control agreements with each of Mr. Knuesel, Mr. Mathews, and Mr. Young (collectively, the "Executives"). The agreements provide that each Executive's employment may be terminated by such Executive or by the Company for any reason or no reason at all. If the Company terminates such Executive's employment for other than cause or the Executive terminates his employment for good reason, such Executive is entitled to his full base salary through the time his notice of termination of employment is given and a severance payment equal to his annual base salary plus an amount equal to his annual target bonus. The total severance payment will not exceed 130% of such Executive's annual base salary. The severance payment will be offset, however, by any compensation received by such Executive under new employment during the 12-month period after leaving the Company. In addition, for 12 months after termination of his employment the Executive is entitled to continue participation in the health insurance plan of the Company as if he were an executive of the Company. The change of control employment agreements also provide a prohibition on disclosing confidential information and a non-compete provision which prohibits the Executives from engaging in certain competitive activities under certain circumstances for one year after termination of each Executive's employment. Other than the change of control agreements, none of the Executives has any employment agreement with the Company.

  In 1997, the annual base salary for Messrs. Knuesel, Mathews, Young and Campbell was $128,000, $128,000, $133,000 and $123,000, respectively. In 1998, the annual base salary for Messrs. Knuesel, Mathews, Young and Campbell was $137,000, $137,000, $152,000 and $137,000, respectively.

  The Company maintains a bonus program pursuant to which each of Messrs. Knuesel, Matthews, Young and Campbell has the opportunity to earn an annual bonus based upon annual target EBITDA, return on invested capital and other mutually agreed upon individual performance goals. The amount of each executive's annual bonus under the bonus program ranges from 0% to 60% of the respective executive's annual salary, with the target bonus set at 30% if such performance objectives are achieved and a maximum of 60% if such objectives are exceeded. Until July 1998, the Board of Directors, upon recommendations of the President and CEO, determined officer bonuses. A Compensation Committee was formed in July 1998 and future compensation decisions are expected to be made by the Compensation Committee and recommended to the Board of Directors for approval.

  The Company does not maintain any key-man or similar insurance policy in respect of Dr. Nakra or any of its other senior management or key personnel. However, the purchase of key-man life insurance may be considered in the future by the Compensation Committee of the Board of Directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Recapitalization, the Company entered into a ten-year agreement (the "Management Advisory Agreement") with Seaver Kent to which entitled Seaver Kent to receive from the Company (but, at its discretion, may waive) an annual fee for management advisory services equal to the greater of $200,000 and 0.05% of the budgeted consolidated net sales of the Company. In addition, the Company agreed to indemnify Seaver Kent, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Seaver Kent thereunder. The Management Advisory Agreement makes available the resources of Seaver Kent concerning a variety of financial and operational matters. The services provided by Seaver Kent cannot otherwise be obtained by the Issuer without the addition of personnel or the engagement of outside professional advisors.

  In connection with the Recapitalization, the Issuer also entered into an agreement (the "Transaction Advisory Agreement") with Seaver Kent pursuant to which Seaver Kent received a cash financial advisory fee of approximately $2.75 million upon the closing of the Recapitalization as compensation for its services as financial advisor for the Recapitalization. Seaver Kent is also entitled to receive (but, at its discretion, may waive) fees of up to 1.5% of the "transaction value" for each subsequent transaction in which the Issuer is involved. The term "transaction value" means the total value of any subsequent transaction, including, without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding).

  The Stockholders bore (from the proceeds of the Equity Repurchase) certain other financial advisory, legal and accounting fees and expenses incurred by the Company in connection with the Recapitalization.

  In addition, the Sponsors and Andrew M. Hunter, III entered into a letter agreement dated March 3, 1998 which stated the Sponsors' intent to grant Mr. Hunter an option to purchase Holdings Common Stock in an amount representing 2.73% of the fully diluted outstanding shares of Holdings Common Stock as of the date of grant, with an exercise price equal to the Implied Value of Holdings Common Stock of $13.98 per share, in consideration of certain consulting services to be provided by Mr. Hunter on a mutually acceptable basis after the consummation of the Recapitalization.

  Holdings and its subsidiaries entered into a tax sharing agreement providing, among other things, that each of the subsidiaries will reimburse Holdings for its share of income taxes determined as if such subsidiary had filed its tax returns separately from Holdings.

  Immediately following the consummation of the Recapitalization, certain of the Stockholders held 22.5% of outstanding shares of Holdings Common Stock after giving effect to the full exercise of the Warrants. See "The Recapitalization."

                     DESCRIPTION OF HOLDINGS INDEBTEDNESS

  The Holdings Senior Discount Debentures were issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to Holdings of approximately $45.1 million. The yield to maturity of the Holdings Senior Discount Debentures is 12 7/8% (computed on a semi-annual bond equivalent basis), calculated from April 21, 1998. The Holdings Senior Discount Debentures were issued under an indenture dated as of April 21, 1998 (the "Holdings Indenture") between Holdings and State Street Bank and Trust Company, as trustee, and are senior unsecured obligations of Holdings. Cash interest will not accrue or be payable on the Holdings Senior Discount Debentures prior to April 15, 2003. Thereafter, cash interest on the Holdings Senior Discount Debentures will accrue at a rate of 12 7/8% per annum and will be payable in arrears on October 15 and April 15 of each year, commencing October 15, 2003. The Holdings Senior Discount Debentures will mature on April 15, 2009.

  On April 15, 2003, Holdings will be required to redeem Holdings Senior Discount Debentures with an aggregate principal amount at maturity equal to (i) $33.2 million multiplied by (ii) the quotient obtained by dividing (x) the aggregate principal amount at maturity of the Holdings Senior Discount Debentures then outstanding by (y) $84.0 million, at a redemption price equal to 100% of the principal amount at maturity of the Holdings Senior Discount Debentures so redeemed. The Holdings Senior Discount Debentures will be redeemable at the option of Holdings, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption, if redeemed during the twelve-month period commencing April 15 in the years set forth below:

                                            REDEMPTION
             YEAR                             PRICE
             ----                           ----------
             2003..........................  106.438%
             2004..........................  104.292%
             2005..........................  102.146%
             2006 and thereafter...........  100.000%

  Notwithstanding the foregoing, at any time on or prior to April 15, 2001 Holdings may (but shall not have the obliagation to) redeem, on one or more occasions, up to 35% of principal amount at maturity of the Holdings Senior Discount Debentures originally issued at a redemption price equal to 112.875% of the Accreted Value (as defined in the Holdings Indenture) thereof plus accrued and unpaid interest and Liquidated Damages (as defined in the Holdings Indenture), if any, thereon to the redemption date, with net cash proceeds of one or more Equity Offerings (as defined in the Holdings Indenture); provided that at least 65% of the original aggregate principal amount at maturity of the Holding Senior Discount Debentures remains outstanding immediately after each such redemption and provided further, that such redemption will occur within 90 days of the date of the closing of such Equity Offering.

  In the event of a Change of Control (as defined in the Holdings Indenture), each holder of Holdings Senior Discount Debentures has the right to require the repurchase of such holder's Holdings Senior Discount Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the purchase date.

  The Holdings Indenture contains covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens and of Holdings and its subsidiaries to incur additional indebtedness, pay dividends, redeem capital stock or make certain other restricted payments and engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase the Holdings Senior Discount Debentures at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase with the proceeds of certain asset sales. The Holdings Indenture contains certain customary events of defaults, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Holdings Senior Discount Debentures or the Holdings Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

                   CAPITAL STOCK OF HOLDINGS AND THE ISSUER

GENERAL

  The Issuer is authorized by the terms of its Certificate of Incorporation to issue 1,000 shares of common stock, par value $.01 per share. The Issuer has issued and outstanding 1,000 shares of common stock, each share of which is entitled to one vote. Holdings owns all of the issued and outstanding capital stock of the Issuer. Holdings does not have any material assets other than the common stock of the Issuer.

  Holdings' Articles of Incorporation authorizes Holdings to issue an aggregate total of 50,000,000 shares of common stock. Holdings currently has outstanding 1,490,650 shares of common stock and 47,000 shares of Holdings Preferred Stock.

  Holdings Preferred Stock has a liquidation preference of $1,000 per share (the "Liquidation Preference") and will accumulate dividends at the rate of 12.0% of the Liquidation Preference per annum (representing a 15% per annum effective yield), payable semi-annually to the mandatory redemption value of $47.0 million on the mandatory redemption date of October 15, 2009. Dividends will compound to the extent not paid. Shares of Holdings Preferred Stock may be redeemed at the option of Holdings, at any time, in whole or in part, at a redemption price per share equal to the Liquidation Preference per share plus an amount equal to all accumulated and unpaid dividends. The pay-in-kind feature of Holdings Preferred Stock also permits Holdings the option to pay dividends by the issuance of additional shares of Holdings Preferred Stock having an aggregate liquidation preference equal to the amount of dividend being paid, rather than by cash dividends.

  Optional redemption of Holdings Preferred Stock is subject to, and expressly conditioned upon, certain limitations under the Indenture, the Holdings Indenture, the Bank Facilities, the New Notes offered hereby and other documents relating to Holdings' or the Issuer's indebtedness. Holdings may also be required to redeem shares of Holdings Preferred Stock in certain other circumstances, including the occurrence of a change of control of Holdings, in each case subject to the terms of the Indenture, the Holdings Indenture, the Bank Facilities, the New Notes offered hereby and other documents relating to Holdings' or the Issuer's indebtedness. Holders of Holdings Preferred Stock do not have any voting rights with respect thereto, except for such rights as are provided under applicable law, the right to elect, as a class, one director of Holdings in the event that Holdings fails to comply with its redemption obligations and class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the Holdings Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Security Ownership of Beneficial Owners of More Than 5% of the Issuer's Voting Securities(1)

                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF                             BENEFICIAL OWNERSHIP
BENEFICIAL OWNER             TITLE OF CLASS      (NUMBER OF SHARES)  PERCENT OF CLASS
-------------------       --------------------- -------------------- ----------------
Seaver Kent-TPG
 Partners, L.P..........  Holdings Common Stock     2,659,320(2)          55.75%(4)
3000 Sand Hill Road,
Suite 230
Menlo Park, California
94025
Seaver Kent I
 Parallel, L.P..........  Holdings Common Stock       265,217(3)           5.56%(5)
3000 Sand Hill Road,
Suite 230
Menlo Park, California
94025
Alexander M. Seaver.....           --                     -- (6)            --
Bradley R. Kent.........           --                     -- (7)            --
Andrew M. Hunter, III...  Holdings Common Stock       289,736             19.44%
537 Herrington Road
Wayzata, Minnesota 55391
John L. Morrison........  Holdings Common Stock       109,350              7.34%
234 S. Edgewood Avenue
Wayzata, Minnesota 55391

--------

                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF                             BENEFICIAL OWNERSHIP
BENEFICIAL OWNER             TITLE OF CLASS      (NUMBER OF SHARES)  PERCENT OF CLASS
-------------------       --------------------- -------------------- ----------------
Edward A. Michael.......  Holdings Common Stock        97,272              2.04%
4901 Golf Shore Blvd.,
Suite 201
Naples, Florida 34103
Alan S. McDowell........  Holdings Common Stock        87,751              5.88%
Box 25152
Jackson, Wyoming 83001
Robert J. Keith, Jr.....  Holdings Common Stock        86,206              5.78%
100 Bushaway Road
Wayzata, Minnesota 55391

--------
(1) Because the Issuer is a wholly-owned subsidiary of Holdings, this chart identifies beneficial owners of more than 5% of the voting securities of Holdings.
(2) Includes 300,216 shares acquired through the exercise of Warrants, 215 shares utilized for cashless exercise, and 2,358,889 shares issuable upon exercise of Warrants.
(3) Includes 29,813 shares acquired through the exercise of Warrants, 22 shares utilized for cashless exercise, and 235,382 shares issuable upon exercise of Warrants.
(4) Includes 49.25% represented by unexercised, issuable Warrants as described in note (2) above.
(5) Includes 4.93% represented by unexercised, issuable Warrants as described in note (3) above.
(6) Seaver Kent - TPG Partners, L.P. is an entity affiliated with Alexander M. Seaver. Mr. Seaver disclaims beneficial ownership of all shares owned by such entity.
(7) Seaver Kent - TPG Partners, L.P. is an entity affiliated with Bradley R. Kent. Mr. Kent disclaims beneficial ownership of all shares owned by such entity.

  SECURITY OWNERSHIP OF MANAGEMENT

                              AMOUNT AND NATURE OF
                          BENEFICIAL OWNERSHIP (NUMBER
                                   OF SHARES)                 PERCENT OF CLASS
                          ----------------------------- ----------------------------
                            HOLDINGS       HOLDINGS       HOLDINGS      HOLDINGS
NAME OF BENEFICIAL OWNER  COMMON STOCK  PREFERRED STOCK COMMON STOCK PREFERRED STOCK
------------------------  ------------  --------------- ------------ ---------------
Seaver Kent--TPG
 Partners, L.P..........  2,659,320(1)      22,636         55.75%(10)     48.16%
Seaver Kent I Parallel,
 L.P....................    265,217(2)       2,264          5.56%(11)      4.82%
Alexander M. Seaver.....         --(3)          --            --             --
Bradley R. Kent.........         --(4)          --            --             --
Alfred Aragona..........         --             --            --             --
Naresh K. Nakra ........    117,344(5)       1,000          2.46%(12)      2.13%
Edward A. Michael.......     97,272             --          2.04%            --
A. Drummond Crews.......         --             --            --             --
Christopher A. Mathews..     50,721(6)         400          1.06%(13)      0.85%
Thomas W. Knuesel.......     11,925(7)         100          0.25%(14)      0.21%
Richard S. Campbell.....     47,224(8)         400          0.99%(15)      0.85%
John F. Young...........     14,589(9)         100          0.31%(16)      0.21%
All Executive Officers
 and Directors
 (nine persons).........  3,263,612(17)     26,900         68.42%         57.23%

--------
(1) Includes 300,216 shares acquired through the exercise of Warrants, 215 shares utilized for cashless exercise, and 2,358,889 shares issuable upon exercise of Warrants.
(2) Includes 29,813 shares acquired through the exercise of Warrants, 22 shares utilized for cashless exercise, and 235,382 shares issuable upon exercise of Warrants.
(3) Seaver Kent-TPG Partners, L.P. and Seaver Kent I Parallel, L.P. are entities affiliated with Alexander M. Seaver. Mr. Seaver disclaims beneficial ownership of all shares owned by such entities.
(4) Seaver Kent-TPG Partners, L.P. and Seaver Kent I Parallel, L.P. are entities affiliated with Bradley R. Kent. Mr. Kent disclaims beneficial ownership of all shares owned by such entities.
(5) Includes 13,267 shares acquired through the exercise of Warrants, 10 shares utilized for cashless exercise, and 104,067 shares issuable upon exercise of Warrants.
(6) Includes 3,497 shares owned prior to the Recapitalization, 5,366 shares acquired through the exercise of Warrants, 4 shares utilized for cashless exercise, and 41,854 shares issuable upon exercise of Warrants.
(7) Includes 1,342 shares acquired through the exercise of Warrants, 1 share utilized for cashless exercise, and 10,582 shares issuable upon exercise of Warrants.
(8) Includes 5,366 shares acquired through the exercise of Warrants, 4 shares utilized for cashless exercise, and 41,854 shares issuable upon exercise of Warrants.
(9) Includes 2,664 shares owned prior to the Recapitalization, 1,342 shares acquired through the exercise of Warrants, 1 share utilized for cashless exercise, and 10,582 shares issuable upon exercise of Warrants.
(10) Includes 49.45% represented by unexercised, issuable shares as described in note (1) above.
(11) Includes 4.93% represented by unexercised, issuable shares as described in note (2) above.
(12) Includes 2.18% represented by unexercised, issuable shares as described in note (5) above.
(13) Includes 0.88% represented by unexercised, issuable shares as described in note (6) above.
(14) Includes 0.22% represented by unexercised, issuable shares as described in note (7) above.
(15) Includes 0.88% represented by unexercised, issuable shares as described in note (8) above.
(16) Includes 0.22% represented by unexercised, issuable shares as described in note (9) above.
(17) Includes all shares currently held and exercisable by entities affiliated with a director as described in notes (1) and (2) above and all shares currently held and issuable as described in notes (5) through (9) above.

                      DESCRIPTION OF THE BANK FACILITIES

  On the closing date of the Recapitalization (the "Closing Date"), the Issuer entered into the Bank Facilities among the Issuer, the Banks, DLJ Capital Funding, as Syndication Agent, Wells Fargo, as Administrative Agent, and Morgan Stanley Senior Funding, as Documentation Agent. DLJ Capital Funding is a lender under the Bank Facilities. The following is a summary description of the principal terms of the Bank Facilities. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Bank Facilities, which are available upon request from the Company.

  STRUCTURE

  The Banks provided the Issuer with loans of (i) $30.0 million under a senior secured term loan facility (the "Term A Loan Facility"), (ii) $50.0 million under a senior secured term loan facility (the "Term B Loan Facility") and
(iii) up to $25.0 million under the Revolving Credit Facility.

  The full amount of the Term A Loan Facility, the Term B Loan Facility and approximately $7.0 million of the Revolving Credit Facility were borrowed on the Closing Date under the Bank Facilities to: (i) partially finance the Recapitalization, including the Debt Retirement, (ii) pay certain fees and expenses related to the Recapitalization and (iii) fund working capital requirements. See "Use of Proceeds." The Revolving Credit Facility may be utilized to fund the Issuer's working capital requirements, including issuance of stand-by and trade letters of credit, and for other general corporate purposes.

  The Term A Loan Facility is comprised of a single tranche term facility of $30.0 million, and the Term B Loan Facility is comprised of a single tranche term facility of $50.0 million. Loans and letters of credit under the Revolving Credit Facility will be available at any time during its six-year term subject to the fulfillment of customary conditions precedent including the absence of a material adverse change in the condition of the Issuer and the absence of a default under the Bank Facilities.

  The Company is required to repay loans outstanding under the Term Loan Facilities in accordance with the following amortization schedule:

                                                                     AMOUNT
                                                                    AMORTIZED
                                                                 ---------------
     FISCAL YEAR                                                 TERM A  TERM B
     -----------                                                 ------- -------
                                                                 (IN THOUSANDS)
     1998....................................................... $   --  $   375
     1999.......................................................   2,250     500
     2000.......................................................   4,125     500
     2001.......................................................   4,500     500
     2002.......................................................   5,625     500
     2003.......................................................   6,000     500
     2004.......................................................   6,000     500
     2005.......................................................   1,500  35,000
     2006.......................................................     --   11,625
                                                                 ------- -------
       Total.................................................... $30,000 $50,000
                                                                 ======= =======

  SECURITY; GUARANTY

  The Issuer's obligations under the Bank Facilities are guaranteed by each of the Issuer's direct and indirect domestic subsidiaries. The Bank Facilities and the guarantees thereof are secured by (i) a first priority perfected lien on all the property and assets (tangible and intangible) of the Issuer and each of its existing and future direct and indirect domestic subsidiaries,
(ii) all of the capital stock of the Issuer and (iii) all of the capital stock (or similar equity interests) of the Issuer's existing and future direct and indirect domestic subsidiaries.

  INTEREST; MATURITY

  At the Issuer's option, borrowings under the Bank Facilities bear interest at (i) the Administrative Agent's base rate or (ii) the Administrative Agent's Adjusted Eurodollar Rate, plus applicable margins as set forth under the Bank Facilities. The Term A Loan Facility will mature seven years after the Closing Date. The Term B Loan Facility will mature eight years after the Closing Date, and the Revolving Credit Facility will terminate six years after the Closing Date.

  FEES

  The Issuer is required to pay the Banks, on a quarterly basis, an annual commitment fee based on the daily average unused portion of the Revolving Credit Facility which has accrued from the Closing Date. The Issuer is also obligated to pay (i) a quarterly letter of credit fee on the aggregate amount of outstanding letters of credit and (ii) a fronting bank fee for the letter of credit issuing bank.

  COVENANTS

  The Bank Facilities contain a number of covenants that, among other things, restrict the ability of Holdings (other than the financial covenants), the Issuer and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the Notes) or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Issuer or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Bank Facilities, the Issuer is required to maintain, on a consolidated basis, specified financial ratios and tests, including minimum fixed charge coverage ratios, leverage ratios below a specified maximum and interest coverage ratios. The Company is currently in compliance with all financial covenants, tests and ratios to which it is subject under the Bank Facilities.

  The following is a summary of certain financial tests which apply to the Company under the Bank Facilities (capitalized terms have the meanings set forth in the Bank Facilities):

  Minimum Fixed Charge Coverage Ratio. The Minimum Fixed Charge Coverage Ratio (a ratio of EBITDA to certain interest expense, capital expenditure expense, scheduled principal payments under the Bank Facilities and dividends) for any computation period shall not be less than the ratio set forth below opposite the period in which such computation period ends:

             Period Ending                        Ratio
             -------------                        -----
     March 31, 1999 - March 31, 2001               1.2
     June 30, 2001 - March 31, 2002                1.3
     June 30, 2002 - December 31, 2002             1.4
     March 31, 2003 - September 30, 2003           1.3
     March 31, 2005 - March 31, 2006               0.5

  Maximum Leverage Ratio. The Maximum Leverage Ratio (a ratio of total indebtedness to EBITDA) on any computation period shall not exceed the ratio set forth below opposite the period in which such computation period ends:

             Period Ending                        Ratio
             -------------                        -----
     June 30, 1998 - December 31, 1998             6.6
     March 31, 1999 - June 30, 1999                6.5
     September 30, 1999                            6.3
     March 31, 2000                                6.0
     June 30, 2000                                 5.9
     September 30, 2000                            5.7
     March 31, 2001                                5.4
     June 30, 2001                                 5.3
     September 30, 2001                            5.1
     March 31, 2002                                4.9
     June 30, 2002                                 4.7
     September 30, 2002                            4.6
     March 31, 2003                                4.4
     June 30, 2003                                 4.3
     September 30, 2003                            4.2
     March 31, 2004 - March 31, 2006               4.0


  Interest Coverage Ratio. The Interest Coverage Ratio (a ratio of EBITDA to certain interest expense under the Bank Facilities) for any consecutive four-fiscal quarter period ending on the dates set forth below to be less than the correlative ratio indicated:

             Period Ending                        Ratio
             -------------                        -----
     March 31, 1999 - June 30, 1999               1.60
     September 30, 1999 - March 31, 2000          1.70
     June 30, 2000 - September 30, 2000           1.80
     December 31, 2000 - March 31, 2001           1.90
     June 30, 2001 - September 30, 2001           2.00
     March 31, 2002 - June 30, 2002               2.20
     September 30, 2002                           2.30
     March 31, 2003                               2.50
     June 30, 2003                                2.60
     September 30, 2003                           2.70
     March 31, 2004 - March 31, 2006              2.75

  EVENTS OF DEFAULT

  The Bank Facilities contain customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default to certain other indebtedness (including the Notes and the Senior Discount Debentures), certain events of bankruptcy and insolvency, material judgments against the Issuer, invalidity of any guarantee or security interest and a change of control of the Issuer in certain circumstances as set forth therein.

                              THE EXCHANGE OFFER

  The following is a summary of the material provisions of the Registration Rights Agreement. This summary does not purport to summarize all of the provisions of the Registration Rights Agreement, and reference also is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

  In connection with the issuance of the Old Notes pursuant to a Purchase Agreement dated as of April 15, 1998, by and among the Issuer, the Guarantors and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

  Under the Registration Rights Agreement, the Issuer and the Guarantors are required to file within 75 days after April 21, 1998 (the date the Registration Rights Agreement was entered into and the Closing Date) a registration statement (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of New Notes. Under the Registration Rights Agreement, the Issuer and the Guarantors are also required to (i) use their respective best efforts to cause such Exchange Offer Registration Statement to become effective within 150 days after the Closing Date, (ii) use their respective best efforts to keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law), (iii) use their respective best efforts to consummate the Exchange Offer within 45 days following the date on which the Exchange Offer Registration Statement is declared effective by the Commission and (iv) cause the Exchange Offer to comply with all applicable federal and state securities laws. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes of the same class will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being
sent to all registered holders as of          , 1998. The Exchange Offer is
not conditioned upon any minimum principal amount of Old Notes being tendered in exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions."

  Old Notes will be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Issuer and the Guarantors believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a Participating Broker-Dealer, will represent to the Issuer and the Guarantors that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of New Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the

Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

  In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuer and the Guarantors to effect the Exchange Offer, or (ii) if any holder of Transfer Restricted Securities (as defined herein) notifies the Issuer within 20 business days following the consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Issuer or one of its affiliates, then the Issuer and the Guarantors will (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement") on or prior to 30 days after the date on which the Issuer determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 60 days after the date on which the Issuer receives the notice specified in clause (ii) above and will (y) use their respective best efforts to cause such Shelf Registration Statement to become effective within 150 days after the date on which the Issuer becomes obligated to file such Shelf Registration Statement. If, after the Issuer has filed an Exchange Offer Registration Statement, the Issuer is required to file and make effective a Shelf Registration Statement solely because the Exchange Offer will not be permitted under applicable federal law, then the filing of the Exchange Offer Registration Statement will be deemed to satisfy the requirements of clause (x) above. Such an event will have no effect on the requirements of clause (y) above. The Issuer and the Guarantors will use their respective best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Transfer Restricted Securities by the holders thereof for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Securities Act. The term "Transfer Restricted Securities" means each Old Note, until the earliest to occur of (a) the date on which such Old Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Old Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Old Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

  If (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (iii) the Exchange Offer has not been consummated within 195 days after the Closing Date or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but will thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Issuer and the Guarantors hereby jointly and severally agree to pay Liquidated Damages to each holder of New Transfer Restricted Securities. With respect to the first 90-day period immediately following the occurrence of such Registration Default the Liquidated Damages will equal $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Transfer Restricted Securities. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (ii) above, (3) upon consummation of the Exchange Offer, in the case of (iii) above, or (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (iv) above, the Liquidated Damages payable with respect to the Transfer Restricted Securities a result of such clause (i), (ii), (iii) or (iv), as applicable, will cease.

  All accrued Liquidated Damages will be paid to the holder of the global notes representing the Old Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses on each October 15 and April 15. All obligations of the Issuer and the Guarantors set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security will survive until such time as all such obligations with respect to such security will have been satisfied in full.

  Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Risk Factors Relating to the Notes--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


  The term "Expiration Date" will mean          , 1998 (30 calendar days
following the commencement of the Exchange Offer, which will occur on the date of effectiveness of the Registration Statement), unless the Exchange Offer is extended, if and as required by applicable law, in which case the term "Expiration Date" will mean the latest date to which the Exchange Offer is extended. The Issuer and the Guarantors expect that the Exchange Offer would be extended only to allow holders of the Old Notes who may not have taken note of the Expiration Date additional time in which to tender and thus avoid the loss of the benefits of receiving New Notes.


  In order to extend the Expiration Date, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Issuer and the Guarantors reserve the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" has occurred and has not been waived by the Issuer and the Guarantors, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.


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

INTEREST ON THE NEW NOTES

  The New Notes will accrue interest at the applicable per annum rate set forth on the cover page of this Prospectus, from (i) the later of (A) the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or (B) if the Old Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (ii) if no interest has been paid on the Old Notes, from the Issue Date. Interest on the New Notes is payable on October 15 and April 15 of each year commencing October 15, 1998.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book- Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS OF OLD NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Old Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer will determine. Neither the Issuer, the Guarantors, the Exchange Agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor will any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Issuer reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (iii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted, promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, Old Notes will be deemed to have been accepted as validly tendered for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of New the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by mail or hand delivery), setting forth the name and address of the holder of New Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, Old Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Old Notes, and the Issuer and the Guarantors may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Issuer and the Guarantors determine that they are not permitted to effect the Exchange Offer. The Issuer and the Guarantors have no obligation to, and will not knowingly, permit acceptance of tenders of Old Notes from affiliates (within the meaning of Rule 405 under the Securities Act) of the Issuer or the Guarantors or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

               By Mail:                     By Overnight Mail or Courier:


             P.O. Box 778                      Two International Place
      Boston, Massachusetts 02102            Boston, Massachusetts 02102
 Attention: Corporate Trust Department  Attention: Corporate Trust Department
             Kellie Mullen                          Kellie Mullen

   By Hand in New York to 5:00 p.m.        By Hand in Boston to 5:00 p.m.:


           (as drop agent):                    Two International Place
              61 Broadway                           Fourth Floor
              15th Floor                          Corporation Trust
        Corporate Trust Window               Boston, Massachusetts 02110
       New York, New York 10006

                             For information call:

                                (617) 664-5587

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

  The Issuer will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuer may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

  The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                         DESCRIPTION OF THE NEW NOTES

GENERAL

  The Old Notes were issued, and the New Notes offered hereby will be issued, pursuant to the Indenture dated as of April 21, 1998 among the Issuer, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes will be subject to all such terms, and perspective holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein, of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth herein under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

  The New Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all current and future Senior Debt. The operations of the Issuer are conducted in part through its Subsidiaries and, therefore, the Issuer is dependent in part upon the cash flow of its Subsidiaries to meet its obligations under the New Notes on a senior subordinated unsecured basis. See "Risk Factors--Risk Factors Relating to the Notes--Fraudulent Transfer Statutes." As of the Issue Date, all of the Issuer's subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Issuer will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As of June 30, 1998, the Issuer had Senior Debt of approximately $86.1 million. The Indenture permits the incurrence of additional Senior Debt in the future.

PRINCIPAL, MATURITY AND INTEREST

  The New Notes in an aggregate principal amount of up to $100.0 million will be issued in the Exchange Offer. The New Notes will mature on April 15, 2008. Interest on the New Notes will accrue at the rate of 10 1/8% per annum and will be payable semi-annually in arrears on October 15 and April 15, commencing October 15, 1998, to holders of record on the immediately preceding October 1 and April 1, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of principal, premium, interest and Liquidated Damages may be made by check mailed to holders of the New Notes at their respective addresses set forth in the register of holders of the New Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to New Notes represented by one or more permanent global notes ("Global Notes") will be required to be made by wire transfer of immediately available funds to the accounts of DTC or any successor thereto. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

GUARANTEES

  The Issuer's payment obligations under the New Notes are jointly and severally guaranteed, fully and unconditionally, by the Guarantors (the "Subsidiary Guarantees"). The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include approximately $86.1 million of Senior Debt outstanding as of June 30, 1998, and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Risk Factors Relating to the Notes--Fraudulent Transfer Statutes."

  The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Indenture and the Subsidiary Guarantees; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

  The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee. In addition, the Indenture provides that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the Indenture, then such Restricted Subsidiary will be released from its obligations under its Subsidiary Guarantee. See "-- Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

  The payment of Obligations in respect of the New Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations in respect of Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any payment or distribution to creditors of the Issuer of any kind, whether in cash, property or securities in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, an assignment for the benefit of creditors or any marshaling of the Issuer's assets and liabilities, whether voluntary or involuntary, the holders of Senior Debt of the Issuer will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not allowable as a claim in any such proceeding) before holders of New Notes will be entitled to receive any payment or distribution of any kind with respect to the New Notes, and until all Obligations with respect to Senior Debt are paid in full, any payment or distribution to which holders of New Notes would be entitled will be made to the holders of Senior Debt (except that holders of New Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Issuer also may not make any payment upon or in respect of the New Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity, in the case of this clause (ii) only, and the Trustee receives a notice of such default invoking the provisions described in this paragraph (a "Payment Blockage Notice") from the holders of any Designated Senior Debt or any agent or trustee therefor. Payments on the New Notes may and will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless a payment default has occurred and is continuing (as a result of nonpayment of a scheduled principal repayment upon Designated Senior Debt, nonpayment of principal upon the stated maturity of any Designated Senior Debt or the acceleration of the maturity of any Designated Senior Debt). No new period of payment blockage (other than for a payment default) may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default will have been cured or waived for a period of not less than 90 days. Whenever the Issuer is prohibited from making any payment in respect of the New Notes, the Issuer also will be prohibited from making, directly or indirectly, any payment of any kind on account of the purchase or other acquisition of the New Notes. If any holder of New Notes receives any payment or distribution that such holder of New Notes is not entitled to receive with respect to the New Notes, such holder of New Notes will be required to pay the same over to the holders of Senior Debt.

  The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the New Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of New Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. As of March 31, 1998, on a pro forma basis after giving effect to the Recapitalization, the Issuer and its Guarantors would have had outstanding approximately $84.8 million in aggregate principal amount of Senior Debt. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Issuer and its Subsidiaries can incur. See "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

Except as described below, the New Notes will not be redeemable at the Issuer's option prior to April 15, 2003. Thereafter, the New Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                                                      REDEMPTION
         YEAR                                           PRICE
         ----                                         ----------
         2003........................................  105.063%
         2004........................................  103.375%
         2005........................................  101.688%
         2006 and thereafter.........................  100.000%

  Notwithstanding the foregoing, at any time on or prior to April 15, 2001, the Issuer may (but will not have the obligation to) redeem, on one or more occasions, up to an aggregate of 35% of the principal amount of New Notes originally issued at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% in aggregate principal amount of the New Notes originally issued remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption occurs within 90 days of the date of the closing of such Equity Offering.

MANDATORY REDEMPTION

  Except as set forth under "--Repurchase at the Option of Holders," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date will be no earlier than 30 days (or such shorter time period as may be permitted under applicable law, rules and regulations) and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  On the Change of Control Payment Date, the Issuer will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the office or agency where the New Notes may be presented for payment (the "Paying Agent") an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an officer's certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of New Notes required by this covenant. The Issuer will not be required to purchase any New Notes until it has complied with the preceding sentence, but failure to comply with the preceding sentence will constitute an Event of Default. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit holders of New Notes to require that the Issuer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

  The Bank Facilities prohibit the Issuer from purchasing any New Notes and provides that certain change of control events with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing New Notes, the Issuer could seek the consent of its lenders to the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing New Notes. In such case, the Issuer's failure to purchase tendered New Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Facilities. In such circumstances, the subordination provisions in the

Indenture would likely restrict payments to holders of New Notes. In addition, the exercise by holders of New Notes of their right to require the Issuer to repurchase the New Notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuer. Finally, the Issuer's ability to pay cash to holders of New Notes upon a repurchase may be limited by the Issuer's then existing financial resources.

  The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Issuer to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officer's certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents, provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to extent of the cash received) within 180 days following the closing of such Asset Sale will be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or the Restricted Subsidiaries may apply such Net Proceeds, at its option, (a) to repay Senior Debt, or (b) to the investment in, or the making of a capital expenditure or the acquisition of other long-term assets, in each case used or useable in a Permitted Business, from a party other than the Issuer or a Restricted Subsidiary, or (c) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary, or (d) a combination of the uses described in clauses (a), (b) and (c). Pending the final application of any such Net Proceeds, the Issuer or its Restricted Subsidiaries may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Issuer will be required to make an offer to all holders of New Notes and, to the extent required by the terms of any Pari Passu Indebtedness, all holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of New Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture or such Pari Passu Indebtedness, as applicable. To the extent any Excess Proceeds remain after consummation of the Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of New Notes and any such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the New Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SELECTION AND NOTICE

  If less than all of the New Notes are to be redeemed or repurchased in an offer to purchase at any time, selection of New Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that New Notes purchased pursuant to an Asset Sale Offer or to be redeemed with the proceeds of an Equity Offering will be selected on a pro rata basis; provided further that no New Notes of $1,000 or less will be redeemed or repurchased in part. Notices of redemption may not be conditional. Notices of redemption or repurchase will be mailed by first class mail at least 30 but not more than 60 days before the redemption date or repurchase date to each holder of New Notes to be redeemed or repurchased at its registered address. If any New Note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such New Note will state the portion of the principal amount thereof to be redeemed or repurchased. A new New Note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note. On and after the redemption or repurchase date, interest and Liquidated Damages will cease to accrue on New Notes or portions of them called for redemption or repurchase.


CERTAIN COVENANTS

  RESTRICTED PAYMENTS

  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such dividend, distribution or other payment made in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Subsidiary of the Issuer; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, or other acquisition or retirement for value made as a payment in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any Restricted Subsidiary (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the New Notes, except a payment of interest or a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

    (a) no Default or Event of Default will have occurred and be continuing;
  and

    (b) the Issuer would, at the time of such Restricted Payment, and after giving pro forma effect thereto as if any Indebtedness incurred in order to make such Restricted Payment had been incurred at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and
    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted

  Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii) and
  (x) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Qualified Proceeds received by the Issuer from contributions to the Issuer's capital or the issue or sale subsequent to the date of the Indenture of Equity Interests of the Issuer (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Issuer that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for Qualified Proceeds or otherwise liquidated or repaid (including, without limitation, by way of a dividend or other distribution, a repayment of a loan or advance or other transfer of assets) for in whole or in part, the lesser of (A) the Qualified Proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the Issue Date by the Issuer and its Restricted Subsidiaries, plus (v) $2.0 million.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Issuer or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c) (ii) of the preceding paragraph;
(iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend (or the making of a similar distribution or redemption) by a Restricted Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis; (v) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer, Holdings or any Restricted Subsidiary of the Issuer, held by any member of the Issuer's (or any of its Subsidiaries') management, employees or consultants pursuant to any management, employee or consultant equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests must not exceed (1) $1.5 million in any twelve-month period and (2) in the aggregate, the sum of (A) $7.0 million and
(B) the aggregate cash proceeds received by the Issuer from any reissuance of Equity Interests by Holdings or the Issuer to members of management of the Issuer and its Subsidiaries (provided that the cash proceeds referred to in this clause (B) will be excluded from clause (c)(ii) of the preceding paragraph); (vi) payments required to be made under the Tax Sharing Agreement;
(vii) distributions made by the Issuer on the date of the Indenture, the proceeds of which were utilized solely to consummate the Recapitalization;
(viii) the payment of dividends or the making of loans or advances by the Issuer to Holdings not to exceed $1.5 million in any fiscal year for costs and expenses incurred by Holdings in its capacity as a holding Issuer or for services rendered by Holdings on behalf of the Issuer; (ix) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Guarantor issued after the date of the Indenture in accordance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (x) so long as (A) no Default or Event of Default has occurred and is continuing and (B) immediately before and immediately after giving effect thereto, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph described under the caption "--Incurrence of Indebtedness and Preferred Stock," (I) from and after

April 15, 2003, payments of cash dividends to Holdings in an amount sufficient to enable Holdings to make payments of interest required to be made in respect of the Holdings Senior Discount Debentures in accordance with the terms thereof in effect on the date of the Indenture, provided that such interest payments are made with the proceeds of such dividends, and (II) a $16.0 million cash dividend that the Issuer will be entitled to declare and pay to Holdings on April 15, 2003 to enable Holdings to redeem $33.2 million aggregate principal amount at maturity of the Holdings Senior Discount Debentures as required by the terms of the Holdings Senior Discount Debentures in accordance with such terms in effect on the date of the Indenture, provided that such redemption is made with the proceeds of such dividend.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all (i) Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) will be the fair market value on the date of receipt thereof by the Issuer of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment and Qualified Proceeds will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing, if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuer will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The Indenture provides that: (i) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); (ii) that neither the Issuer nor any Guarantor will issue any Disqualified Stock; and (iii) that the Issuer will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Issuer or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Issuer (and the guarantee thereof by the Guarantors) of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the

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  Guarantors thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $105.0 million less the aggregate amount of all principal repayments (optional and mandatory) thereunder constituting permanent reductions of such Indebtedness pursuant to and in accordance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales";

    (ii) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the New Notes and the Subsidiary Guarantees;

    (iii) the incurrence by the Issuer or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Issuer or such Guarantor, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

    (iv) other Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness to be repaid in connection with the Recapitalization);

    (v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to exist or be incurred;

    (vi) the incurrence of intercompany Indebtedness (A) between or among the Issuer and any Wholly Owned Restricted Subsidiaries of the Issuer or (B) by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary of the Issuer or a Wholly Owned Restricted Subsidiary; provided, however, that
  (i) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes, and if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinate in right of payment to the Subsidiary Guarantee of such Guarantor; and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Subsidiary, as the case may be, not permitted by this clause (vi);

    (vii) the incurrence by the Issuer or any of the Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, (ii) the value of foreign currencies purchased or received by the Issuer in the ordinary course of business or (iii) the price of raw materials used by the Issuer or its Restricted Subsidiaries in a Permitted Business;

  (viii) Indebtedness incurred in respect of workers' compensation claims, self insurance obligations and performance, surety and similar bonds provided by the Issuer or a Guarantor in the ordinary course of business;

    (ix) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

    (x) the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Guarantor that was permitted to be incurred by another provision of this covenant;

    (xi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $17.0 million;

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    (xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

    (xiii) the incurrence by the Issuer or any Guarantor of additional Indebtedness (which may be Indebtedness under Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiii), not to exceed $10.0 million.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  LIENS

  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom for purposes of security, except Permitted Liens unless (x) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the New Notes, the New Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens, (with the same relative priority as such subordinate or junior Indebtedness will have with respect to the New Notes and Subsidiary Guarantees) and (y) in all other cases, the New Notes are secured by such Lien on an equal and ratable basis.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries; (iii) guarantee any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer (provided that this clause (iii) will apply only to Restricted Subsidiaries that are Guarantors); or (iv) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Bank Facilities as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Bank Facilities as in effect on the date of the Indenture, (b) the Indenture and the New Notes, (c) applicable law or any applicable rule, regulation or order, (d) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created or entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred under the terms of the Indenture, (e) customary non- assignment provisions in leases, licenses, encumbrances,

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

contracts or similar assets entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced and (h) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition have been made assumes all the obligations of the Issuer under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Issuer with or into a Wholly Owned Restricted Subsidiary of the Issuer, the Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock." For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer. The foregoing clause (iv) will not prohibit (a) a merger between the Issuer and a Wholly Owned Restricted Subsidiary of Holdings created for the purpose of holding the Capital Stock of the Issuer or (b) a merger between the Issuer and a Wholly Owned Restricted Subsidiary of the Issuer so long as, in the case of each of clause (a) and (b), the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

  TRANSACTIONS WITH AFFILIATES

  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (ii) the Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following will not be deemed to be Affiliate Transactions: (1) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary to or with the officers, directors or employees of the Issuer or its Restricted Subsidiaries, (2) transactions between or among the Issuer and/or its Restricted Subsidiaries,
(3) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "Restricted Payments," (4) customary advisory and investment banking fees paid to Seaver Kent and its Affiliates, and (5) transactions with suppliers or customers, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in accordance with the terms of the Indenture, which are fair to the Issuer in the good faith determination of the Board of Directors of the Issuer and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

  LIMITATION ON LAYERING DEBT

  The Indenture provides that (i) the Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the New Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

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

 BUSINESS ACTIVITIES

  The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

  ADDITIONAL SUBSIDIARY GUARANTEES

  The Indenture provides that the Issuer will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Issuer or any Indebtedness of any other Restricted Subsidiary (in each case, the "Guaranteed Debt"), unless (i) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the New Notes by such Restricted Subsidiary, (ii) if the New Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture will be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the New Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the New Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt will be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the New Notes substantially to the same extent as the Guaranteed Debt is subordinated to the New Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary subordinates rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee to its obligation under its Subsidiary Guarantee, and (v) such Restricted Subsidiary delivers to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee of the New Notes has been duly authorized, executed and delivered, and (B) such Subsidiary Guarantee of the New Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

  REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Issuer will furnish to holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, at any time after the consummation of the Exchange Offer contemplated by the Registration Rights Agreement (or, if the Exchange Offer is not consummated, after the effectiveness of the Shelf Registration Statement), the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times that the Commission does not accept the filings provided for in the preceding sentence, the Issuer and the Guarantors have agreed that, for so long as any New Notes remain outstanding, they will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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

  EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of Default (each, an "Event of Default"): (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes (whether or not prohibited by the subordination provisions of the Indenture);
(ii) default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by holders of at least 25% in principal amount of New Notes then outstanding to comply with the provisions described under the captions "--Repurchase at the Option of Holders-- Change of Control" or "--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock";
(iv) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by holders of at least 25% in principal amount of New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness after giving effect to any grace period provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance Issuer has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary
Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the New Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the New Notes will be automatically annulled if the holders of any Indebtedness described in clause (v) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of New Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the New Notes that became due solely because of the acceleration of the New Notes, have been cured or waived.

  The holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of holders of all New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

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  The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the New Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such New Notes when such payments are due from the trust referred to below, (ii) the Issuer's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of holders of New Notes, cash in U.S. dollars, non-callable Government
Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuer must have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel must confirm that, subject to customary assumptions and exclusions, holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer must have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default has occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the financing of amounts to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusion must not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring holders of New Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and (viii) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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

TRANSFER AND EXCHANGE

  A holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any New Note selected for redemption. Also, the Issuer is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

  The registered holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the New Notes may be amended or supplemented with the consent of holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the New Notes may be waived with the consent of holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting holder): (i) reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) except as otherwise permitted by the Indenture release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, or amend the provisions of the Indenture relating to the release of Guarantors, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) or the related definitions will require the consent of holders of at least 75% in aggregate principal amount of the New Notes then outstanding if such amendment would adversely affect the rights of holders of New Notes.

  Notwithstanding the foregoing, without the consent of any holder of New Notes, the Issuer and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Restricted Subsidiary to guarantee the New Notes.

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

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which are not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of New Notes, unless such holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

 BOOK-ENTRY, DELIVERY AND FORM

  New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry New Notes for Certificated New Notes."

  In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

  Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

  DTC has advised the Issuer that DTC is a limited-purpose trust Issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Issuer that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants tendering Old Notes with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

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

  Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Euroclear and CEDEL would hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of CEDEL. The depositaries, in turn, would hold such interests in the Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Notes, see "-- Exchange of Book-Entry New Notes for Certificated New Notes," "--Exchange of Certificated New Notes for Book-Entry New Notes."

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Except for trades involving only Euroclear and CEDEL participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "--Same-Day Settlement and Payment."

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

  Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

  DTC has advised the Issuer that it will take any action permitted to be taken by holders of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

  The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NEW NOTES FOR CERTIFICATED NEW NOTES

  A Global Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Issuer thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there has occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated New Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated New Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Issuer determines otherwise in compliance with applicable law.

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

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to New Notes in certificated form, the Issuer will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated New Notes will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Pursuant to the Registration Rights Agreement, the Issuer agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer to the holders of Transfer Restricted Securities (as defined herein) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Issuer is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Issuer within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns New Notes acquired directly from the Issuer or an affiliate of the Issuer, the Issuer will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuer will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  The Registration Rights Agreement provides that (i) the Issuer will file an Exchange Offer Registration Statement with the Commission on or prior to 75 days after the Closing, (ii) the Issuer will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer will commence the Exchange Offer and use its best efforts to issue within 195 days after the Issue Date New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuer will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 75 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Issuer fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Issuer fails to consummate the Exchange Offer within 195 days after the Issue Date, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a

"Registration Default"), then the Issuer will pay liquidated damages ("Liquidated Damages") as follows: to each holder of Transfer Restricted Securities, with respect to such 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.30 per week per $1,000 principal amount of Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Issuer to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Transfer Restricted Securities will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their New Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, or such acquisition, as the case may be.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under the caption "--Certain Covenants--Asset Sales"), and (ii) the sale by the Issuer and the issue or sale by any of the Restricted Subsidiaries of the Issuer of Equity Interests of any of the Issuer's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Issuer to a Wholly Owned Restricted Subsidiary of the Issuer or by a Wholly Owned Restricted Subsidiary of the Issuer to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer, (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets, provided that the sale price of such assets is not materially less than the acquisition price of such assets, and (v) the periodic clearance of aged inventory.

  "Bank Facilities" means that certain credit facility, dated as of April 21, 1998, by and among the Issuer, DLJ Capital Funding, as Syndication Agent, Wells Fargo, as Administrative Agent, Morgan Stanley Senior Funding, as Documentation Agent, the Lenders party thereto and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as Arranger, providing for up to $105.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement restructuring or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Bank Facilities or with any domestic commercial bank having capital and surplus in excess of $250.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii), above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two of the highest ratings obtainable from either Moody's or S&P and in each case maturing within one year after the date of acquisition and (vi) investments in funds investing exclusively in investments of the types described in clauses
(i) through (v) above.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals and their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Issuer,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the Voting Stock of the Issuer (measured by voting power rather than number of shares) and (B) the Principals and their Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Issuer than such other "person", (iv) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors or (v) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (B) either (1) the "beneficial owners" (as defined above) of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Issuer is a direct or indirect subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income of such Person and its Restricted Subsidiaries), plus
(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and
(iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer or Holdings who (i) was a member of such Board of Directors on the date of the Indenture immediately after consummation of the Recapitalization or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were either members of such Board at the time of such nomination or election or are successor Continuing Directors appointed by such Continuing Directors (or their successors).

  "Credit Facilities" means, with respect to the Issuer, one or more debt facilities (including, without limitation, the Bank Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exceptions provided by clause (i) of the definition of Permitted Debt.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) any Senior Debt outstanding under the Bank Facilities and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that a class of Capital Stock shall not be Disqualified Stock hereunder solely as the result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described above under the caption "--Certain Covenants--Restricted Payments"; and provided further, that Capital Stock issued to any plan for the benefit of employees of the Issuer or its subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means an offering of common stock (other than Disqualified Stock) of the Issuer or Holdings, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, other than an offering pursuant to Form S-8 (or any successor thereto) provided that in the case of an Equity Offering by Holdings, Holdings contributes to the common equity of the Issuer the portion of the net cash proceeds thereof necessary to pay the aggregate redemption price of the Notes to be redeemed in connection therewith.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Recapitalization be included in Fixed Charges), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on

Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes for such period and (2) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Issuer or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions (to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission), and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and Consolidated Cash Flow shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition (to the extent such expense or cost reductions would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission), and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture provided, however, that all reports and other financial information provided by the Company to the holders, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantors" means, initially, each Subsidiary of the Issuer on the Issue Date and thereafter each of the Subsidiaries of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

  "Holdings" means Diamond Brands Incorporated, a Minnesota corporation, the corporate parent of the Issuer, or its successors.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Issue Date" means the date on which Notes are first issued and authenticated under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest therein).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries, including the stock of such Unrestricted Subsidiary.

  "Obligations" means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment to the Notes.

  "Permitted Business" means the design, manufacture, importing, exporting, distribution, marketing, licensing and wholesale and retail sale of household and consumer goods, molded plastic goods and woodenware, and businesses reasonably related thereto.

  "Permitted Investments" means (a) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer; (b) any Investment in Cash and Cash Equivalents; (c) any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Issuer or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or any transaction not constituting an Asset Sale by reason of the $1.0 million threshold contained in the definition thereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; (f) Hedging Obligations entered into in the ordinary course of the Issuer's or its Restricted Subsidiaries' Businesses and otherwise in compliance with the Indenture; (g) loans and advances to employees and officers of the Issuer and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any one time outstanding; (h) additional Investments not to exceed $8.0 million at any one time outstanding; and (i) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

  "Permitted Junior Securities" means Equity Interests in the Issuer or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to
Article 10 of the Indenture, that have a final maturity date and a weighted average life to maturity which is the same as or greater than the New Notes and that are not secured by any collateral.

  "Permitted Liens" means (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (other than Liens to be extinguished in connection with the Recapitalization); (ii) Liens securing Senior Debt and Liens on assets of Restricted Subsidiaries securing Guarantees of Senior Debt permitted to be incurred under the Indenture; (iii) Liens securing the New Notes and the Subsidiary Guarantees;
(iv) Liens of the Issuer or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary of the Issuer; (v) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are not materially less favorable to holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;
(vi) Liens for taxes, assessments or governmental charges or claims that are either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which the Issuer or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;
(vii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, supplies, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance an other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (x) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries; (xi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xii) Liens securing Capital Lease Obligations and purchase money Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that (A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property and assets being acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction; (xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset an set-off; (xvi) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (xvii) Liens securing Acquired Debt incurred in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Issuer or a Restricted Subsidiary of the Issuer and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Issuer or a Restricted Subsidiary of the Issuer and (B) such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Issuer or a Restricted Subsidiary of the Issuer and are not more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Issuer or a Restricted Subsidiary of the Issuer; and (xviii) leases or subleases granted to others not interfering in any material respect with the business of the Issuer or its Restricted Subsidiaries.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of the Issuer or any of its Subsidiaries (other than such Indebtedness described in clauses (i), (vi), (vii), (viii), (ix), (x), (xii) and (xiii) of the covenant described above under the caption "--

Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Principals" means Seaver Kent--TPG Partners, L.P. and Seaver Kent I Parallel, L.P.

  "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) long-term assets that are used or useful in a Permitted Business and (iv) the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (a) such Person becomes a Wholly Owned Restricted Subsidiary and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer that is a Guarantor.

  "Related Party" with respect to any Principal means (A) any controlling stockholder or a majority of (or more) owned Subsidiary of such Principal or, in the case of an individual, any spouse or immediate family member of such Principal, or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A). Without limiting the generality of the foregoing, each of SKC GenPar LLC, TPG Advisors II, Inc. and their respective Affiliates shall be deemed to be Related Parties of the Principals.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

  "Senior Debt" means (i) all Indebtedness of the Issuer or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) other Indebtedness of the Issuer or any of its Guarantors permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the New Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Issuer, (x) any Indebtedness of the Issuer to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Sharing Agreement" means, the tax sharing agreement among Holdings, the Issuer and any one or more of Holdings' subsidiaries, as amended from time to time, so long as the method of calculating the amount of the Issuer's (or any Restricted Subsidiary's) payments, if any, to be made thereunder is not less favorable to the Issuer than as provided in such agreement as in effect on the Issue Date, as determined in good faith by the Board of Directors of the Issuer.

  "Unrestricted Subsidiary" means any Subsidiary (other than the Subsidiary Guarantors as of the date of the Indenture or any successor to any of them) of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness or outstanding issue of preferred stock of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period, (ii) such Subsidiary becomes a Subsidiary Guarantor, and (iii) no Default or Event of Default would exist following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more "Wholly Owned Restricted Subsidiaries of such Person."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of the material United States federal income tax consequences of the ownership and disposition of the New Notes and the exchange of Old Notes for New Notes that may be relevant to a holder of an Old Note or New Note. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary deals only with holders that will acquire their New Notes at original issuance and will hold New Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, persons that will hold New Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar.

  As used herein, the term "United States holder" means a beneficial owner of a New Note that is a United States person or that otherwise is subject to United States federal income taxation on a net income basis in respect of the New Notes. The term "United States person" means a holder of a New Note who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if: (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. The term "United States" means the United States of America (including the States and the District of Columbia), its possessions, territories and other areas subject to its jurisdiction.

EXCHANGE OF OLD NOTES FOR NEW NOTES

  The exchange of Old Notes for New Notes (the "Exchange") pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, no material U.S. federal income tax consequences will result to United States holders exchanging Old Notes for New Notes. A tendering holder's tax basis in the New Notes will be the same as such holder's tax basis in its Old Notes. A tendering holder's holding period for the New Notes received pursuant to the Exchange Offer will include its holding period for the Old Notes surrendered therefor.

  ALL HOLDERS OF OLD NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES RECEIVED IN THE EXCHANGE OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

  Payments of interest on a New Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting).

  LIQUIDATED DAMAGES

  Any Liquidated Damages (described herein under "Description of the New Notes--Registration Rights; Liquidated Damages") will be taxable to a United States holder as ordinary income in accordance with such United States holder's method of tax accounting.

  PURCHASE, SALE AND RETIREMENT OF NEW NOTES

  A United States holder's tax basis in a New Note received in the Exchange for an Old Note generally will be equal to the United States holder's tax basis in the Old Note.

  Upon the sale, exchange, or retirement of a New Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the United States holder's tax basis in such New Note. Gain or loss realized by a United States holder on the sale, exchange or retirement of a New Note generally will be long-term capital gain or loss if, at the time of the disposition, the United States holder's holding period for such New Note is more than one year. Under recently enacted legislation, long-term capital gain recognized by an individual holder in respect of New Notes with a holding period of more than one year at the time of disposition generally will be subject to a maximum rate of 20 percent, effective for amounts properly taken into account on or after January 1, 1998.


  INFORMATION REPORTING AND BACKUP WITHHOLDING

  A noncorporate United States holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments of principal and interest made on a New Note, or on proceeds of disposition of a New Note before maturity, unless such United States holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the United States person's United States income tax liability provided that the required information is furnished to the Internal Revenue Service ("IRS").

NON-UNITED STATES HOLDERS

  Under current United States federal income tax law: (i) payment of interest to a holder who is not a United States holder (a "non-United States holder") will not be subject to withholding of United States federal income tax, provided that (a) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (b) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-United States holder; and (ii) a non-United States holder will not be subject to United States federal income tax on gain realized on the disposition of a New Note. Notwithstanding the above, a non-United States holder that is subject to United States federal income taxation on a net income basis with respect to its income from a New Note generally will be subject to the same rules to which a United States holder is subject with respect to the accrual of interest on a New Note and with respect to gain or loss realized or recognized on the disposition of a New Note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty. A New Note held by an individual non-United States holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax, provided that such holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of stock in the Company.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

  United States information reporting requirements and backup withholding tax will not apply to payments on, or proceeds from the disposition of, a New Note if the beneficial owner certifies its non-United States status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-United States holder) or otherwise establishes an exemption; provided that neither the Company nor its payment agent has actual knowledge that the person is a United States person or that the conditions of any other exemption are not in fact satisfied.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the non-United States person's United States income tax liability, provided that the required information is furnished to the IRS.

  On October 7, 1997, the U.S. Treasury Department issued final Treasury regulations (and subsequently released guidance regarding the effective date of such Treasury regulations) (the "Treasury Regulations") governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States persons after December 31, 1999. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a New Note. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury Regulations on an investment in the New Notes.

  With respect to payments made after December 31, 1999, for purposes of applying the rules set forth in the four preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership or certain trusts) for United States federal income taxation purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  Neither the Issuer nor the Guarantors will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  Starting on the Expiration Date, the Issuer and the Guarantors will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes has been passed upon for the Issuer by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The audited consolidated financial statements and schedules of Diamond
Brands Incorporated and subsidiaries in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                  DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1997 AND
 FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997:
  Report of Independent Public Accountants ..............................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 ..........   F-3
  Consolidated Statements of Operations for the Years Ended December 31,
   1995, 1996 and 1997 ..................................................   F-4
  Consolidated Statements of Stockholders' Equity .......................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997 ..................................................   F-6
  Notes to Consolidated Financial Statements ............................   F-7
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997
 AND JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
 JUNE 30, 1998:
  Unaudited Consolidated Balance Sheet as of December 31, 1997 and June
   30, 1998 .............................................................  F-16
  Unaudited Consolidated Statements of Operations for the Six
   Months Ended June 30, 1997 and 1998 ..................................  F-17
  Unaudited Consolidated Statements of Cash Flows for the Six Months
   Ended June 30, 1997 and 1998 .........................................  F-18
  Notes to Unaudited Consolidated Financial Statements ..................  F-19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Diamond Brands Incorporated:

  We have audited the accompanying consolidated balance sheets of Diamond Brands Incorporated (a Minnesota corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamond Brands Incorporated and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota,
 February 6, 1998, except
 as to Note 8, which is as
 of April 21, 1998

                  DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              AS OF DECEMBER
                                                                    31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowances of $639 and $1,195, respectively.............................................. $ 9,868  $15,526
  Inventories................................................  11,790   20,744
  Deferred income taxes......................................   1,875       --
  Prepaid expenses...........................................     303      406
                                                              -------  -------
    Total current assets.....................................  23,836   36,676
                                                              -------  -------
PROPERTY, PLANT AND EQUIPMENT:
  Land.......................................................     558      558
  Buildings and improvements.................................   5,896    5,955
  Machinery and equipment....................................  22,344   27,664
                                                              -------  -------
    Property, plant and equipment............................  28,798   34,177
    Less--Accumulated depreciation........................... (13,528) (16,633)
                                                              -------  -------
    Property, plant and equipment, net.......................  15,270   17,544
GOODWILL.....................................................  26,540   39,454
DEFERRED FINANCING COSTS.....................................     857      876
                                                              -------  -------
    Total assets............................................. $66,503  $94,550
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt....................... $ 6,573  $ 7,892
  Accounts payable...........................................   3,834    4,500
  Accrued expenses...........................................   8,020   11,037
                                                              -------  -------
    Total current liabilities................................  18,427   23,429
POSTRETIREMENT BENEFIT OBLIGATIONS...........................   1,551    1,586
DEFERRED INCOME TAXES........................................     499       --
LONG-TERM DEBT, net of current maturities....................  28,272   41,605
                                                              -------  -------
    Total liabilities........................................  48,749   66,620
                                                              -------  -------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value; 50,000 shares
   authorized; 16,112 shares issued and outstanding..........     161      161
  Additional paid-in capital.................................     774      774
  Retained earnings..........................................  16,819   26,995
                                                              -------  -------
    Total stockholders' equity...............................  17,754   27,930
                                                              -------  -------
    Total liabilities and stockholders' equity............... $66,503  $94,550
                                                              =======  =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                  DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1995    1996     1997
                                                       ------- ------- --------
                                                            (IN THOUSANDS)
NET SALES............................................. $77,659 $90,201 $118,072
COST OF SALES.........................................  56,490  63,032   78,582
                                                       ------- ------- --------
  Gross profit........................................  21,169  27,169   39,490
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........  10,152   9,148   11,414
GOODWILL AMORTIZATION.................................     600     720    1,521
                                                       ------- ------- --------
  Operating income....................................  10,417  17,301   26,555
INTEREST EXPENSE......................................   3,963   3,858    4,550
                                                       ------- ------- --------
  Income before provision for income taxes............   6,454  13,443   22,005
PROVISION FOR INCOME TAXES (Note 5)...................   2,352   5,807    1,376
                                                       ------- ------- --------
  Net income.......................................... $ 4,102 $ 7,636 $ 20,629
                                                       ======= ======= ========
UNAUDITED PRO FORMA NET INCOME:
  Income before provision for income taxes............ $ 6,454 $13,443 $ 22,005
  Pro forma income tax expense (Note 5)...............   2,700   5,807    9,000
                                                       ------- ------- --------
  Pro forma net income................................ $ 3,754 $ 7,636 $ 13,005
                                                       ======= ======= ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK
                                    ---------------
                                                    ADDITIONAL
                                    NUMBER OF  PAR   PAID-IN   RETAINED
                                     SHARES   VALUE  CAPITAL   EARNINGS   TOTAL
                                    --------- ----- ---------- --------  -------
                                                  (IN THOUSANDS)
BALANCE, December 31, 1994.........  16,133   $161     $782    $ 5,081   $ 6,024
  Retirement of common stock.......     (20)   --        (8)       --         (8)
  Net income.......................     --     --       --       4,102     4,102
                                     ------   ----     ----    -------   -------
BALANCE, December 31, 1995.........  16,113    161      774      9,183    10,118
  Net income.......................     --     --       --       7,636     7,636
                                     ------   ----     ----    -------   -------
BALANCE, December 31, 1996.........  16,113    161      774     16,819    17,754
  Distribution to stockholders.....     --     --       --     (10,453)  (10,453)
                                     ------   ----     ----    -------   -------
  Net income.......................     --     --       --      20,629    20,629
                                     ------   ----     ----    -------   -------
BALANCE, December 31, 1997.........  16,113   $161     $774    $26,995   $27,930
                                     ======   ====     ====    =======   =======


  The accompanying notes are an integral part of these consolidated financial statements.

                  DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1996     1997
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income........................................ $ 4,102  $ 7,636  $20,629
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization...................   4,073    4,553    5,008
    Deferred income taxes...........................    (611)     160    1,376
    Change in operating assets and liabilities, net
     of effects of acquisitions:
      Accounts receivable...........................  (1,798)     434   (2,773)
      Inventories...................................   1,352     (555)  (1,727)
      Prepaid expenses..............................     212      438       23
      Accounts payable..............................  (1,413)    (402)    (594)
      Accrued expenses..............................  (1,338)   1,533     (664)
      Other liabilities.............................    (126)      50       35
                                                     -------  -------  -------
      Net cash provided by operating activities.....   4,453   13,847   21,313
                                                     -------  -------  -------
INVESTING ACTIVITIES:
  Acquisitions, net of cash received................ (42,433)     --   (24,696)
  Purchases of property, plant and equipment........  (1,926)  (1,979)  (4,050)
                                                     -------  -------  -------
      Net cash used for investing activities........ (44,359)  (1,979) (28,746)
                                                     -------  -------  -------
FINANCING ACTIVITIES:
  Borrowings under revolving line of credit.........  18,600   20,300   30,300
  Repayments under revolving line of credit.........  (9,600) (25,500) (29,100)
  Long-term borrowings..............................  32,000      --    21,000
  Repayments of long-term borrowings................  (3,010)  (6,668)  (7,548)
  Distribution paid to stockholders.................     --       --    (6,849)
  Retirement of common stock........................      (8)     --        --
  Debt issuance costs...............................  (1,420)     --      (370)
                                                     -------  -------  -------
      Net cash provided by (used for) financing ac-
       tivities.....................................  36,562  (11,868)   7,433
                                                     -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS..............................................  (3,344)     --       --
CASH AND CASH EQUIVALENTS, beginning of year........   3,344      --       --
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS, end of year.............. $   --   $   --   $   --
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest........................................ $ 3,658  $ 3,882  $ 4,206
                                                     =======  =======  =======
    Income taxes.................................... $ 3,196  $ 4,504  $   283
                                                     =======  =======  =======
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Distribution to stockholders declared but not yet
   paid............................................. $   --   $   --   $ 3,604
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1997

1. BUSINESS DESCRIPTION

  Diamond Brands Incorporated ("Holdings") and its wholly-owned subsidiary, Forster, Inc. ("Forster"), are engaged in the development, production and distribution of household and consumer products throughout the United States primarily to grocery stores and mass merchandisers. Their products include plastic cutlery, wooden matches, toothpicks, clothespins and other wood products. Holding's wholly-owned subsidiary, Empire Candle, Inc. ("Empire"), formerly Empire Manufacturing Company, is a manufacturer of scented and citronella candles which are distributed throughout the United States and Canada. During 1995, 1996 and 1997, one customer accounted for 17%, 18% and 18% of net sales, respectively.

2. ACQUISITIONS

  On March 5, 1995, Holdings acquired all of the outstanding common shares of Forster for $42,589,000 (the "Forster Acquisition"). The Company accounted for the acquisition under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the prior carrying amount of Forster's net assets as of March 5, 1995 of $25,200,000, was allocated as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
     Goodwill....................................................    $27,862
     Deferred financing costs....................................       (603)
     Accrued expenses............................................     (2,059)
                                                                     -------
                                                                     $25,200
                                                                     =======


  On February 28, 1997, Holdings acquired Empire (the "Empire Acquisition"). Certain assets were acquired and liabilities assumed by Holdings for $26,000,000, subject to postclosing adjustments. The Company accounted for the acquisition under the purchase method of accounting. The excess of the purchase price over the prior carrying amount of Empire's net assets as of February 28, 1997 of $14,819,000, was allocated as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
     Goodwill....................................................    $14,436
     Property, plant and equipment...............................        383
                                                                     -------
                                                                     $14,819
                                                                     =======

  Pro forma results of operations of the Company (unaudited) for the years ended December 31, 1996 and 1997 as though Empire had been acquired on January 1, 1996 are as follows:

                                                                 1996     1997
                                                               -------- --------
                                                                (IN THOUSANDS)
     Net sales................................................ $113,926 $120,714
                                                               ======== ========
     Net income............................................... $ 10,050 $ 20,521
                                                               ======== ========

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Diamond Brands Incorporated and its subsidiaries (the "Company"), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

  RECLASSIFICATIONS

  Certain reclassifications have been made in the 1995 and 1996 financial statements to conform with the 1997 presentation. Such reclassifications had no effect on previously reported results of operations or stockholders' equity.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Ultimate results reporting could differ from those estimates.

  RECENTLY ISSUED ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information," issued in June 1997 and effective for financial statements beginning after December 15, 1997, redefines how operating segments are determined and requires expanded quantitative and qualitative disclosures relating to a company's operating segments. The Company anticipates that the effect of adopting SFAS No. 131 will not be significant.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the consolidated balance sheets at December 31, 1997 and 1996 for accounts receivable and payable approximate fair value because of the immediate or short-term maturity of these financial instruments. As the interest rate on the term note and revolving line of credit is reset monthly based on current market rates, the carrying value of the term note and revolving line of credit approximates fair value. The fair value of the stockholder notes payable, industrial development revenue bonds and other debt as of December 31, 1996 and 1997, based on current market rates, were $7,856,000 and $7,489,000, respectively.

  INVENTORIES

  Inventories are stated at the lower of first-in, first-out cost or market and include materials, labor and overhead.

  Inventories consisted of the following as of December 31:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
       Raw materials............................................ $ 3,777 $ 8,111
       Work in process..........................................     526     433
       Finished goods...........................................   7,487  12,200
                                                                 ------- -------
         Total.................................................. $11,790 $20,744
                                                                 ======= =======

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997

  PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method over estimated useful lives of 5 to 29 years for buildings and improvements and 3 to 10 years for machinery and equipment. Maintenance and repairs are charged to expense as incurred.

  GOODWILL

  Goodwill represents the costs of acquisitions in excess of the fair value of the net assets and is amortized using the straight-line method over periods of 15 to 40 years. Accumulated amortization as of December 31, 1996 and 1997 was $1,320,000 and $2,841,000, respectively.

  The Company periodically evaluates whether events and circumstances have occurred that may affect the realizable nature of goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, an impairment loss would be recognized. No such impairment has been recognized for the year ended December 31, 1997.

  DEFERRED FINANCING COSTS

  Deferred financing costs consist of debt structuring costs and are being amortized over the lives of the underlying debt agreements.

  REVENUE RECOGNITION

  Revenue for products sold is recognized at the time of shipment.

  OTHER COMPREHENSIVE INCOME

  The Company has no significant items of other comprehensive income.

4. LONG-TERM DEBT

  Long-term debt consists of the following as of December 31:

                                                               1996     1997
                                                              -------  -------
                                                              (IN THOUSANDS)
     Term note, interest at LIBOR (6.125% as of December 31,
      1997) plus 2.00% through 2002.......................... $23,250  $37,075
     Revolving line of credit, interest at LIBOR (6.125% as
      of December 31, 1997) plus 2.00%.......................   3,800    5,000
     Stockholder notes payable, interest at rates of 8.125%
      to 11.125%.............................................   5,894    5,894
     Industrial development revenue bonds, due in varying
      amounts through 2002, interest at 7.5% to 9.0%.........     807      688
     Other...................................................   1,094      840
                                                              -------  -------
       Total debt............................................  34,845   49,497
     Less-Current maturities.................................  (6,573)  (7,892)
                                                              -------  -------
       Total long-term debt.................................. $28,272  $41,605
                                                              =======  =======

  In connection with the Forster Acquisition (see Note 2), the Company entered into a bank credit agreement that provided for a $15,000,000 revolving credit facility through March 1998 and a $32,000,000 term loan

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997
through September 2000. This agreement replaced the existing $3,000,000 revolving credit facility which was due to expire in April 1995. In 1996, the Issuer increased the revolving credit facility to $18,000,000.

  In connection with the Empire Acquisition (see Note 2), the Company amended its bank credit agreement to a $23,000,000 revolving credit facility through February 2000 and a $44,250,000 term loan through December 2002. Borrowings under the term note and revolving credit agreement are collateralized by all assets of the Issuer. The Company's agreement contains covenants which, among other matters, require the Company to maintain certain financial ratios and prohibit principal payments on debt to stockholders until the credit facilities are paid in full. As of December 31, 1997, the Company was in compliance with these covenants.

  Revolving line of credit (revolver) data is as follows for the years ended December 31:

                                                        1995     1996    1997
                                                       -------  ------  -------
                                                       (DOLLARS IN THOUSANDS)
     Revolver borrowings at year-end.................. $ 9,000  $3,800  $ 5,000
     Average daily revolver borrowings................   8,152   6,011    7,015
     Highest total revolver borrowings................  12,800   9,900   10,700
     Weighted average interest rates:
     Based on average daily borrowings................    8.78%   8.38%    8.14%

  Future maturities of long-term debt were as follows as of December 31, 1997:

         FISCAL YEAR                              (IN THOUSANDS)
         -----------                              -------------
          1998...................................    $ 7,892
          1999...................................      7,930
          2000...................................     12,941
          2001...................................      7,627
          2002...................................     13,107
                                                     -------
                                                     $49,497
                                                     =======

5. INCOME TAXES:

  Effective January 1, 1995, the Company converted from an S corporation to a C corporation as a result of the Forster Acquisition (see Note 2) and began accounting for income taxes using the liability method. Under this method, deferred income taxes were recognized for temporary differences between the tax and financial reporting bases of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Effective January 1, 1997, the Company elected S corporation status due to a change in the tax laws allowing entities with subsidiaries to elect this status. Deferred tax assets and liabilities as of December 31, 1996 are reflected as a charge in the 1997 consolidated statement of operations. The Company would be subject to a tax on built-in gains if certain assets are sold within ten years of election of S corporation status.

  The taxable income or loss of the Company for years ended after December 31, 1996 is included in the individual returns of stockholders for federal tax purposes and, to the extent allowed and elected, for state tax purposes. Accordingly, there is no provision for current income taxes in 1997.

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997

  The Company's income tax provision for the years ended December 31 consisted of the following:

                                                            1995    1996   1997
                                                           ------  ------ ------
                                                              (IN THOUSANDS)
      Current:
        Federal........................................... $2,518  $4,703 $  --
        State.............................................    445     944    --
      Deferred............................................   (611)    160  1,376
                                                           ------  ------ ------
                                                           $2,352  $5,807 $1,376
                                                           ======  ====== ======

  A reconciliation from the federal statutory tax rate to the effective tax rate is as follows:

                                                                     1995  1996
                                                                     ----  ----
      Federal statutory tax rate.................................... 34.0% 35.0%
      Goodwill amortization.........................................  3.2   2.0
      State income taxes, net of federal benefit....................  4.6   4.7
      Other items, net.............................................. (5.4)  1.5
                                                                     ----  ----
      Effective income tax rate..................................... 36.4% 43.2%
                                                                     ====  ====

  Components of deferred income taxes are as follows as of December 31, 1996:

                                                                  (IN THOUSANDS)
                                                                  --------------
      Net current deferred income tax asset:
        Workers' compensation....................................     $  535
        Inventory reserves.......................................        480
        Postretirement benefits..................................        589
        Allowances for doubtful accounts.........................        188
        Other....................................................        686
                                                                      ------
          Net current deferred income tax asset..................     $2,478
                                                                      ======
      Net noncurrent deferred income tax liability:
        Depreciation.............................................     $1,102
                                                                      ------
          Net noncurrent deferred income tax liability...........     $1,102
                                                                      ======

  The unaudited pro forma income tax expense is presented assuming the Company had been a C corporation since January 1, 1995 using an effective income tax rate of 42%, 43% and 41% for the years ended December 31, 1995, 1996 and 1997.

6. EMPLOYEE BENEFITS:

  DEFINED BENEFIT PENSION PLAN AND DEFINED CONTRIBUTION RETIREMENT PLAN (THE DEFINED PLANS)

  The Company has a defined benefit pension plan to cover certain hourly employees, which was suspended as of October 1, 1994. Participants will continue to vest in nonvested benefits existing at October 1, 1994. The Company will continue to pay accrued benefits and has no intention to terminate the plan. Plan assets approximate the actuarially determined vested and accumulated benefit obligation as of December 31, 1996 and 1997.

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997

  The Company also has a defined contribution retirement plan for certain union employees. The Company makes contributions to the plan based on hours worked. Total expense related to the Defined Plans was $294,000 in 1995, $240,000 in 1996 and $267,000 in 1997.

  401(K) SAVINGS AND PROFIT-SHARING PLANS (THE PLANS)

  The Company has two 401(k) savings and profit-sharing plans for certain nonunion employees. The Plans are qualified defined contribution plans in accordance with Section 401(k) of the Internal Revenue Code. In 1997, the Company changed the policy for Forster participants from a 35% match of the first 2% and 15% of the second 2% of participants' contributions to be consistent with the DBI and Empire plan participants. The Company's policy in 1997 for all eligible participants is to match 50% of employee contributions up to a maximum of 3% of compensation. Additionally, the Company makes discretionary profit-sharing contributions that are determined by the board of directors. Total expense related to the Plans was $557,000 in 1995, $725,000 in 1996 and $736,000 in 1997.

  POSTRETIREMENT MEDICAL BENEFITS (THE POSTRETIREMENT PLANS)

  The Company provides certain postretirement health and life insurance benefits for all Holdings bargaining unit employees who retire with ten or more years of service. The Company also provides certain postretirement life insurance benefits to eligible Forster employees who retire and have attained age 55 with 20 or more years of service. The cost of postretirement benefits is accrued during an employee's active career. The Company does not fund these benefits prior to the time they are paid. Postretirement data were computed based on a discount rate of 7.0% to 7.5%, a rate of increase in future life insurance premiums of 2.0%, and a rate of increase in life insurance benefits of 2.5% for the years ended December 31, 1995, 1996 and 1997.

  Components of the net periodic postretirement benefit cost for the years ended December 31, 1995, 1996 and 1997 and the accumulated postretirement benefit obligation as of December 31, 1996 and 1997 are as follows:

                                                              1995  1996   1997
                                                              ---- ------ ------
                                                                (IN THOUSANDS)
     Net periodic postretirement benefit cost:
       Service cost (benefits earned during the period)...... $ 36 $   33 $   39
       Interest cost.........................................   85     96    110
                                                              ---- ------ ------
       Net periodic postretirement benefit cost.............. $121 $  129 $  149
                                                              ==== ====== ======
     Accumulated postretirement benefit obligation:
       Retirees..............................................      $  822 $  928
       Fully-eligible active plan participants...............         528    618
       Other active plan participants........................         201     40
                                                                   ------ ------
     Accumulated postretirement benefit liability............      $1,551 $1,586
                                                                   ====== ======

  The accumulated postretirement benefit obligation was determined using a discount rate of 7.5% and 7.0% for the years ended December 31, 1996 and 1997, respectively.

  The postretirement medical benefit is a union negotiated commitment. The fixed amounts are paid annually and do not change due to inflationary or health care cost trends.

  STOCK OPTIONS

During 1997, the Company adopted a stock option plan (the "1997 Plan") that authorized the grant of stock options to key executives. Options representing 90,000 common shares have been granted as of December 31,

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997
1997 at an exercise price of $7.50 per share. Options generally expire 10 years from the date of grant or at an earlier date as determined by the board of directors. Options granted under the plans are exercisable 33 1/3% each year for three years from the date of grant. In the event of a change of control, as defined in the 1997 Plan, the options become 100% exercisable. Stock option activity was as follows for the year ended December 31, 1997:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                        SHARE
                                                                SHARES  PRICE
                                                                ------ --------
     Outstanding, January 1, 1997..............................    --   $ --
       Granted................................................. 90,000   7.50
       Exercised...............................................    --     --
       Cancelled...............................................    --     --
                                                                ------  -----
     Outstanding, December 31, 1997............................ 90,000  $7.50
                                                                ======  =====
     Options exercisable at December 31, 1997.................. 30,000
                                                                ======
     Weighted average fair value of options granted during
      1997..................................................... $ 1.23
                                                                ======

  The Company follows Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized in connection with stock option grants pursuant to the stock option plans. Had compensation cost been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income would have been as follows for the year ended December 31, 1997:

                                                  (IN THOUSANDS)
                                                  --------------
         Net income:
           As reported...........................    $20,629
           Pro forma.............................     20,592

  In determining compensation cost pursuant to SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during 1997: a risk-free interest rate of 6.13%; expected life of three years; and expected volatility of 0%.

7. COMMITMENTS AND CONTINGENCIES:

  LITIGATION

  The Company is subject to asserted and unasserted claims encountered in the normal course of business. In the opinion of management and its legal counsel, disposition of these matters will not have a material effect on the Company's financial condition or results of operations.

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

                          DECEMBER 31, 1996 AND 1997

  OPERATING LEASES

  The Company leases office space and equipment with various expiration dates through 2002. Total rent expense was $226,000 in 1995, $340,000 in 1996 and $664,000 in 1997. Future minimum payments for all operating leases with initial or remaining terms of one year or more subsequent to December 31, 1997 are as follows:

         FISCAL YEAR                              (IN THOUSANDS)
         -----------                              -------------
          1998...................................     $715
          1999...................................      703
          2000...................................      438
          2001...................................      152
          2002...................................      114
          Thereafter.............................       79

8. SUBSEQUENT EVENT:

      Holdings, its then existing stockholders (the "Stockholders"), Seaver Kent-TPG Partners, L.P., an investment partnership jointly formed by Seaver Kent & Company, LLC ("Seaver Kent") and Texas Pacific Group ("TPG"), and Seaver Kent I Parallel, L.P. (collectively, the "Sponsors") entered into a Recapitalization Agreement dated as of March 3, 1998 (the "Recapitalization Agreement"), which provided for the recapitalization of Holdings (the "Recapitalization"). Pursuant to the Recapitalization Agreement, the Sponsors and other investors purchased from Holdings, for an aggregate purchase price of $47.0 million, shares of pay-in-kind preferred stock of Holdings ("Holdings Preferred Stock"), together with warrants (the "Warrants") to purchase shares of common stock of Holdings ("Holdings Common Stock") for $0.01 per share. The shares of Holdings Common Stock issuable upon the full exercise of the Warrants would represent 77.5% of the outstanding shares of Holdings Common Stock after giving effect to such issuance. In addition, Holdings purchased (the "Equity Repurchase") for $211.4 million, subject to certain working capital adjustments, from the Stockholders, all outstanding shares of Holdings' capital stock other than 1,073,268 shares (the "Retained Shares") of Holdings Common Stock which continue to be held by certain of the Stockholders. The Retained Shares would represent 22.5% of the outstanding shares of Holdings Common Stock after giving effect to the full exercise of the Warrants. Holdings, the Sponsors and the holders of the Retained Shares also entered into a Stockholders Agreement pursuant to which, among other things, the Sponsors have the ability to direct the voting of outstanding shares of Holdings Common Stock in proportion to their ownership of such shares as if the Warrants were exercised in full. Accordingly, the Sponsors have voting control of Holdings.


      The Recapitalization was accounted for as a recapitalization transaction for accounting purposes. In connection with the Recapitalization, the Company converted from an S corporation to a C corporation.


      In connection with the Recapitalization, Holdings organized Diamond Brands Operating Corp. ("Operating Corp") and, immediately prior to the consummation of the Recapitalization, Holdings transferred substantially all of its assets and liabilities to Operating Corp. Holdings' current operations are, and future operations are expected to be, limited to owning the stock of Operating Corp., preferred stock, and senior discount debentures. Operating Corp. repaid substantially all of the Company's funded debt obligations existing immediately before the consummation of the Recapitalization (the "Debt Retirement") in the amount of $51.8 million.


      Funding requirements for the Recapitalization (which was consummated on April 21, 1998) were satisfied through the Retained Shares and the following:
(i) the purchase by the Sponsors and other investors of Holdings Preferred Stock and the Warrants for $47.0 million ($45.8 million in cash and $1.2 million in officer notes receivables); (ii) $45.1 million of gross proceeds from the offering of the 12 7/8% Holdings senior discount debentures; (iii) $80.0 million of borrowings under senior secured term loan facilities (the "Term Loan Facilities"); (iv) borrowings under a senior secured revolving credit facility having availability of up to $25.0 million and (v) $100.0 million of gross proceeds from the offering of the 10 1/8% senior subordinated notes.

      The senior subordinated notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Operating Corp.'s wholly-owned subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are Forster, Inc. and Empire Candle, Inc. Summarized combined financial information of Holdings/Operating Corp. and the Subsidiary
Guarantors are presented below:

                                     F-14

(In Thousands)
                                1995                                   1996                                 1997
                -------------------------------------  -------------------------------------  ------------------------------------
                          Guar-                                  Guar-                                 Guar-
                Oper-     antor               Consol-  Oper-     antor               Consol-  Oper-    antor               Consol-
                ating     Subsi-    Elimi-    idated   ating     Subsi-    Elimi-    idated   ating    Subsi-   Elimi-     idated
Balance Sheet   Corp.     diaries   nations   Total    Corp.     diaries   nations   Total    Corp.    diaries  nations    Total
Data:           -------   -------   -------   -------  -------   -------   -------   -------  -------  -------  -------    -------
Current Assets  $15,171   $ 9,218   $   -     $24,389  $15,438   $ 8,398   $   -     $23,836  $13,673  $23,003   $   -     $36,676
Noncurrent
Assets           54,764    10,157   (19,680)   45,241   58,620     9,173   (25,126)   42,667   97,929   25,423   (65,478)   57,874
Current
Liabilities      19,531     5,500    (7,631)   17,400   27,655     3,909   (13,137)   18,427   42,148    6,624   (25,343)   23,429
Noncurrent
Liabilities      40,286     1,826              42,112   28,649     1,673              30,322   41,524    1,667              43,191
Stockholders'
Equity           10,118    12,049   (12,049)   10,118   17,754    11,989   (11,989)   17,754   27,930   40,135   (40,135)   27,930

Statement of
Operations
Data:
Net Sales        32,712    44,947              77,659   36,118    54,083              90,201   36,346   81,726             118,072
Gross Profit      9,291    11,878              21,169    9,783    17,386              27,169   10,940   28,550              39,490
Operating
income            4,415     6,002              10,417    5,400    11,901              17,301    6,706   19,849              26,555
Equity in
earnings of
subsidiaries      2,357       -      (2,357)      -      5,446       -      (5,446)      -     15,656      -     (15,656)      -
Net Income        4,102     2,357    (2,357)    4,102    7,636     5,446    (5,446)    7,638   20,629   15,656   (15,656)   20,629

                        DIAMOND BRANDS OPERATING CORP.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                          JUNE 30,  DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
                         ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowances of $689 and
   $1,195...............................................   $17,525    $15,526
  Inventories...........................................    21,347     20,744
    Deferred tax asset..................................     2,709        --
  Prepaid expenses......................................     1,957        406
                                                           -------    -------
    Total current assets................................    43,538     36,676
                                                           -------    -------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
 depreciation of $17,202 and $16,715....................    17,554     17,544
GOODWILL................................................    38,612     39,454
DEFERRED FINANCING COSTS................................     7,170        876
                                                           -------    -------
    Total assets........................................  $106,874    $94,550
                                                           =======    =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt..................   $ 1,250    $ 7,892
  Accounts payable......................................     5,161      4,500
  Accrued expenses......................................     9,814     11,037
                                                           -------    -------
  Total current liabilities.............................    16,225     23,429
                                                           -------    -------

          DEFERRED INCOME TAXES.........................       735        --
  POSTRETIREMENT BENEFIT OBLIGATIONS....................     1,586      1,586
  LONG-TERM DEBT, net of current maturities.............   184,875     41,605
                                                           -------    -------
  Total liabilities.....................................   203,421     66,620
                                                           -------    -------
  COMMITMENTS AND CONTINGENCIES
  STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value; 50,000 shares
   authorized; 1 and 16,112 shares issued
   and outstanding......................................         1        161
  Additional paid in capital............................       --         774
  Retained earnings (accumulated deficit)...............   (96,548)    26,995
                                                           -------    -------
  Total stockholders' equity (deficit)..................   (96,547)    27,930
                                                           -------    -------
                                                          $106,874    $94,550
                                                           =======    =======

 The accompanying notes are an integral part of these consolidated balance sheets

                        DIAMOND BRANDS OPERATING CORP.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)


                                                                     SIX MONTHS
                                                                    ENDED JUNE 30,
                                                                  -----------------
                                                                    1997      1998
                                                                  -------   -------
NET SALES......................................................   $54,675   $58,558
COST OF SALES..................................................    37,630    41,348
                                                                  -------   -------
  Gross Profit.................................................    17,045    17,210
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...................     5,344     6,540
GOODWILL AMORTIZATION..........................................       680       841
                                                                  -------   -------
  Operating income.............................................    11,031     9,829
INTEREST EXPENSE...............................................     2,160     6,155
                                                                  -------   -------
  Income before provision (benefit) for income taxes...........     8,871     3,674
PROVISION (BENEFIT) FOR INCOME TAXES...........................     1,376      (794)
                                                                  -------   -------
  Net income...................................................   $ 7,495   $ 4,468
                                                                  =======   =======
PRO FORMA NET INCOME:
 Income before provision for income taxes......................  $  8,871   $ 3,674
 Pro forma income tax expense (Note 2).........................     3,500     1,500
                                                                  -------   -------
 Pro forma net income..........................................  $  5,371   $ 2,174
                                                                  =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         DIAMOND BRANDS OPERATING CORP.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)


                                                                   SIX MONTHS
                                                                  ENDED JUNE 30,
                                                               -----------------
                                                                1997       1998
                                                               ------    -------
OPERATING ACTIVITIES
  Net income.................................................. $7,495    $ 4,468
  Adjustments to reconcile net income to cash provided
   by operating activities
    Depreciation and amortization.............................  2,432      3,092
    Deferred income taxes.....................................  1,376     (1,974)
    Change in operating assets and liabilities, net of effects of acquisition
      Accounts receivable..................................... (5,201)    (1,999)
      Inventories............................................. (1,417)      (603)
      Prepaid expenses........................................    259     (1,551)
      Accounts payable........................................  1,078        661
      Accrued expenses........................................  1,809      2,379
                                                               ------    -------
      Net cash provided by operating activities...............  7,831      4,473
                                                               ------    -------
INVESTING ACTIVITIES
    Acquisition of Empire, net of cash received...............(24,696)       --
    Purchases of property, plant and equipment................ (1,250)    (1,273)
                                                               ------    -------
      Net cash used for investing activities..................(25,946)    (1,273)
                                                               ------    -------
FINANCING ACTIVITIES
  Borrowings from bank revolving line of credit............... 21,200     23,700
  Repayments to bank revolving line of credit.................(16,100)   (22,450)
  Borrowings on long-term debt................................ 21,000    180,000
  Repayments of long-term debt................................ (3,572)   (44,622)
  S-Corp distributions to shareholders........................ (4,043)    (5,488)
  Distributions to parent company.............................    --    (127,059)
  Debt issuance costs.........................................   (370)    (7,281)
                                                               ------    -------
    Net cash provided by (used for) financing activities...... 18,115     (3,200)
                                                               ------    -------
NET INCREASE IN CASH AND CASH EQUIVALENTS.....................    --         --
CASH AND CASH EQUIVALENTS, beginning of period................    --         --
CASH AND CASH EQUIVALENTS, end of period...................... $  --     $   --
                                                               ======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 DIAMOND BRANDS INCORPORATED AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION
   The accompanying consolidated financial statements include the accounts of Diamond Brands Operating Corp. ("Operating Corp") and Operating Corp.'s wholly owned subsidiaries, Forster, Inc. and Empire Candle, Inc. after elimination of all material intercompany balances and transactions. Operating Corp. and its subsidiaries are collectively referred to as "the Company". The Company is a leading manufacturer and marketer of a broad range of consumer products, including wooden matches and firestarters, plastic cutlery and straws, scented, citronella and holiday candles, and toothpicks, clothespins and wooden crafts. The Company's products are marketed primarily in the United States and Canada under the nationally recognized Diamond, Forster and empire brand names.

   The interim consolidated financial statements of the Company are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been reflected in the interim periods presented. The significant accounting policies and certain financial information which are normally included in financial statements prepared in accordance with generally accepted accounting principles, but which are not required for interim reporting purposes, have been condensed or omitted. The accompanying consolidated financial statements of the Company should be read in conjunction with the consolidated financial statements and related notes included in the Company's audited financial statements for the year ended December 31, 1997.

2. RECAPITALIZATION
   On March 3, 1998, the stockholders of the Company entered into a recapitalization agreement (the "Recapitalization Agreement") with Seaver Kent -- TPG Partners, L.P. and Seaver Kent I Parallel, L.P. (collectively "the sponsors"), which provided for the recapitalization of the Company.

   Pursuant to the Recapitalization Agreement, in April 1998, Operating Corp.'s parent, Diamond Brands Incorporated (Holdings) purchased from the existing stockholders 15,129,232 shares of the Company's common stock for $211.4 million by Operating Corp. (i) issuing $100.0 million of senior subordinated notes and (ii) entering into a bank credit agreement which provided for $80.0 million in term loan facilities and a $25.0 million revolving credit facility. The proceeds of such were used to partially fund the Recapitalization.

3. LONG TERM DEBT
   In April 1998, the Company completed offerings of $100.0 million of 10 1/8% senior subordinated notes due 2008. The net proceeds to the Company for the offerings, after discounts, commissions and other offering costs were $95.4 million and were used to repay existing indebtedness and purchase common stock of the Company.

   The senior subordinated notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Operating Corp.'s wholly-owned subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are Forster, Inc. and Empire Candle, Inc. Summarized combined financial information of Holdings/Operating Corp. and the Subsidiary Guarantors are presented below:


(in Thousands)


                         December 31, 1997                          June 30, 1998
                -------------------------------------  -------------------------------------
                          Guar-                                  Guar-
                Oper-     antor               Consol-  Oper-     antor               Consol-
                ating     Subsi-    Elimi-    idated   ating     Subsi-    Elimi-    idated
Balance Sheet   Corp.     diaries   nations   Total    Corp.     diaries   nations   Total
Data:           -------   -------   -------   -------  -------   -------   -------   -------
Current Assets  $13,673   $23,003  $   -      $36,676  $23,017   $20,521   $   -     $43,538
Noncurrent
Assets           97,929    25,423  (65,478)    57,874  107,552    24,936   (69,152)   63,336
Current
Liabilities      42,148     6,624  (25,343)    23,429   41,042     4,304   (29,121)   16,225
Noncurrent
Liabilities      41,524     1,667              43,191  186,074     1,122             187,196
Stockholders'
Equity           27,930    40,135  (40,135)    27,930  (96,547)   40,031   (40,031)  (96,547)

                 Six Months Ended December 31, 1997       Six Months Ended June 30, 1998
                -------------------------------------  -------------------------------------
Statement of
Operations
Data:
Net Sales        18,174    40,384              58,558   14,691    39,984              54,675
Gross Profit      4,283    12,927              17,210    3,784    13,261              17,045
Operating
income            1,893     7,936               9,829    1,991     9,040              11,031
Equity in
earnings of
subsidiaries      4,489       -     (4,489)       -      6,271       -      (6,271)      -
Net Income        4,468     4,489   (4,489)     4,468    7,495     6,271    (6,271)    7,495

   The Company also entered into a bank credit agreement which provides for $80.0 million in term loan facilities with interest rates from LIBOR (5.69% at June 30, 1998) plus 2.0% to LIBOR plus 2.25% due in installments through March, 2006 and $25.0 million revolving credit facility of LIBOR plus 2.0%. As of June 30, 1998, the Company was in compliance with the provisions of its debt covenants.

4. INCOME TAXES
   Effective January 1, 1997, the Company converted from a C corporation to an S corporation due to a change in the tax laws allowing entities with subsidiaries to elect this status. Deferred tax assets and liabilities as of December 31, 1996 are reflected as a charge in the consolidated statement of operations for the six months ended June 30, 1997. The Company would be subject to a tax on built-in gains if certain assets were sold within ten years of election of S corporation status.

   The taxable income or loss of the Company for the years ended after December 31, 1996 and prior to the recapitalization is included in the individual returns of the stockholders for federal tax purposes and, to the extent allowed and elected, for state tax purposes. Accordingly, there is no provision for current income taxes for the period from January 1, 1998 to April 20, 1998 and the six months ended June 30, 1997. Effective with the recapitalization in April 1998, the Company elected C corporation status and recognized deferred income taxes for temporary differences between the tax and financial reporting bases of the Company.

   The unaudited pro forma income tax expense is presented assuming the Company had been a C corporation since January 1, 1997 for the six months ended June 30, 1998 and 1997.

5. NEW ACCOUNTING PRONOUNCEMENTS
   Financial Accounting Standards board Statement (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information," issued in June 1997 and effective for fiscal years beginning after December 15, 1997, redefines how operating segments are determined and requires expanded quantitative and qualitative disclosure relating to the company's operating segments. The Company believes that the effect on it of adopting SFAS No. 131 will not be significant.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE
HEREOF OR THEREOF. UNTIL     , 1998 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW DEBENTURES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    i
Prospectus Summary........................................................    1
Risk Factors..............................................................   15
The Recapitalization......................................................   22
New Chief Executive Officer...............................................   23
The Sponsors..............................................................   23
Use of Proceeds...........................................................   24
Capitalization............................................................   24
Unaudited Pro Forma Consolidated Financial Data...........................   25
Selected Historical and Pro Forma Consolidated Financial Data.............   28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
Business..................................................................   36
Management................................................................   45
Certain Relationships and Related Transactions............................   51
Description of Holdings Indebtedness......................................   52
Capital Stock of Holdings and the Issuer..................................   53
Description of the Bank Facilities........................................   56
The Exchange Offer........................................................   59
Description of the New Notes..............................................   67
Certain United States Federal Income Tax Considerations...................   96
Plan of Distribution......................................................   99
Legal Matters.............................................................   99
Experts...................................................................   99
Index to Consolidated Financial Statements................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        DIAMOND BRANDS OPERATING CORP.

                               OFFER TO EXCHANGE

     SERIES B 10 1/8% SENIOR SUBORDINATED NOTES DUE 2008, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL
            OUTSTANDING 10 1/8% SENIOR SUBORDINATED NOTES DUE 2008

                                ---------------

                                  PROSPECTUS

                                ---------------

                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

REGISTRANTS INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

  The Issuer's Certificate of Incorporation provides that a director of the Issuer shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent permitted by the DGCL.

  The By-laws of the Issuer provide that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was a director or officer of the Issuer who is or was serving at the request of the Issuer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the corporation to the full extent permitted by the DGCL against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators.

  Section 145 of the DGCL provides:

  145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

  REGISTRANTS INCORPORATED UNDER THE LAWS OF THE STATE OF KANSAS

  The Articles of Incorporation of Empire Candle, Inc. provide that no director or officer of the corporation will be personally liable to the corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of the State of Kansas. The Articles further provide that any person who at any time serves or served as a director, officer, or employee of the corporation , or of any other enterprise at the request of the corporation, and the heirs, executors and administrators of such person, must be indemnified by the corporation in accordance with, and to the fullest extent permitted by the General Corporation Code of Kansas (the "GCCK").

  The Bylaws of Empire Candle, Inc. provide that any person who at any time serves or served as a director, officer, or employee of the corporation , or of any other enterprise at the request of the corporation, and the heirs, executors and administrators of such person, must be indemnified by the corporation in accordance with, and to the fullest extent permitted by the GCCK.

  Section 17-6305 of the GCCK provides:

  17-6305 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES; INSURANCE; DEFINITIONS.--(a) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be or in or not opposed to the best interests of the corporation, and, with respect to any criminal accent or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

  (d) Any indemnification under subsections (a) and (b), unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

  (e) Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such account if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, office, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  REGISTRANTS INCORPORATED UNDER THE LAWS OF THE STATE OF MAINE

  The Bylaws of Forster Inc. provide that a person who is or was a director, officer, employee or agent of the corporation, or who is or was serving in another capacity at the request of the corporation shall be indemnified by the corporation to the full extent provided by the Maine Business Corporation Act (the "MBCA").

  Section 719 of the MBCA provides:

  719 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--1. A corporation shall have the power to indemnify or, if so provided in the bylaw, shall in all cases indemnify, any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which that person shall have been finally adjudicated;

  A. Not to have acted honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries; or

  B. With respect to any criminal action or proceeding, to have had reasonable cause to believe that that person's conduct was unlawful.

  The termination of any action, suit or proceeding by judgment, order or conviction adverse to that person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that that person did not act honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that that person's conduct was unlawful.

  1-A. Notwithstanding any provision of subsection 1, a corporation shall not have the power to indemnify any person with respect to any claim, issue or matter asserted by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnify for such amounts as the court shall deem reasonable.

  2. Any provision of subsection 1, 1-A or 3 to the contrary notwithstanding, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection 1 or 1-A, or in defense of any claim, issue or matter therein, that director, officer, employee or agent shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by that director, officer, employee or agent in connection therewith. The right to indemnification granted by this subsection may be enforced by a separate action against the corporation, if an order for indemnification is not entered by a court in the action, suit or proceeding wherein that director, officer, employee or agent was successful on the merits or otherwise.

  3. Any indemnification under subsection 1, unless ordered by a court or required by the bylaws, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances and in the best interests of the corporation. That determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parities to that action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. Such a determination once made may not be revoked and, upon the making of that determination, the director, officer, employee or agent may enforce the indemnification against the corporation by a separate action notwithstanding any attempted or actual subsequent action by the board of directors.

  4. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be authorized and paid by the corporation in advance of the final disposition of that action, suit or proceeding upon a determination made in accordance with the procedure established in subsection 3 that, based solely on the facts then known to those making the determination and without further investigation, the person seeking indemnification satisfied the standard of conduct prescribed by subsection 1, or if so provided in the bylaws, these expenses shall in all cases be authorized and paid by the corporation in advance of the final disposition of that action, suit or proceeding upon receipt by the corporation of:

    A. A written undertaking by or on behalf of the officer, director, employee or agent to repay that amount if that person is finally adjudicated:

      (1) Not to have acted honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of such plan or trust or its participants or beneficiaries;

      (2) With respect to any criminal action or proceeding, to have had reasonable cause to believe that the person's conduct was unlawful; or

      (3) With respect to any claim, issue or matter asserted in any action, suit or proceeding brought by or in the right of the corporation, to be liable to the corporation, unless the court in which that action, suit or proceeding was brought permits indemnification in accordance within subsection 2; and

    B. A written affirmation by the officer, director, employee or agent that the person has met the standard of conduct necessary for indemnification by the corporation as authorized in this section.

  The undertaking required by paragraph A shall be an unlimited general obligation of the person seeking the advance, but need not be secured and may be accepted without reference to financial ability to make the repayment.

  5. The indemnification and entitlement to advances of expenses provided by this section shall not be deemed exclusive of any other rights which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office, and shall constitute as to a person who has ceased to be a director, officer, employee , agent, trustee, partner or fiduciary and shall inure to the benefit of the heirs, executors and administrators of such a person. A right to indemnification required by the bylaws may be enforced by a separate action against the corporation, if an order for indemnification has not been entered by a court in any action, suit or proceeding in respect to which indemnification is sought.

  6. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under this section.

  7. For purposes of this section, references to the "corporation" shall include, in addition to the surviving corporation or new corporation, any participating corporation in a consolidation or merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

  (b) Financial Statement Schedules. Schedules, other than Schedule II set forth below, have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                   FOR THE YEAR ENDED DECEMBER 31, 1995
                                              (IN THOUSANDS)
                         ---------------------------------------------------------
                         BALANCE AT CHARGED TO   CHARGED TO    DEDUCTIONS- BALANCE
                         BEGINNING  COSTS AND  OTHER ACCOUNTS-  DESCRIBE   END OF
                         OF PERIOD   EXPENSES   DESCRIBE (A)       (B)     PERIOD
                         ---------- ---------- --------------- ----------- -------
Allowance for doubtful
 accounts...............    $341         97          248            (80)     $606
                            =====     =====        =====           =====    =====
                                   FOR THE YEAR ENDED DECEMBER 31, 1996
                                              (IN THOUSANDS)
                         ---------------------------------------------------------
                         BALANCE AT CHARGED TO   CHARGED TO    DEDUCTIONS- BALANCE
                         BEGINNING  COSTS AND  OTHER ACCOUNTS-  DESCRIBE   END OF
                         OF PERIOD   EXPENSES   DESCRIBE (A)       (B)     PERIOD
                         ---------- ---------- --------------- ----------- -------
Allowance for doubtful
 accounts...............    $606        116          --             (83)   ($)639
                            =====     =====        =====           =====    =====
                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                              (IN THOUSANDS)
                         ---------------------------------------------------------
                         BALANCE AT CHARGED TO   CHARGED TO    DEDUCTIONS- BALANCE
                         BEGINNING  COSTS AND  OTHER ACCOUNTS-  DESCRIBE   END OF
                         OF PERIOD   EXPENSES   DESCRIBE (A)       (B)     PERIOD
                         ---------- ---------- --------------- ----------- -------
Allowance for doubtful
 accounts...............    $639        758          225            (427)  $1,195
                            =====     =====        =====            =====   =====

--------
(a) Incurred in conjunction with acquisitions of companies.
(b) Write off of account balances during the year.

ITEM 22. UNDERTAKINGS.

  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any of the registrants in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Pursuant to the requirements of the Securities Act, each registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cloquet, State of Minnesota, on September 15, 1998.


                                          Diamond Brands Operating Corp.

                                              /s/ Naresh K. Nakra
                                          By: _________________________________
                                            Name:Naresh K. Nakra
                                            Title:President, CEO

                                          Empire Candle, Inc.

                                              /s/ Naresh K. Nakra
                                          By: _________________________________
                                            Name:Naresh K. Nakra
                                            Title:President, CEO

                                          Forster Inc.

                                              /s/ Naresh K. Nakra
                                          By: _________________________________
                                            Name:Naresh K. Nakra
                                            Title:President, CEO

  Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated, on September 15, 1998.


              SIGNATURES                                 TITLE

          /s/Naresh K. Nakra             Director: Diamond Brands Operating
 -------------------------------------    Corp.; Empire Candle,Inc; Forster Inc.
            NARESH K. NAKRA              President and Chief Executive
                                          Officer: Diamond Brands Operating
                                          Corp.; Empire Candle, Inc;
                                          Forster Inc.

       /s/ Alexander M. Seaver           Director: Diamond Brands Operating
 -------------------------------------    Corp.; Empire Candle, Inc.;
          ALEXANDER M. SEAVER             Forster Inc.

         /s/ Bradley R. Kent             Director: Diamond Brands Operating
 -------------------------------------    Corp.; Empire Candle, Inc.;
           BRADLEY R. KENT                Forster Inc.

         /s/ Alfred Aragona              Director: Diamond Brands Operating
 -------------------------------------    Corp.; Empire Candle, Inc.;
           ALFRED ARAGONA                 Forster, Inc.

       /s/ Richard S. Campbell           Vice President of Supply Chain:
 -------------------------------------    Diamond Brands Operating Corp.;
          RICHARD S. CAMPBELL             Empire Candle, Inc.; Forster Inc.

        /s/ Thomas W. Knuesel            Vice President of Finance and Chief
 -------------------------------------    Financial Officer: Diamond Brands
           THOMAS W. KNUESEL              Operating Corp.; Empire Candle, Inc.;
                                          Forster Inc.

      /s/ Christopher A. Mathews         Vice President of Manufacturing:
 -------------------------------------    Diamond Brands Operating
        CHRISTOPHER A. MATHEWS            Corp.; Empire Candle, Inc.;
                                          Forster Inc.

          /s/ John F. Young              Vice President of Sales and
 -------------------------------------    Marketing; Diamond Brands Operating
             JOHN F. YOUNG                Corp.; Empire Candle, Inc.;
                                          Forster Inc.

                          EXHIBIT INDEX


  NO.     DESCRIPTION
  ---     -----------

   2.1+ Recapitalization Agreement, dated as of March 3, 1998 between Seaver Kent-TPG Partners, L.P., Seaver Kent I Parallel, L.P. and Diamond Brands Incorporated (the "Recapitalization Agreement") NOTE: Pursuant to the provision of paragraph (b)(2) of Item 601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any schedule to the Recapitalization Agreement

   3.1+   Certificate of Incorporation of Diamond Brands
          Operating Corp.

   3.2+   Certificate of Incorporation of Empire Candle, Inc.

   3.3+   Certificate of Incorporation of Forster Inc.

   3.4+   By-laws of Diamond Brands Operating Corp.

   3.5+   By-laws of Empire Candle, Inc.

   3.6+   By-laws of Forster Inc.

   3.7+ Stockholders Agreement, dated as of April 21, 1998, among Diamond Brands Incorporated, Seaver Kent-TPG
          Partners, L.P., Seaver Kent I Parallel, L.P., Naresh K.
          Nakra and the Stockholders named therein (the
          "Stockholders Agreement")

   4.1+   Indenture dated April 21, 1998, among Diamond Brands
          Operating Corp., the subsidiary guarantors of Diamond
          Brands Operating Corp. that are signatories thereto and State Street Bank and Trust Company, as trustee, relating to the Notes (the "Indenture")

   4.2+   Form of Series B 10-1/8% Senior Subordinated Notes due
          2008 of Diamond Brands Operating Corp. (the "New
          Notes") (included as Exhibit A of the Indenture filed as Exhibit 4.1)

   4.3+ Credit Agreement, dated as of April 21, 1998, among Diamond Brands Operating Corp., the Lenders Party thereto, Wells Fargo Bank, N.A., as Administrative Agent, DLJ Capital Funding, Inc., as Syndication Agent, and Morgan Stanley Senior Funding, Inc., as Documentation Agent (the "Credit Agreement")

   4.4+   Subsidiary Guarantee Agreement dated as of April 21,
          1998, among the subsidiary guarantors of Diamond Brands
          Operating Corp. that are signatories thereto and Wells
          Fargo Bank, N.A.

   4.5+   Subsidiary Pledge Agreements, dated as of April 21,
          1998, among the subsidiary guarantors of Diamond Brands
          Operating Corp. that are signatories thereto and Wells
          Fargo Bank, N.A.

   4.6+   Subsidiary Security Agreements, dated as of April 21,
          1998, among the subsidiary guarantors of Diamond Brands
          Operating Corp. that are signatories thereto and Wells
          Fargo Bank, N.A.

   4.7+   Subsidiary Copyright Security Agreements, dated as of
          April 21, 1998, among the subsidiary guarantors of Diamond Brands Operating Corp. that are signatories thereto and Wells Fargo Bank, N.A.

   4.8+   Subsidiary Trademark Security Agreements, dated as of
          April 21, 1998, among the subsidiary guarantors of Diamond Brands Operating Corp. that are signatories thereto and Wells Fargo Bank, N.A.

   4.9+ Subsidiary Patent Collateral Assignment and Security Agreements, dated as of April 21, 1998, among the subsidiary guarantors of Diamond Brands Operating Corp. that are signatories thereto and Wells Fargo Bank, N.A.

   4.10+ Holdings Pledge Agreement, dated as of April 21, 1998, between Diamond Brands Incorporated and Wells Fargo
          Bank, N.A.

   4.11+  Holdings Guaranty Agreement, dated as of April 21,
          1998, between Diamond Brands Incorporated and Wells
          Fargo Bank, N.A.

   4.12+ Registration Rights Agreement, dated as of April 21, 1998, by and among Diamond Brands Operating Corp., the subsidiary guarantors of Diamond Brands Operating Corp. that are signatories thereto, Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated NOTE: Pursuant to the provisions of paragraph (b)(4)(iii) of Item 601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of the instruments pursuant to which various entities hold long-term debt of the Company or its parent or subsidiaries, none of which instruments govern indebtedness exceeding 10 percent of the total assets of the Company and its parent or subsidiaries on a consolidated basis


------------
+  previously filed

  NO.     DESCRIPTION
  ---     -----------


   4.13+ Tax Sharing Agreement, dated April 21, 1998, by and between Diamond Brands Incorporated and Diamond Brands
          Operating Corp.

   4.14+  Tax Sharing Agreement, dated April 21, 1998, among
          Diamond Brands Operating Corp. and each of its subsidiaries

   5.1+ Opinion of Cleary, Gottlieb, Steen & Hamilton regarding legality of the New Notes and the guarantees of the New
          Notes

  10.1+ Employment Agreement, dated April 21, 1998, by and between Diamond Brands Incorporated and Naresh K. Nakra

  10.2+ Employment Agreement, dated November 1, 1997, by and between Diamond Brands Incorporated and Thomas W.
          Knuesel

  10.3+   Amendment to the Employment Agreement, dated April 21,
          1998, by and between Diamond Brands Incorporated and Thomas W. Knuesel

  10.4+ Employment Agreement, dated November 1, 1997, by and between Diamond Brands Incorporated and John F. Young

  10.5+   Amendment to the Employment Agreement, dated April 21,
          1998, by and between Diamond Brands Incorporated and John F. Young

  10.6+ Employment Agreement, dated November 1, 1997, by and between Diamond Brands Incorporated and Christopher A.
          Mathews

  10.7+   Amendment to the Employment Agreement, dated April 21,
          1998, by and between Diamond Brands Incorporated and Christopher A. Mathews

  10.8+   Employment, Non-competition, and Confidentiality
          Agreement, dated as of May 26, 1992, by and between Forster Mfg. Co., Inc. and Richard S. Campbell

  10.9+ Collective bargaining agreement, dated May 1, 1997, by and between Di- amond Brands Incorporated and Matchmaker Local 970

  10.10+  Non-Qualified Stock Option Agreement, made as of
          January 1, 1997, be- tween Diamond Brands Incorporated and Thomas W. Knuesel

  10.11+  Non-Qualified Stock Option Agreement, made as of
          January 1, 1997, be- tween Diamond Brands Incorporated and John F. Young

  10.12+  Non-Qualified Stock Option Agreement, made as of
          January 1, 1997, be- tween Diamond Brands Incorporated and Christopher A. Mathews

  10.13+  Non-Qualified Stock Option Agreement, made as of
          January 1, 1997, be- tween Diamond Brands Incorporated and Richard S. Campbell

  10.14+  Non-Qualified Stock Option Agreement, made as of
          January 1, 1997, be- tween Diamond Brands Incorporated and John Beach

  10.15+  Diamond Brands Incorporated 1997 Non-Qualified Stock
          Option Plan

  10.16+  Non-Qualified Stock Option Agreement, made as of April
          21, 1998, be- tween Diamond Brands Incorporated and
          Naresh K. Nakra

  10.17+  Non-Qualified Stock Option Agreement, made as of April
          21, 1998 be- tween Diamond Brands Incorporated and
          Naresh K. Nakra

  10.18+  Non-Qualified Stock Option Agreement, made as of April
          21, 1998 be- tween Diamond Brands Incorporated and
          Thomas W. Knuesel

  10.19+  Non-Qualified Stock Option Agreement, made as of April
          21, 1998, be- tween Diamond Brands Incorporated and
          John F. Young

  10.20+  Non-Qualified Stock Option Agreement, made as of April
          21, 1998, be- tween Diamond Brands Incorporated and
          Christopher A. Mathews

  10.21+  Non-Qualified Stock Option Agreement, made as of April
          21, 1998, be- tween Diamond Brands Incorporated and
          Richard S. Campbell

  10.22+  Non-Qualified Stock Option Agreement, made as of April
          21,1998, be- tween Diamond Brands Incorporated and John
          Beach

  NO.     DESCRIPTION
  ---     -----------

  10.23+ Term Lease agreements between IBM Credit Corporation and Diamond Brands Incorporated

  10.24+  Lease Agreement dated as of November 22, 1996 between
          Meridian Leasing Corporation and Diamond Brands
          Incorporated

  10.25+  Lease Agreement dated as of June 23, 1997 between LNPJ,
          L.L.C. and Em- pire Candle, Inc.

  10.26+  Lease Agreement dated as of March 17, 1995 between MEPC
          American Prop- erties Inc. and Diamond Brands
          Incorporated.

  10.27+  Supply Agreement dated as of January 1, 1997 between
          Ohio Valley Plas- tics and Forster Inc.

  10.28+ Management Advisory Agreement, dated April 21, 1998, between Diamond Brands Incorporated and Seaver Kent &
          Co., L.L.C.

  10.29+ Transaction Advisory Agreement, dated April 21, 1998, between Diamond Brands Incorporated and Seaver Kent &
          Co. L.L.C.

  12.1+   Computation Ratio of Earnings to Fixed Charges

  21.1+   Subsidiaries of the Registrant

  23.1    Consent of Arthur Andersen LLP

  23.2+ Consent of Cleary Gottlieb Steen & Hamilton (included in its legality opinion filed as Exhibit 5.1)

  25.1+   Form T-1 with respect to the eligibility of State
          Street Bank and Trust Company with respect to the Indenture

  27.1+   Financial Data Schedule

  99.1+   Form of Letter of Transmittal

  99.2+   Form of Notice of Guaranteed Delivery

  99.3+   Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and other Nominees 99.4 Form of Letter to Client